                                                             File No. 333-28809

 As filed with the Securities and Exchange Commission on August 13, 1997.
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                      JW CHARLES FINANCIAL SERVICES, INC.
              (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

        FLORIDA                      6211                   58-1545984
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   INCORPORATION OR
     ORGANIZATION)


                     980 NORTH FEDERAL HIGHWAY, SUITE 210
                           BOCA RATON, FLORIDA 33432
                                (561) 338-2600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
              AREA CODE, OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES)

                                 JOEL E. MARKS
                   VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER
                      JW CHARLES FINANCIAL SERVICES, INC.
        1117 PERIMETER CENTER WEST, SUITE 500E, ATLANTA, GEORGIA 30338
                                (770) 399-8805
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
                            W. RANDY EADDY, ESQUIRE
                            KILPATRICK STOCKTON LLP
              1100 PEACHTREE STREET, ATLANTA, GEORGIA 30309-4530
                           TELEPHONE: (404) 815-6500

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM  PROPOSED MAXIMUM   AMOUNT OF
SECURITIES                     AMOUNT TO BE     OFFERING PRICE  AGGREGATE OFFERING REGISTRATION
TO BE REGISTERED                REGISTERED        PER SHARE           PRICE            FEE
-----------------------------------------------------------------------------------------------
Common Stock, par value
 $.001 per share..........  404,515 shares (1)  Not Applicable      $2,581,013(2)      $783(2)

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(1) Represents the maximum number of shares of the Common Stock of JW Charles
    Financial Services, Inc. ("JWCFS") issuable upon the consummation of the exchange offer for the outstanding shares (the "AGRO Shares") of The Americas Growth Fund, Inc. ("AGRO") based upon .431 as the Exchange Ratio (as defined) and the number of AGRO Shares on May 13, 1997, according to AGRO's Quarterly Report on Form 10-QSB for the period ended March 31, 1997, excluding the AGRO Shares owned by JWCFS.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (f) (1). Calculated on the basis of $2.75 per share, the last reported sales price of the Common Stock of AGRO (constituting the securities to be received by the Registrant in the transaction) reported on The Nasdaq Stock Market prior toJune 9, 1997.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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


               DATED AUGUST 13, 1997, SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS

Offer for all (but not less than 51%) of the outstanding Shares of Common Stock of

                         The Americas Growth Fund, Inc.
                 on the basis of .431 Share of Common Stock of

                      JW Charles Financial Services, Inc.
                       for each Share of Common Stock of

                         The Americas Growth Fund, Inc.
                                       by

                      JW CHARLES FINANCIAL SERVICES, INC.

  JW Charles Financial Services, Inc. ("JWCFS" or the "Company") hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Exchange Offer"), to exchange shares of common stock, par value $.001 per share, of JWCFS ("JWCFS Shares") for all (but not less than 51%) of the outstanding shares of common stock, par value $.01 per share ("AGRO Shares"), of The Americas Growth Fund, Inc. ("AGRO"). Each AGRO Share validly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn will be entitled to receive that number of JWCFS Shares equal to the Exchange Ratio of .431, which was determined by dividing (a) $8.69 (the average of the last reported sales prices of JWCFS Shares on the American Stock Exchange for the ten trading days immediately preceding the initial filing of the Registration Statement of which this Prospectus forms a part) into (b) $3.74 (the net asset value per share of AGRO as of March 31, 1997 according to the AGRO Quarterly Report on Form 10-QSB for the period ended March 31, 1997 (the "AGRO Form 10-QSB")). Because the Exchange Ratio will not change for fluctuations in the market price of the JWCFS Shares, such fluctuations may adversely affect the extent to which the JWCFS Shares to be received by tendering AGRO shareholders represent a premium for the AGRO Shares on the date the Exchange Offer is consummated. For purposes of determining whether or not the minimum of 51% of the AGRO Shares has been obtained, JWCFS shall include the 326,550 AGRO Shares (approximately 25.8% of the outstanding) already owned by JWCFS as of the date of this Prospectus. Accordingly, in order to reach the minimum of 51%, at least 318,651 AGRO Shares must be properly tendered and not withdrawn. An aggregate of 137,339 JWCFS Shares would be exchanged for such 318,651 AGRO Shares. JWCFS will accept all properly tendered AGRO Shares if the above minimum is reached. If all AGRO Shares were properly tendered and not withdrawn, an aggregate of 404,515 JWCFS Shares would be issued in exchange therefor.

  The JWCFS Shares are traded on the American Stock Exchange ("AMEX") and the AGRO Shares are traded on The Nasdaq Stock Market ("NASDAQ"). On June 6, 1997, the last full trading day before the initial filing of the Registration Statement with respect to the Exchange Offer, the last reported sale price per JWCFS Share on the AMEX was $8.50 and the last reported sale price per AGRO Share on NASDAQ was $2.75.

SEE "RISK FACTORS" BEGINNING ON PAGE 23 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY AGRO SHAREHOLDERS WITH RESPECT TO THE EXCHANGE OFFER.

                                  ----------

THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, ATLANTA TIME, ON SEPTEMBER 22, 1997, UNLESS THE EXCHANGE OFFER IS EXTENDED. SHARES THAT ARE TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

                                  ----------

THE  SECURITIES TO  WHICH THIS  PROSPECTUS RELATES  HAVE NOT  BEEN APPROVED  OR
 DISAPPROVED  BY   THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR   ANY  STATE
  SECURITIES  COMMISSION, NOR HAS THE  SECURITIES AND EXCHANGE  COMMISSION OR
   ANY STATE  SECURITIES COMMISSION PASSED UPON THE ACCURACY  OR ADEQUACY OF
    THIS  PROSPECTUS. ANY  REPRESENTATION  TO THE  CONTRARY  IS A  CRIMINAL
     OFFENSE.

                                  ----------

                 The date of this Prospectus is August   , 1997
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

(cover page continued)

  Following the consummation of the Exchange Offer, JWCFS intends to seek to cause AGRO to take one or more of the following possible actions: the removal or delisting of the AGRO Shares from NASDAQ; the termination of AGRO's status as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"); and the merger of AGRO with a wholly owned subsidiary of JWCFS or a dissolution and liquidation of AGRO. If such a merger is effected, shareholders of AGRO (other than such shareholders who properly exercise their dissenters' rights under Maryland law) would receive JWCFS Shares on the same basis as in the Exchange Offer. Any such merger is referred to herein as the "Consolidation Merger" and, together with the Exchange Offer, the "Transaction". However, JWCFS' success in causing AGRO to take any of the foregoing actions, to the extent such actions cannot be satisfied without the action of the AGRO Board of Directors (the "AGRO Board"), will depend, among other things, on the determination of the incumbent AGRO Board to cooperate with JWCFS and, in the absence of such cooperation, JWCFS' ability to elect individuals to serve as directors of AGRO who support such actions. Given the classification of the AGRO Board into three classes, the prohibition under AGRO's Bylaws against removing directors other than for cause, and the reservation of the authority to increase the number of directors solely to the AGRO Board, it is possible that JWCFS' election of its nominees to a majority of the seats on the AGRO Board, in the absence of the cooperation of the incumbent AGRO Board in this regard, could be delayed. See "THE EXCHANGE OFFER--Control of the AGRO Board". In connection with the Consolidation Merger, if it is effected, and in accordance with the Maryland General Corporation Law, an AGRO shareholder may, by following the procedures set forth therein, demand that JWCFS pay such shareholder the fair value of his or her AGRO Shares in cash. See "THE EXCHANGE OFFER--Effects of the Exchange Offer and the Consolidation Merger--Dissenters' Rights".

  Questions and requests for assistance or additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent, whose address and telephone numbers are set forth on the back cover of this Prospectus.

  WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS PROSPECTUS AND THE EXCHANGE OFFER MADE HEREBY DO NOT CONSTITUTE A SOLICITATION OF ANY PROXIES. ANY SUCH SOLICITATIONS, IF MADE, WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

                                   IMPORTANT

  Any AGRO shareholder desiring to tender shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with its instructions and either (a) deliver the Letter of Transmittal and the certificate(s) for such shares, and all other required documents, to the Exchange Agent, or deliver such shares pursuant to the procedures for book-entry transfer set forth herein, or (b) otherwise comply with the guaranteed delivery procedures set forth below, or (2) request such shareholder's broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for such shareholder. An AGRO shareholder having shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such person if such shareholder desires to tender such shares.

  Any AGRO shareholder who desires to tender shares and cannot deliver such shares and all other required documents to the Exchange Agent by the expiration of the Exchange Offer must tender such shares pursuant to the guaranteed delivery procedure set forth under "THE EXCHANGE OFFER--Procedure for Tendering AGRO Shares".

  In accordance with various state securities laws applicable to the Exchange Offer that require the Exchange Offer to be made to the public by a licensed broker or dealer, the Exchange Offer hereby is made to AGRO shareholders residing in each such state by JWCharles/CSG on behalf of JWCFS. The use of "JWCharles/CSG" herein is a stylized reference to JWCharles Securities, Inc., JWCharles Clearing Corp., and/or Corporate Securities Group, Inc., each of which is a registered broker-dealer and wholly-owned subsidiary of JWCFS, in their respective individual capacities and not as a joint entity. The principal office for each of these companies is the same as for JWCFS: 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON RECEIVING THIS PROSPECTUS, FROM JOEL E. MARKS, SECRETARY, JW CHARLES FINANCIAL SERVICES, INC., 980 NORTH FEDERAL HIGHWAY, SUITE 310, BOCA RATON, FLORIDA 33432, (561) 338-2600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NOT LATER THAN FIVE (5) BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY JWCFS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF AGRO SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, JWCFS MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SHARES IN SUCH JURISDICTION. NEITHER THE DELIVERY OR THIS OFFER IN ANY SUCH JURISDICTION. NEITHER THE DELIVERY OR THIS PROSPECTUS NOR ANY EXCHANGE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF JWCFS OR AGRO SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................................     5
  Incorporation of Documents by Reference.................................     5
  AGRO Information........................................................     6
SUMMARY--GENERAL..........................................................     7
SUMMARY--THE EXCHANGE OFFER...............................................    11
SUMMARY HISTORICAL FINANCIAL DATA.........................................    18
SUMMARY PRO FORMA FINANCIAL DATA--UNAUDITED...............................    19
COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA............................    22
RISK FACTORS..............................................................    23
MARKETS FOR THE JWCFS AND AGRO SHARES.....................................    28
  Comparative Market Prices...............................................    28
  Information About the Market for the AGRO Shares........................    29
THE EXCHANGE OFFER........................................................    31
  Background..............................................................    31
  Purpose of the Exchange Offer; the Consolidation Merger.................    34
  Determination of the Exchange Ratio.....................................    35
  Terms of the Exchange Offer.............................................    36
  Procedure for Tendering AGRO Shares.....................................    37
  Exchange of AGRO Shares.................................................    39
  Withdrawal Rights.......................................................    40
  Extension of Tender Period; Termination; Amendment......................    41
  Certain Conditions of the Exchange Offer................................    42
  Control of the AGRO Board...............................................    43
  Material Federal Income Tax Consequences................................    44
  Effects of the Exchange Offer and the Consolidation Merger..............    45
  Fees and Expenses.......................................................    47
  Source of Funds.........................................................    48
  Regulatory Approvals....................................................    48
  Miscellaneous...........................................................    48
INFORMATION ABOUT AGRO....................................................    48
INFORMATION ABOUT JWCFS...................................................    49
CERTAIN RELATIONSHIPS AND TRANSACTIONS....................................    49
DESCRIPTION OF CAPITAL STOCK OF JWCFS.....................................    49
DESCRIPTION OF CAPITAL STOCK OF AGRO......................................    51
COMPARISON OF RIGHTS OF HOLDERS OF JWCFS SHARES AND HOLDERS
  OF AGRO SHARES..........................................................    52
LEGAL MATTERS.............................................................    56
EXPERTS...................................................................    56
SCHEDULE A (Certain Information about Directors and Officers of JWCFS)....    57
PRO FORMA FINANCIAL INFORMATION--UNAUDITED................................    59
ANNEX I--Excerpts from AGRO's Annual Report on Form 10-KSB40
   for the Fiscal Year Ended December 31, 1996............................   A-1
ANNEX II--Excerpts from AGRO's Quarterly Report on Form 10-QSB
   for the Quarter Ended March 31, 1997...................................   B-1

                             AVAILABLE INFORMATION

  JWCFS has filed a Registration Statement on Form S-4, Commission File No. 333-28809 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") covering the JWCFS Shares to be issued in connection with the Exchange Offer and the Consolidation Merger, if there is one, and, not later than the date of commencement of the Exchange Offer, will file a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with the Commission in connection with the Exchange Offer. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and the Schedule 14D-1. For such information, reference is made to the Registration Statement, the
Schedule 14D-1, and the exhibits thereto.

  Pursuant to Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), AGRO will be required to file with the Commission within ten business days after the commencement of the Exchange Offer a statement on Schedule 14D-9 furnishing certain information with respect to its position concerning the Exchange Offer. Such Schedule and any amendments thereto should be available for inspection and copying as set forth below (except that such Schedule and any amendments thereto will not be available at the regional offices of the Commission).

  Each of JWCFS and AGRO is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. The Registration Statement, as well as reports, proxy statements, and other information filed by JWCFS or AGRO with the Commission pursuant to the information requirements of the Exchange Act or the 1940 Act, as applicable, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. JWCFS Shares and AGRO Shares are listed or quoted for trading on the AMEX and NASDAQ, respectively, and such reports, proxy statements, and other information concerning JWCFS and AGRO may be inspected at the offices of the AMEX and NASDAQ, respectively, 86 Trinity Place, New York, New York 10006 and 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers such as JWCFS and AGRO that file electronically with the Commission. The address of that site is http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

  (a) Annual Report on Form 10-K of JWCFS for the fiscal year ended December 31, 1996;

  (b) Quarterly Report on Form 10-QSB of JWCFS for the quarter ended March 31, 1997; and

  (c) Proxy Statement dated April 30, 1997, for the Annual Meeting of Shareholders of JWCFS to be held on June 10, 1997.

  All documents filed by JWCFS pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the date on which the Transaction is completed shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               AGRO INFORMATION

  Pursuant to Rule 409 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and Rule 12b-21 promulgated under the Exchange Act, JWCFS has requested that AGRO and its independent public accountants provide to JWCFS certain information required for complete disclosure concerning the business, operations, financial condition, and management of AGRO. JWCFS will provide, in a subsequently prepared amendment or supplement hereto, any and all information that it receives from AGRO prior to the expiration of the Exchange Offer and that JWCFS deems to be material, reliable, and appropriate.

  In the meantime, JWCFS has included information concerning AGRO (including the excerpts from AGRO's Annual Report on Form 10-KSB40 for the year ended December 31, 1996, and Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, included elsewhere herein as Annex I and Annex II, respectively) insofar as it is known or reasonably available to JWCFS. However, JWCFS is not affiliated with AGRO, and to date JWCFS has not been provided access to AGRO's books and records. Although JWCFS has no knowledge that would indicate that statements relating to AGRO contained in this Prospectus in reliance upon publicly available information are inaccurate or incomplete, JWCFS was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements.

                                SUMMARY--GENERAL

  The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. Capitalized terms used and not otherwise defined in this Summary have the meanings ascribed to them elsewhere in this Prospectus.

  As used herein the terms "JWCFS" and the "Company" refer to JWCharles Financial Services, Inc., and the term "AGRO" refers to The Americas Growth Fund, Inc. and, in each case unless the context otherwise requires, their respective subsidiaries.

JWCFS

  JWCFS is a diversified financial services holding company whose subsidiaries engage primarily in securities brokerage, investment banking, and clearing and execution of securities transactions. The foundation of JWCFS' business lies in providing traditional securities brokerage services to retail, corporate, and institutional clients. Today, these services are provided through the Company's three principal operating subsidiaries: JWCharles Securities, Inc. ("JWCS"), Corporate Securities Group, Inc. ("CSG"), and JWCharles Clearing Corp. ("JWCC"). All three subsidiaries provide quality investment products and services, including stocks, municipal and corporate bonds, unit investment trusts, certificates of deposit, domestic and international mutual funds, initial and secondary public offerings, life and long-term care insurance, fixed and variable annuities, equity research, corporate finance, money market funds, individual and corporate retirement plans, and cash management accounts.

  JWCharles Securities, Inc. is a New York Stock Exchange member firm with branch offices in South Florida, Georgia, and New York. JWCS' branches typically are owned and managed by the Company. JWCS' brokers are "full-service" oriented and receive compensation packages competitive with most regional and national wire-house brokerage firms. Corporate Securities Group, Inc. is a general securities broker dealer, which offers its products and services to a variety of clients through a national network of independently owned offices. CSG offices offer a full array of investment products and services, and can vary in size from one investment professional to many. JWCharles Clearing Corp. is a New York Stock Exchange member firm that provides clearing services on a fully disclosed basis for a variety of correspondents who are engaged in the securities brokerage business but who lack the back office or other support capabilities to process and clear securities transactions for their clients. Correspondents include broker dealers, banks, and other financial institutions. JWCharles Securities, Inc. and Corporate Securities Group, Inc. clear trades through JWCC as well as through an outside clearing arrangement with Bear Stearns Securities Corp.

  From time to time, the term "JWCharles/CSG" is used herein as a stylized reference to refer, as appropriate, to any or all of JWCharles Securities, Inc., JWCharles Clearing Corp., and Corporate Securities Group, Inc., in their respective individual capacities and not as a joint entity. The principal office for each of these companies is the same as for JWCFS.

  JWCFS has been a public company since 1984, and its common stock is traded on The American Stock Exchange under the symbol "JWC". JWCFS is a Florida corporation with its principal executive offices at 980 North Federal Highway, Suite 210, Boca Raton, Florida 33432, (561) 338-2600.

AGRO

  The following information concerning AGRO, except as otherwise indicated, is derived from AGRO's Annual Report on Form 10-KSB40 for the year ended December 31, 1996 and the AGRO Form 10-QSB for the quarter ended March 31, 1997.

  AGRO was organized in 1994 as a non-diversified, closed-end investment management company that elected to be regulated as a special type of investment company known as a business development company (a "BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"). AGRO's investment objective has been to achieve long-term capital appreciation of assets by investing in equity and debt securities of emerging and established companies ("portfolio companies"). As stated at the time of AGRO's August 1994 initial public offering of AGRO Shares, AGRO's plans were to invest primarily in United States-based portfolio companies that are "strategically linked" to the Caribbean and Latin America. Since the completion of its initial public offering, from which it derived approximately $5.15 million of net proceeds, AGRO has made investments in a total of six portfolio companies, utilizing an aggregate of $1,285,100 to do so. As of March 31, 1997, AGRO had investments (for a total of $728,400) in three portfolio companies reflected on its financial statements as having realizable value, and had approximately $4,000,000 in cash or cash equivalents and other liquid assets that were not invested in portfolio companies.

  AGRO is a Maryland corporation with its principal executive offices located at 701 Brickell Avenue, Suite 2000, Miami, Florida 33131, (305) 374-0282.

BACKGROUND; PURPOSE OF THE EXCHANGE OFFER

  JWCFS acquired its current ownership of AGRO Shares as a result of JWCharles/CSG's participation as the principal market maker for the AGRO Shares and the absence of higher competing bids from other purchasers in the normal course of trading on NASDAQ. JWCharles/CSG discontinued all activities as a market maker for AGRO Shares on June 6, 1997 (the "Market Making Suspension"), after JWCFS determined that it would file the registration statement and make a related public announcement of its proposal to make the Exchange Offer (the "Public Announcement"). (As discussed below, JWCFS had been engaged in an analysis for several months of whether or not to pursue a transaction such as the Exchange Offer, and on March 25, 1997 the Board of Directors of JWCFS ("JWCFS Board") had unanimously granted permission to management to proceed with the preparation of a draft of the Registration Statement and the completion of the strategic analysis that would be necessary to implement such a transaction. JWCFS did not cause JWCharles/CSG to discontinue market making until June 6, 1997 because until that date the JWCFS Board had not finally determined that it would be prudent and feasible to conduct the Exchange Offer. However, JWCharles/CSG's trading personnel were specifically not informed of and did not know about JWCFS' consideration of such a possible transaction, so that JWCharles/CSG's market making activities continued during this period in the ordinary course without being influenced by any such consideration.) As a market maker prior to the Market Making Suspension, JWCharles/CSG had purchased such offered AGRO Shares for its own account to be held unless and until interested purchasers made offers to buy at acceptable prices. As of the Market Making Suspension date, there had been no significant, regularly recurring demand from third parties with respect to AGRO Shares.

  In September 1996, JWCFS' management began to review with the JWCFS Board of Directors (the "JWCFS Board"): (i) the trading profile for AGRO Shares and JWCharles/CSG's increased ownership of AGRO Shares as a result; (ii) the negative spread between AGRO's net asset value ("NAV") per share and the trading prices of AGRO Shares; and (iii) the low level of investment in portfolio companies by AGRO. Management began to consider whether JWCFS should explore a different role with respect to AGRO in order to improve AGRO's prospects for enhancing value for all its shareholders, many of whom were also clients or customers of JWCharles/CSG who had purchased AGRO Shares in the August 1994 initial public offering that had been underwritten for AGRO by JWCharles/CSG. Among other things, management reviewed with the JWCFS Board the potential benefits and costs of an approach that would enable JWCFS to take an active roll in the governance or management of AGRO. The JWCFS Board permitted management to continue the review process and instructed JWCFS' Chairman and Vice Chairman (who thereafter proceeded to function in the manner of an informal committee of the JWCFS Board to assess the AGRO situation, the "Assessment Task Force") to keep the Board informed with respect to the situation. The JWCFS Board did not formally designate and constitute an official committee of the Board.

  After a series of internal discussions and analysis over several months, JWCFS' Chairman and Vice Chairman determined, in March 1997, to recommend that JWCFS take the next steps to proceed with a potential transaction that has become this Exchange Offer. At a meeting on March 25, 1997, the JWCFS Board unanimously granted permission to management to proceed with the preparation of a draft of the Registration Statement and the completion of the strategic analysis that would be necessary to implement the recommendation. On June 6, 1997, the Assessment Task Force presented the JWCFS Board with a proposal for an acquisition of control of AGRO, including the Registration Statement necessary for the Exchange Offer, a recommendation for suspension of all market making for AGRO Shares, and a recommendation for an interim repurchase plan for JWCFS Shares during the period between the Public Announcement and the commencement of the Exchange Offer. On that date, the full JWCFS Board approved the terms and conditions of the Exchange Offer as set forth herein. See "THE EXCHANGE OFFER--Background".

  From time to time following the September 1996 review with the JWCFS Board, JWCFS' Chairman and Vice Chairman had discussions with AGRO's President concerning AGRO's operations and prospects, including any plans by AGRO to increase its level of portfolio investments and otherwise to enhance shareholder value. Such discussions continued in 1997 until March 1997, when the Assessment Task Force decided to recommend to the JWCFS Board that JWCFS undertake a transaction that has become this Exchange Offer. Because
JW Charles/CSG had been the underwriter for AGRO's initial public offering in 1994 and was the principal market maker for the AGRO Shares, JWCFS' senior management had had frequent and routine communications since 1994 with AGRO's President (who is AGRO's sole full-time executive officer) concerning AGRO's progress and prospects. The above discussions during 1996 and 1997 were consistent with that historical pattern. None of the discussions with AGRO's President included any proposal or plan of JWCFS for a possible acquisition of control of AGRO, or any other matter for submission to the AGRO Board.

  Following the JWCFS Board's decision on March 25, 1997 to permit management to take the next steps necessary for a possible exchange offer, JWCFS did not have any discussions with AGRO concerning such a proposal or any other possible action by JWCFS, prior to the Public Announcement. JWCFS did continue to contact AGRO to request more convenient access to certain information concerning AGRO's public disclosures and AGRO's stock trading and beneficial stock ownership positions. JWCFS had determined that it did not wish to involve AGRO or the AGRO Board in any formal or informal consideration of JWCFS' proposal, but instead it desired, if it were ultimately to proceed to undertake a transaction, to pursue the matter directly with AGRO's shareholders.

  In connection with filing the Registration Statement, JWCFS has offered to be available to the AGRO Board for such discussions about the Exchange Offer as the AGRO Board may wish to have. JWCFS has not undertaken, and will not undertake, to obtain an approval or recommendation by the AGRO Board of the Exchange Offer. The AGRO Board has the option under Rule 14d-9 of the Exchange Act to take a position that does not recommend or oppose the Exchange Offer, but rather leaves the decision of whether to tender their AGRO Shares in the Exchange Offer to each AGRO shareholder and such shareholder's personal financial or other advisors.

  The purpose of the Exchange Offer is to obtain control of AGRO by acquiring enough AGRO Shares to bring JWCFS' total to at least 51%, and thereafter to permit JWCFS to implement a strategy to acquire the entire equity interest in AGRO. Following the consummation of the Exchange Offer, in the absence of the cooperation of the incumbent AGRO Board in causing AGRO to take the actions that may be sought by JWCFS, including the Consolidation Merger, JWCFS may seek to have elected to the AGRO Board that number of its nominees (who may be officers or directors or otherwise affiliated with JWCFS) that, following such election, will constitute at least a majority of the AGRO Board (the "JWCFS Nominees"). In this regard, JWCFS may seek to, among other things, secure an increase in the number of members of the AGRO Board or the resignations of such number of incumbent AGRO directors, as is necessary in either event, to enable the JWCFS Nominees to be elected to the AGRO Board as described above. As soon as practicable following such election of the JWCFS Nominees to the AGRO Board, JWCFS intends to seek to effect the Consolidation Merger.

  There is currently no understanding or arrangement between JWCFS and AGRO as to the election of any JWCFS Nominees to the AGRO Board. There is no assurance that JWCFS will be successful in its effort to elect the JWCFS Nominees to the AGRO Board as described above. The AGRO Board is classified into three classes and AGRO's Bylaws prohibit the removal of AGRO directors other than for cause, which removal requires the affirmative vote of the holders of 75% of the AGRO Shares. In addition, only the AGRO Board may increase the number of AGRO directors. As a result, in the absence of cooperation by the incumbent AGRO Board, if JWCFS is unsuccessful in its efforts to elect the JWCFS Nominees to the AGRO Board as described above, and if it is unable to remove the incumbent AGRO directors for cause, the actions described herein could be effected only after JWCFS is able to elect at least a majority of directors of AGRO's at annual or special meetings of the AGRO shareholders.

SPECIAL EFFECTS AND RISKS

  In addition to the other information in this Prospectus, certain factors should be considered by AGRO shareholders in evaluating whether to accept the Exchange Offer and thereby to make an investment in JWCFS Shares. Among other things, an investment in JWCFS Shares involves significant risks. See "RISK FACTORS".

  AGRO shareholders should be aware that, if the Exchange Offer is consummated (which will mean that JWCFS has obtained ownership of at least 51% of the AGRO Shares), JWCFS expects that it ultimately will be able to effect transactions that result in one or more of the actions referred to on page 2 of this Prospectus and discussed in detail in "THE EXCHANGE OFFER". The period of time necessary to do so will depend on the percentage of AGRO Shares JWCFS owns immediately following the Exchange Offer and the reactions or positions taken by the current members of the AGRO Board. It is JWCFS' intention to proceed as promptly as practicable to take those actions, which include the delisting of the AGRO Shares from NASDAQ; the termination of AGRO's status as a BDC under the 1940 Act; and the Consolidation Merger.

  The delisting of AGRO Shares from NASDAQ would mean that any AGRO shareholder who does not accept the Exchange Offer would have no established public trading market into which he or she may subsequently seek to dispose of his or her AGRO Shares. If the Consolidation Merger is effected, JWCFS intends to offer as consideration to the remaining AGRO shareholders the same number of JWCFS Shares being offered in the Exchange Offer based on the Exchange Ratio of .431. However, in connection with the Consolidation Merger, such AGRO shareholders would be entitled to exercise dissenters' rights under Maryland law, which would enable them to demand payment in cash for the fair value of their AGRO Shares, as determined at the time of the Consolidation Merger. It is not possible to predict what the fair value of AGRO Shares would be at such future time, especially since the precise time that JWCFS would be able to proceed with a Consolidation Merger depends upon some factors that are beyond its control, such as the position of the current members of the AGRO Board.

  The termination of AGRO's status as a BDC would be coupled with the abandonment of its current business plan for investment in portfolio companies that are strategically linked to the Caribbean and Latin America. JWCFS would seek to cause AGRO to apply its assets and resources to short-term, liquid investments, until such time that JWCFS could effect a Consolidation Merger. JWCFS believes that such application would be more beneficial than the operating results that AGRO has been able to achieve since it implemented its business plan following the 1994 initial public offering. Since the completion of its initial public offering, from which it derived approximately $5.15 million of net proceeds, AGRO has made investments in a total of six portfolio companies, utilizing an aggregate of $1,285,100 to do so. As of March 31, 1997, AGRO had investments (for a total of $728,400) in three portfolio companies reflected on its financial statements as having realizable value, and had approximately $4,000,000 in cash or cash equivalents and other liquid assets that were not invested in portfolio companies.

  JWCFS believes that its proposal for the application of AGRO's assets and resources as a subsidiary of JWCFS following the Exchange Offer would result in an enhancement of value for the holders of JWCFS Shares, which would include former AGRO shareholders who accept the Exchange Offer. However, there is no assurance that such enhancement will be the result because, among other things, as a subsidiary of JWCFS, AGRO would be subject to most (if not all) of the risks associated with the business of JWCFS. In addition, all holders of JWCFS Shares, including the former AGRO shareholders who accept the Exchange Offer (or who subsequently receive JWCFS Shares in the Consolidation Merger, when and if it is effected) would be subject to those risks as a result of their investment in JWCFS Shares. For a detailed discussion of risks associated with the business of JWCFS and an investment in JWCFS Shares, see "RISK FACTORS". Also, any protections available to AGRO shareholders pursuant to the 1940 Act will not be available to such persons as holders of JWCFS Shares.

                          SUMMARY--THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER....
                                  JWCFS is offering to exchange JWCFS Shares for AGRO Shares on the basis of .431 JWCFS Share for each AGRO Share exchanged pursuant to the Exchange Offer. To be eligible to receive JWCFS Shares pursuant to the Exchange Offer, a holder of AGRO Shares must validly tender for exchange and not withdraw AGRO Shares on or before the expiration date. JWCFS will accept all such tenders, subject to the condition that JWCFS receives enough AGRO Shares to own at least 51% of the AGRO Shares. If all of the AGRO Shares, excluding AGRO Shares owned by JWCFS, are exchanged pursuant to the Exchange Offer, a maximum of 938,550 AGRO Shares will be exchanged for a maximum of 404,515 shares of JWCFS Common Stock (based on the number of AGRO Shares outstanding according to AGRO's Quarterly Report on Form 10-QSB for the period ended March 31, 1997). See "THE EXCHANGE OFFER-- Terms of the Exchange Offer".

EXPIRATION DATE................
                                  12:00 midnight, Atlanta time, on September
                                  22, 1997, unless extended, in which case the term "Expiration Date" shall mean the last date and time to which the Exchange Offer is extended. See "The EXCHANGE OFFER--Extension of Tender Period; Termination; Amendment".

CONDITIONS OF THE EXCHANGE
OFFER..........................   The Exchange Offer is subject to certain
                                  conditions, including the condition that
                                  JWCFS receives valid tenders for a sufficient number of AGRO shares to equal, when added to AGRO shares already owned by JWCFS, 51% of the outstanding AGRO Shares. As of the date of this Prospectus, JWCFS owned 326,550 AGRO
                                  Shares, or approximately 25.8% of the shares outstanding, and must receive valid tenders
                                  (which are not properly withdrawn) of at least 318,651 AGRO Shares to satisfy the 51% minimum condition. All of the conditions to the Exchange Offer may be waived in whole or in part in the reasonable discretion of JWCFS, except that JWCFS will not waive the 51% minimum condition. See "THE EXCHANGE
                                  OFFER--Certain Conditions of the Exchange
                                  Offer".

AMENDMENT AND TERMINATION......   The Exchange Offer may be amended or
                                  terminated by JWCFS at any time. Any
                                  extension, termination, or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which JWCFS may choose to make any public announcement, JWCFS will have no obligation (except as otherwise required by applicable law) to publish, advertise, or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service, subject to JWCFS' obligations under Rule 14d-4(c) under the Exchange Act (relating to JWCFS' obligation to disseminate public announcements concerning material changes in the Prospectus), if such rule is applicable.
                                  If the Exchange Offer is extended, JWCFS will make an appropriate public announcement of such extension no later than 9:00 a.m., Atlanta time, on the next business day after the previously scheduled Expiration Date. The
                                  Company will report its waiver of any
                                  material condition or amendment of any
                                  material term in a Current Report on Form 8-K
                                  (or other report) of the Company filed under the Securities Exchange Act of 1934, as amended, the contents of which will be incorporated by reference into the
                                  Registration Statement of which this
                                  Prospectus forms a part. In the event of a fundamental change in the information set forth in this Prospectus, the Company will amend the Registration Statement of which this Prospectus forms a part and recirculate this Prospectus. See "THE EXCHANGE OFFER--
                                  Certain Conditions of the Exchange Offer; --
                                  Extension of Tender Period; Termination;
                                  Amendment".

PROCEDURE FOR TENDERING........   Holders of AGRO Shares desiring to accept the
                                  Exchange Offer must complete and sign the Letter of Transmittal in accordance with instructions contained therein, and forward or hand deliver it, together with any other required documents, to the Exchange Agent, either with the certificates for the AGRO
                                  Shares to be tendered or delivery of such shares pursuant to the procedures for book-entry transfer, or in compliance with the specified procedures for guaranteed delivery of AGRO Shares. See "THE EXCHANGE OFFER--
                                  Procedure for Tendering AGRO Shares".

WITHDRAWAL RIGHTS..............   Subject to the conditions set forth herein,
                                  tenders of AGRO Shares may be withdrawn at
                                  any time on or before the Expiration Date,
                                  and, unless theretofore accepted for
                                  exchange, after                  , 1997. See
                                  "THE EXCHANGE OFFER--Withdrawal Rights".

NO FRACTIONAL SHARES...........   No fractional JWCFS Shares will be
                                  distributed. Holders of AGRO Shares who would otherwise be entitled to receive a fractional
                                  JWCFS Share will be paid cash in lieu of such fraction. See "THE EXCHANGE OFFER--Terms of the Exchange Offer".

DELIVERY OF JWCFS SHARES.......   JWCFS will deliver JWCFS Shares and cash in
                                  lieu of fractional shares as soon as possible after acceptance of AGRO Shares for Exchange.
                                  See "THE EXCHANGE OFFER--Exchange of AGRO
                                  Shares".

EXCHANGE AGENT.................   American Stock Transfer & Trust Company

INFORMATION AGENT..............   American Stock Transfer & Trust Company

MATERIAL FEDERAL INCOME TAX
CONSEQUENCES...................
                                  If the Consolidation Merger is effected, the Exchange Offer and the Consolidation Merger together will constitute a tax-free exchange; and no income, gain, or loss will be recognized by AGRO shareholders upon the receipt of JWCFS Shares in exchange for their AGRO Shares.

                                  However, the exchange of AGRO Shares for JWCFS Shares pursuant to the Exchange Offer, if the Consolidation Merger is not effected reasonably promptly (within 30 to 60 days) following the consummation of the Exchange Offer, will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state and local law. AGRO shareholders should be aware that, depending upon their particular facts and circumstances, including their basis in AGRO Shares and tax status, the value of the after-tax proceeds that they receive in the Exchange Offer if the Consolidation Merger is not effected promptly following the consummation of the Exchange Offer may be substantially reduced by virtue of their tax obligations.

                                  Each AGRO shareholder is urged to, and
                                  should, consult such shareholder's own tax advisor with respect to the specific tax consequences of the Exchange Offer and the Consolidation Merger to such shareholder. Subject to such recommendation, for a discussion of certain federal income tax consequences to holders of AGRO Shares, including those who receive cash in lieu of fractional shares in the Exchange Offer, see "THE EXCHANGE OFFER--Material Federal Income Tax Consequences". Such discussion is based on the opinion of Kilpatrick Stockton LLP.

EFFECTS OF THE EXCHANGE OFFER..   The maximum number of JWCFS Shares that might
                                  be issued pursuant to the Transaction in exchange for all AGRO Shares, would represent approximately 10.86% of the JWCFS Shares outstanding immediately following such issuance (assuming no other intervening issuances or repurchases of JWCFS Shares after the date of this Prospectus), former shareholders of AGRO (other than JWCFS) will own all such JWCFS Shares. In connection with the Consolidation Merger, if it is effected, AGRO shareholders who choose to object to the transaction will have the right to demand payment in cash of the fair value of their AGRO Shares as provided under Maryland law.
                                  See "THE EXCHANGE OFFER--Effects of the
                                  Exchange Offer and the Consolidation Merger--
                                  Dissenters' Rights." In such latter case, the total number of JWCFS Shares issued in the Transaction would be reduced.

                                  The AGRO Shares are traded on NASDAQ.
                                  Depending on the number of AGRO Shares
                                  acquired pursuant to the Exchange Offer, or other developments as a result of the Exchange Offer, the AGRO Shares may no longer be eligible for designation to be traded on NASDAQ; and, whether or not they remain so eligible, JWCFS currently intends to seek to cause AGRO to remove the AGRO Shares from trading on NASDAQ if the Exchange Offer is consummated. See "THE EXCHANGE OFFER--Effects of the Exchange Offer and the Consolidation Merger".

                                  Moreover, as discussed above under "SUMMARY-- GENERAL--Special Effects and Risks", AGRO shareholders who accept the Exchange Offer will become subject to the significant risks associated with the business of JWCFS and an investment in JWCFS Shares, and they would no longer hold shares in a company that is subject to the provisions of the 1940 Act.

THE CONSOLIDATION MERGER.......   If, following the Exchange Offer, JWCFS owns
                                  90% or more of the outstanding AGRO Shares, JWCFS intends to seek promptly to cause the merger of AGRO with a wholly-owned subsidiary of JWCFS without further action by the AGRO or JWCFS shareholders (a so-called "short-form" merger) under applicable Maryland and Florida law. JWCFS currently intends that, if such short-form or other merger is effected, any then remaining shareholders of AGRO
                                  (other than shareholders who properly
                                  exercise their dissenters' rights under
                                  Maryland law) would receive JWCFS Shares on the same basis as in the Exchange Offer. As of the date hereof, JWCFS believes there are 1,265,100 AGRO Shares outstanding. Based on
                                  JWCFS' present ownership of 326,550 AGRO
                                  Shares, an aggregate of 812,040 AGRO Shares must be validly tendered and not withdrawn on or before the Expiration Date for JWCFS to own 1,138,590 AGRO Shares, constituting the 90% of the outstanding AGRO Shares that JWCFS must own to effect a short-form merger as described above.

                                  If, following the Exchange Offer, JWCFS owns at least 51% of the AGRO Shares (but less than 90%), it may still seek to effect the Consolidation Merger, and it presently intends to do so.

                                  Although JWCFS intends to seek to have AGRO effectuate the Consolidation Merger if JWCFS obtains the requisite ownership of AGRO Shares, its plans are subject to reconsideration and revision in light of market and other conditions prevailing after the Exchange Offer and other factors, including the actions taken or not taken by the current AGRO Board. Accordingly, no assurances can be given with respect to (i) whether the Consolidation Merger will be undertaken or consummated, or
                                  (ii) any of the terms or conditions of the Consolidation Merger. See "THE EXCHANGE OFFER--Purpose of the Exchange Offer; the Consolidation Merger".

DISSENTERS' RIGHTS.............   In connection with the Consolidation Merger,
                                  if there is one, an AGRO shareholder may object and demand that JWCFS pay such shareholder the fair value of his or her AGRO shares in cash in accordance with Title 3, Subtitle 2 of the Maryland General
                                  Corporation Law ("MGCL"). If the
                                  Consolidation Merger cannot be effected
                                  without a vote of the AGRO shareholders under Maryland law, an AGRO shareholder must file with JWCFS a written objection to the Consolidation Merger either at or prior to the shareholder meeting at which the Consolidation Merger will be considered. If a vote of the AGRO shareholders is not required under Maryland law in connection with the Consolidation Merger, JWCFS will notify the AGRO shareholders of the proposed
                                  Consolidation Merger within 30 days prior to the filing of the Articles of Merger for the Consolidation Merger, and an AGRO shareholder must submit a written objection to the transaction within 30 days after such notice is given. Promptly following the effectiveness of the Articles of Merger, JWCFS will notify each objecting shareholder of the date on which the Articles of Merger were filed and within 20 days of such notice an objecting shareholder must make a written demand for payment of the fair value of his or her shares. For a more detailed description, see "THE EXCHANGE OFFER--Effects of the Exchange Offer--Dissenter's Rights".

DETERMINATION OF THE EXCHANGE     The JWCFS Board has determined the Exchange
RATIO..........................   Ratio based on: the net asset value ("NAV")
                                  of AGRO; the condition of the public market for the AGRO Shares on NASDAQ; the fact that tendering holders of AGRO Shares, as new holders of JWCFS Shares, would continue to participate in the business of AGRO (if it were to be continued) as a part of the business of JWCFS; the perception of JWCFS' management regarding AGRO's business prospects; the perceived benefits to JWCFS of obtaining a substantially increased ownership of AGRO, including the potential ability to effect the Consolidation Merger, to terminate
                                  AGRO's status as a BDC, to cause a
                                  dissolution and liquidation of AGRO, or to take other possible actions that the ownership of 51% or more of the AGRO Shares could permit JWCFS to control; and expectations concerning the level of premium that likely would be attractive to the holders of AGRO Shares not held by JWCFS. See
                                  "THE EXCHANGE OFFER--Determination of the
                                  Exchange Ratio".

                                  JWCFS has not obtained a fairness opinion or other analysis from an outside party concerning the fairness or reasonableness of the terms of the Exchange Offer from the perspective of AGRO shareholders, as a financial matter.

                                  THE JWCFS BOARD IS NOT MAKING A
                                  RECOMMENDATION TO THE HOLDERS OF AGRO SHARES
                                  AS TO WHETHER OR NOT TO ACCEPT THE EXCHANGE
                                  OFFER. EACH AGRO SHAREHOLDER SHOULD MAKE HIS
                                  OR HER OWN DETERMINATION BASED ON HIS OR HER
                                  OWN INVESTMENT OBJECTIVES, CIRCUMSTANCES, AND ALTERNATIVES, FOLLOWING CAREFUL CONSIDERATION OF THE INFORMATION CONTAINED IN THIS PROSPECTUS.

MARKET PRICE...................   JWCFS Shares are traded on the AMEX and AGRO
                                  Shares are traded on NASDAQ. On        ,
                                  1997, the last full trading day for which
                                  sales were made or quotations were available
                                  at the time of printing of this Prospectus,
                                  the last reported sales prices were $    per
                                  JWCFS Share and $    per AGRO Share, and the
                                  final bids (the prices that dealers stood
                                  ready to pay to investors seeking to sell
                                  their shares) were $    and $   ,
                                  respectively.

                                  For information relating to market prices of JWCFS Shares and AGRO Shares during the current fiscal year and the past two fiscal years, see "MARKETS FOR THE JWCFS AND AGRO SHARES". SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR JWCFS SHARES AND AGRO SHARES.

ACCOUNTING TREATMENT...........   The Exchange Offer and the Consolidation
                                  Merger, if the latter is consummated, will be accounted for by JWCFS using the purchase method of accounting under generally accepted accounting principles. In accordance with the purchase method of accounting, the consolidated financial statements of JWCFS will reflect the effects of the Exchange
                                  Offer and the Consolidation Merger only from and after the closing date for each. The minority interest amount reflected in JWCFS' consolidated financial statements applicable to AGRO will be reduced by the percentage of minority owned shares acquired, and JWCFS' share of AGRO's net income (losses) will be increased to the extent of the minority interest acquired.

REGULATORY APPROVALS...........   JWCFS is not aware of any federal or state
                                  regulatory agencies whose approval is
                                  required for the transactions contemplated hereby to be effected.

COMPARISON OF RIGHTS OF           Pursuant to the Exchange Offer, AGRO
SHAREHOLDERS...................   shareholders who elect to receive JWCFS
                                  Shares in exchange for AGRO Shares will
                                  become shareholders of JWCFS. Following the consummation of the Exchange Offer, the rights of former AGRO shareholders who become shareholders of JWCFS will be governed by Florida law (including the Florida Business
                                  Corporation Act), the Restated Articles of
                                  Incorporation of JWCFS, and the Bylaws of JWCFS, as amended. Such rights will differ with respect to, among other things, holding annual and special meetings of the shareholders, electing and removing directors, the classification of the board of directors, amending the articles of incorporation and bylaws, voting rights for mergers, indemnifying and limiting the liability of officers and directors, granting appraisal rights to shareholders, and entering into business combinations. With respect to these and possibly other matters, the rights of holders of JWCFS Shares may be viewed as being less attractive than the rights of holders of AGRO Shares. AGRO shareholders should consider carefully the discussion of these matters in "COMPARISON OF
                                  RIGHTS OF HOLDERS OF JWCFS SHARES AND HOLDERS
                                  OF AGRO SHARES".

                       SUMMARY HISTORICAL FINANCIAL DATA

  The following tables present summary historical financial information for JWCFS and AGRO, which is derived from the separate historical financial statements of JWCFS and AGRO. The historical financial information as of December 31, 1996, 1995, 1994, 1993, and 1992 (in the case of AGRO, December 31, 1996, 1995, and 1994 only), and for the respective years then ended, has been derived from audited financial statements of JWCFS and AGRO, respectively. The financial statements of JWCFS as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, are incorporated by reference elsewhere in this Prospectus, the 1996 and 1995 financial statements for AGRO are included elsewhere in Annex I and Annex II hereto and AGRO's 1994 financial statements are not included herein. Historical financial information as of March 31, 1997, and for the three-month periods then ended, is derived in part from unaudited financial statements incorporated by reference (or included in Annex II) elsewhere in this Prospectus. In each case, the following summary financial information should be read along with such financial statements and related notes.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                         THREE MONTHS ENDED                   YEAR ENDED
                              MARCH 31                        DECEMBER 31
                         --------------------  ------------------------------------------
                           1997       1996       1996      1995    1994    1993    1992
                         ---------  ---------  --------  -------- ------- ------- -------
                             (UNAUDITED)
JWCFS--HISTORICAL DATA:
Results of Operations
 for Period:
 Revenues............... $  22,132  $  21,011  $ 91,020  $ 80,041 $60,471 $50,066 $39,723
 Income Before Income
  Taxes and
  Cumulative Effect of
  Change in
  Accounting Principle..     1,585      1,406     8,232     6,287   5,243   4,944   3,228
 Net Income.............     1,012        862     6,025     3,810   3,300   3,772   3,135
 Net Income Per Common
  Share.................      0.29       0.14      1.27       .63     .56     .62     .47
 Average Common Shares
  Outstanding...........     3,505      6,079     4,745     6,025   5,908   5,941   6,159
 Dividends Per Common
  Share.................         0          0         0         0       0       0       0
Financial Condition at
 end of Period:
 Total Assets...........   122,561    121,157   127,331   115,214  82,218  77,564  50,030
 Total Liabilities......   106,177    103,724   111,959    98,643  69,459  67,454  42,897
 Stockholders' Equity
  Per Share.............      4.94       1.73      4.76      1.63    2.18    1.73    1.07
                         THREE MONTHS ENDED           YEAR ENDED
                              MARCH 31                DECEMBER 31
                         --------------------  --------------------------
                           1997       1996       1996      1995    1994
                         ---------  ---------  --------  -------- -------
                             (UNAUDITED)
AGRO--HISTORICAL DATA:
Results of Operations
 for Period:
 Revenues............... $      35  $      59  $    194  $    327 $    72
 Expenses...............       170        113       516       296      71
 Net Income (loss)......      (134)       (42)     (315)       25       1
 Net Income (loss) Per
  Common Share..........      (.11)     (0.03)    (0.25)     0.02     NIL
 Average Common Shares
  Outstanding...........     1,265      1,265     1,265     1,265     723
 Dividends Per Common
  Share.................         0          0         0         0       0
Financial Condition at
 end of Period:
 Total Assets...........     4,778      5,162     4,939     5,213   5,175
 Total Liabilities......        47         24        74        33      20
 Net Asset Value Per
  Share.................      3.74       4.06      3.85      4.09    4.07

                  SUMMARY PRO FORMA FINANCIAL DATA--UNAUDITED

  The following tables set forth for the periods and the dates indicated selected unaudited pro forma financial information of JWCFS. The unaudited pro forma financial information is based on the historical results of operations and financial condition of JWCFS and AGRO. This information should be read in conjunction with the Pro Forma Condensed Financial Statements that are included elsewhere herein and the historical financial statements of JWCFS incorporated by reference in this Prospectus. The pro forma data give effect to the Exchange Offer and to the Consolidation Merger, in the latter case resulting in AGRO being a wholly owned subsidiary of JWCFS, and in each case accounted for as a purchase and based upon a conversion of an outstanding AGRO Share into .431 JWCFS Share.

  The unaudited pro forma financial information presented is for informational purposes only and is not necessarily indicative of results of operations or financial position that would have been reported had the Exchange Offer or the Consolidation Merger, as the case may be, been completed at the beginning of the respective periods or as of the dates for which such unaudited pro forma information is presented. Neither is such information indicative of future results of operations or financial position.

                                          THREE MONTHS ENDED MARCH 31, 1997
                                      -------------------------------------------
                                                  AS ADJUSTED    AS ADJUSTED FOR
                                                  FOR EXCHANGE   EXCHANGE OFFER
                                         JWCFS       OFFER      AND CONSOLIDATION
                                      AS REPORTED   ONLY(1)         MERGER(2)
                                      ----------- ------------  -----------------
STATEMENT OF OPERATIONS DATA:
Revenues:
 Commissions........................  $11,538,000 $11,538,000      $11,538,000
 Market making and principal trans-
  actions, net......................    4,646,000   4,610,500        4,610,500
 Interest...........................    2,334,000   2,383,500        2,383,500
 Clearing Fees......................    1,808,000   1,808,000        1,808,000
 Other..............................    1,806,000   1,827,200        1,827,200
                                      ----------- -----------      -----------
                                       22,132,000  22,167,200       22,167,200
                                      ----------- -----------      -----------
Expenses:
 Commission and clearing costs......   11,558,000  11,558,000       11,558,000
 Employee compensation and benefits.    4,155,000   4,179,800        4,179,800
 Selling, general and administra-
  tive..............................    3,849,000   3,993,700        3,993,700
 Interest...........................      985,000     985,000          985,000
                                      ----------- -----------      -----------
                                       20,547,000  20,716,500       20,716,500
                                      ----------- -----------      -----------
Income before income taxes and mi-
 nority interest....................    1,585,000   1,450,700        1,450,700
Provision for income taxes..........      573,000     573,000          573,000
                                      ----------- -----------      -----------
Income before minority interest.....    1,012,000     877,700          877,700
Minority interest...................          --      (65,807)             --
                                      ----------- -----------      -----------
Net income..........................  $ 1,012,000 $   943,507      $   877,700
                                      =========== ===========      ===========
Net income per common share.........  $      0.29 $      0.26      $      0.22
                                      =========== ===========      ===========
Weighted average shares outstanding.    3,505,000   3,642,339        3,909,515
                                      =========== ===========      ===========

--------
(1) Assumes the Exchange Offer results in JWCFS' ownership of an aggregate of 645,201 AGRO Shares (or 51% of the outstanding), which is the minimum required for JWCFS to accept tendered shares and consummate the Exchange Offer.
(2) Assumes ownership by JWCFS of 100% of the AGRO Shares.

                                             YEAR ENDED DECEMBER 31, 1996
                                      -------------------------------------------
                                                  AS ADJUSTED    AS ADJUSTED FOR
                                                  FOR EXCHANGE   EXCHANGE OFFER
                                         JWCFS       OFFER      AND CONSOLIDATION
                                      AS REPORTED   ONLY(1)         MERGER(2)
                                      ----------- ------------  -----------------
STATEMENT OF OPERATIONS DATA:
Revenues:
 Commissions........................  $42,945,000 $42,945,000      $42,945,000
 Market making and principal trans..   24,315,000  24,262,100       24,262,100
 Interest...........................    9,625,000   9,871,500        9,871,500
 Clearing Fees......................   11,463,000  11,463,000       11,463,000
 Other..............................    2,672,000   2,672,000        2,672,000
                                      ----------- -----------      -----------
                                       91,020,000  91,213,600       91,213,600
                                      ----------- -----------      -----------
Expenses:
 Commission and clearing costs......   47,229,000  47,229,000       47,229,000
 Employee compensation and benefits.   14,911,000  15,007,100       15,007,100
 Selling, general and administra-
  tive..............................   16,760,000  17,179,800       17,179,800
 Interest...........................    3,888,000   3,888,000        3,888,000
                                      ----------- -----------      -----------
                                       82,788,000  83,303,900       83,303,900
                                      ----------- -----------      -----------
Income before income taxes and mi-
 nority interest....................    8,232,000   7,909,700        7,909,700
Provision for income taxes..........    2,207,000   2,199,400        2,199,400
                                      ----------- -----------      -----------
Income before minority interest.....    6,025,000   5,710,300        5,710,300
Minority interest...................          --     (154,203)             --
                                      ----------- -----------      -----------
Net income..........................  $ 6,025,000 $ 5,864,503      $ 5,710,300
                                      =========== ===========      ===========
Net income per common share.........  $      1.27 $      1.20      $      1.11
                                      =========== ===========      ===========
Weighted average shares outstanding.    4,744,882   4,882,221        5,149,397
                                      =========== ===========      ===========

--------
(1) Assumes the Exchange Offer results in JWCFS' ownership of an aggregate of 645,201 AGRO Shares (or 51% of the outstanding), which is the minimum required for JWCFS to accept tendered shares and consummate the Exchange Offer.
(2) Assumes ownership by JWCFS of 100% of the AGRO Shares.

                                                   MARCH 31, 1997
                                    --------------------------------------------
                                                 AS ADJUSTED   AS ADJUSTED FOR
                                                 FOR EXCHANGE EXCHANGE OFFER AND
                                       JWCFS        OFFER       CONSOLIDATION
                                    AS REPORTED    ONLY(1)        MERGER(2)
                                    ------------ ------------ ------------------
BALANCE SHEET DATA:
ASSETS:
Cash and cash equivalents.........  $  9,471,000 $  9,233,600    $  9,119,600
Commissions and other receivables.     2,733,000    2,765,200       2,765,200
Receivables from customers........    95,458,000   95,458,000      95,458,000
Receivables from brokers and deal-
 ers..............................     2,493,000    2,493,000       2,493,000
Securities owned, at market value.     6,398,000   10,204,972      10,204,972
Furniture, equipment and leasehold
 improvements, net................     1,442,000    1,442,000       1,442,000
Deferred tax interest.............     1,735,000    1,741,000       1,741,000
Other, net........................     2,831,000    2,755,900       2,822,706
                                    ------------ ------------    ------------
                                    $122,561,000 $126,093,672    $126,046,478
                                    ============ ============    ============
LIABILITIES AND STOCKHOLDERS' EQ-
 UITY:
Short-term borrowings from banks..  $ 31,870,000 $ 31,870,000    $ 31,870,000
Accounts payable, accrued liabili-
 ties and other liabilities.......     8,764,000    8,811,100       8,811,100
Payable to customers..............    25,809,000   25,809,000      25,809,000
Payable to brokers and dealers....    29,767,000   29,767,000      29,767,000
Securities sold, not yet pur-
 chased, at market value..........     1,018,000    1,018,000       1,018,000
Notes payable to affiliate........     8,375,000    8,375,000       8,375,000
Income taxes payable..............       574,000      574,000         574,000
Minority interest.................           --     2,318,190             --
                                    ------------ ------------    ------------
                                     106,177,000  108,542,290     106,224,100
                                    ------------ ------------    ------------
Commitments and contingencies.....           --           --              --
                                    ------------ ------------    ------------
Stockholders' equity:
 Preferred stock..................           --           --              --
 Common stock.....................         3,000        3,137           3,404
 Additional paid-in capital.......       821,000    1,988,245       4,258,974
 Retained earnings................    15,560,000   15,560,000      15,560,000
                                    ------------ ------------    ------------
                                      16,384,000   17,551,382      19,822,378
                                    ------------ ------------    ------------
                                    $122,561,000 $126,093,672    $126,046,478
                                    ============ ============    ============

--------
(1) Assumes the Exchange Offer results in JWCFS' ownership of an aggregate of 645,201 AGRO Shares (or 51% of the outstanding), which is the minimum required for JWCFS to accept tendered shares and consummate the Exchange Offer.
(2) Assumes ownership by JWCFS of 100% of the AGRO Shares.

                 COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

  The following tables show comparative historical per share data for JWCFS and AGRO, combined pro forma per share data for JWCFS, and equivalent pro forma per share data for AGRO. The pro forma data give effect to the Exchange Offer only (with an assumption that it results in JWCFS' ownership of only 51% of the outstanding AGRO Shares) and to the Consolidation Merger, in the latter case resulting in AGRO being a wholly owned subsidiary of JWCFS, and in each case based upon the conversion of an AGRO Share into .431 JWCFS Share. The information presented should be read in conjunction with the historical financial statements and notes thereto, and the pro forma condensed financial information, including the notes thereto, which are incorporated by reference or included elsewhere in this Prospectus. These pro forma data are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future or of what the combined financial position or results of operations would have been had the Exchange Offer or the Consolidation Merger, as the case may be, been consummated during the periods or as of the date for which the pro forma data are presented.

                                             THREE MONTHS ENDED MARCH 31, 1997
                                            ------------------------------------
                                                              PRO FORMA
                                                       -------------------------
                                                        EXCHANGE   CONSOLIDATION
                                            HISTORICAL OFFER ONLY     MERGER
                                            ---------- ----------  -------------
JWCFS
  Book value per share.....................   $4.94      $5.08(2)      $5.32(2)
  Net income per share.....................    0.29       0.26(2)       0.22(2)
AGRO
  Net assets per share.....................    3.74       2.19(1)       2.29(1)
  Net income (loss) per share..............   (0.11)      0.11(1)       0.10(1)
                                               YEAR ENDED DECEMBER 31, 1996
                                            ------------------------------------
                                                              PRO FORMA
                                                       -------------------------
                                                        EXCHANGE   CONSOLIDATION
                                            HISTORICAL OFFER ONLY     MERGER
                                            ---------- ----------  -------------
JWCFS
  Book value per share.....................   $4.76      $4.91(2)      $5.17(2)
  Net income per share.....................    1.27       1.20(2)       1.11(2)
AGRO
  Net assets per share.....................    3.85       2.12(1)       2.23(1)
  Net income (loss) per share..............   (0.25)      0.52(1)       0.48(1)

--------
(1) Amounts are calculated by multiplying JWCFS's pro forma combined amounts by the Exchange Ratio of .431.
(2) Amounts are calculated by dividing pro forma stockholders' equity or net income by the sum of total outstanding shares of JWCFS common stock plus new shares to be issued in the Exchange Offer or the Consolidation Merger, as the case may be.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following factors should be considered carefully in addition to the other information contained in this Prospectus before deciding to tender AGRO Shares in exchange for shares of JWCFS Common Stock.

RISKS ASSOCIATED WITH FIXED EXCHANGE RATIO

  In addition to other risks discussed below concerning the ownership of JWCFS Shares, AGRO shareholders who tender their AGRO Shares for JWCFS Shares in this Exchange Offer will also experience a significant additional risk because the Exchange Ratio has been fixed based on an average of the last reported sales prices of the JWCFS Shares during the ten trading days immediately preceding the June 9, 1997 Public Announcement. Because the Exchange Ratio will not change for fluctuations in the market price of JWCFS Shares after the date of the Public Announcement, such fluctuations may adversely affect the extent to which the JWCFS Shares received by tendering AGRO shareholders represent a premium for the AGRO Shares on the date the Exchange Offer is consummated. See "THE EXCHANGE OFFER--Determination of the Exchange Ratio".

VOLATILE NATURE OF THE SECURITIES BUSINESS

  The securities business is, by its nature, subject to significant risks, particularly in volatile or illiquid markets, including the risk of trading losses, losses resulting from the ownership or underwriting of securities, counterparty failure to meet commitments, customer fraud, employee fraud, issuer fraud, errors and misconduct, failures in connection with the processing of securities transactions, and litigation. The Company's principal business activities -- retail securities brokerage, investment banking, and clearing and execution services -- are highly competitive and subject to various risks, volatile trading markets, and fluctuations in the volume of market activity. The securities business is directly affected by many factors, including economic and political conditions, broad trends in business and finance, legislation and regulation affecting the business and financial communities, currency values, inflation, market conditions, the availability and cost of short-term or long-term funding and capital, the credit capacity or perceived creditworthiness of the securities industry in the marketplace, and the level and volatility of interest rates. These and other factors can contribute to lower price levels for securities and illiquid markets.

  Lower price levels of securities may result in (i) reduced volumes of securities transactions, with a consequent reduction in commission revenues,
(ii) losses from declines in the market value of securities held in trading, investment, and underwriting positions, and (iii) reduced management fees calculated as a percentage of assets managed. In periods of low volume, levels of profitability are further adversely affected because certain expenses remain relatively fixed. Sudden sharp declines in market values of securities and the failure of issuers and counterparties to perform their obligations can result in illiquid markets, which, in turn, may result in the Company having difficulty selling securities, hedging its securities positions and investing funds under its management. Such negative market conditions, if prolonged, may also lower the Company's revenues from investment banking and other activities.

  As a result of the varied risks associated with the securities business, which are beyond the Company's control, the Company's commissions and other revenues could be adversely affected. A reduction in revenues or a loss resulting from the underwriting or ownership of securities could have a material adverse effect on the Company's results of operations and financial condition. In addition, as a result of such risks, the Company's revenues and operating results may be subject to significant fluctuations from quarter to quarter and from year to year.

SIGNIFICANT COMPETITION

  All aspects of the Company's business are highly competitive. JWCFS competes directly with national and regional full service broker-dealers and, to a lesser extent, with discount brokers, dealers, investment banking firms, investment advisors, and certain commercial banks. The financial services industry has become considerably more concentrated as numerous securities firms have either eased operations or have been acquired by or merged into other firms. Such mergers and acquisitions have increased competition from these firms, many of which have significantly greater equity capital and financial and other resources than JWCFS. With respect to retail brokerage activities, certain of the regional firms with which the Company competes have operated in certain markets longer than has the Company and have established long-standing client relationships. In addition, JWCFS expects competition from commercial banks to increase as a result of recent and anticipated legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on commercial banks relating to the sale of securities. The Company also competes with others in the financial services industry with respect to the recruiting of new employees and the retention of current employees. See "--Dependence on Key Personnel."

  The Company expects to face increasing competition from companies offering electronic brokerage services, which is a rapidly developing industry. These competitors may have lower costs or provide fewer services, and may offer certain customers more attractive pricing or other terms, than the Company offers. The Company also anticipates competition from underwriters who attempt to effect public offerings for emerging growth companies through new means of distribution, including transactions effected using electronic media such as the Internet. In addition, disintermediation may occur as issuers attempt to sell their securities directly to purchasers, including sales using electronic media such as the Internet. To the extent that issuers and purchasers of securities transact business without the assistance of financial intermediaries such as JWCFS, the Company's operating results could be adversely affected.

DEPENDENCE ON KEY PERSONNEL

  Most aspects of the Company's business are dependent on highly skilled individuals. The Company devotes considerable resources to recruiting, training, and compensating such individuals. In addition, one component of the Company's strategy is to increase market penetration by recruiting experienced investment consultants. There can be no assurance that such recruiting efforts will be successful or, if successful, that they will enhance the Company's business, results of operations, or financial condition.

  From time to time, individuals employed by the Company may choose to leave the Company at any time to pursue other opportunities. JWCFS has experienced losses of research, investment banking, and sales and trading professionals, including recent losses of research analysts. The level of competition for key personnel remains intense. There can be no assurance that losses of key personnel due to such competition or otherwise will not occur in the future. The loss of an investment banking, research, or sales and trading professional, particularly a senior professional with a broad range of contacts in an industry, could materially and adversely affect the Company's operating results.

  The Company depends on many key employees, and in particular on its two senior executive officers -- Marshal T. Leeds, its Chairman and Chief Executive Officer, and Joel E. Marks, its Vice Chairman and Chief Financial Officer. The loss of any key employee could materially and adversely affect the Company. While JWCFS generally does not have employment agreements with its employees, it attempts to retain its employees with incentives such as long-term deferred compensation plans, the issuance of stock subject to continued employment, and the grant of options to buy stock that vest over a number of years of employment. These incentives, however, may be insufficient in light of the [INCREASING] competition for experienced professionals in the securities industry, particularly if the Company's stock price were to decline or fail to appreciate sufficiently to be a competitive source of a portion of professional compensation.

DEPENDENCE ON OUTSIDE SOURCES OF FINANCING

  JWCFS, like others in the securities industry, relies on external sources to finance a significant portion of its day-to-day operations, principally customer margin account balances and certain transactions. The principal sources of the Company's cash and liquidity are commissions and collateralized bank loans. Liquidity management includes the monitoring of assets available to hypothecate or pledge against short-term borrowings. JWCFS maintains working capital credit lines with banks aggregating approximately $5.0 million, $1.0 million of which had been drawn down as of June 30, 1997. Availability of financing to the Company can vary depending on market conditions, the volume of certain trading activities, credit ratings, credit capacity, and the overall availability of credit to the financial services industry. There can be no assurance that adequate financing to support the Company's business will be available in the future on terms attractive to the Company, or at all.

NET CAPITAL REQUIREMENTS; HOLDING COMPANY STRUCTURE

  The Commission, the New York Stock Exchange, Inc. (the "NYSE"), the National Association of Securities Dealers, Inc. (the "NASD"), and various other regulatory bodies in the United States have rules with respect to net capital requirements that affect the Company. These rules have the effect of requiring that at least a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Compliance with the net capital requirements by JWCFS' broker-dealer subsidiaries could limit operations that require intensive use of capital, such as underwriting or trading activities. These rules could also restrict the ability of the Company to withdraw capital from these subsidiaries, even in circumstances where these subsidiaries have more than the minimum amount of required capital, which, in turn, could limit the ability of the Company to pay dividends, implement its strategies, pay interest on and repay the principal of its debt, and redeem or repurchase shares of outstanding capital stock. In addition, a change in such rules, or the imposition of new rules, affecting the scope, coverage, calculation or amount of such net capital requirements, or a significant operating loss or any unusually large charge against net capital, could have similar adverse effects.

DEPENDENCE ON SYSTEMS

  The Company's business is highly dependent on communications and information systems. Any failure or interruption of the Company's systems could cause delays in the Company's securities trading activities and an inability to execute client transactions, which could have a material adverse effect on the Company's operating results. There can be no assurance that the Company will not suffer any such systems failure or interruption, whether caused by an earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war, or otherwise, or that the Company's back-up procedures and capabilities in the event of any such failure or interruption will be adequate.

RISK OF REDUCED REVENUES DUE TO DECLINE IN TRADING OF GROWTH COMPANY
SECURITIES

  The Company's revenues from brokerage transactions are generally substantially lower when the level of public offering and trading activities of securities of emerging growth companies declines. JWCFS derives a significant portion of its revenues from brokerage transactions related to the securities of growth companies. In the past, revenues from such brokerage transactions have declined when underwriting activities in these industry sectors declined, the volume of trading on NASDAQ declined, or industry sectors or individual companies reported results below investors' expectations.

RISKS ASSOCIATED WITH FEDERAL AND STATE FOREIGN REGULATION

  The securities industry and the business of the Company are subject to extensive regulation by the Commission, state securities regulators, and other governmental regulatory authorities. The business of the Company also is regulated by industry self-regulatory organizations ("SROs"), including the NASD, the NYSE, the AMEX, and other exchanges. Compliance with many of the regulations applicable to the Company involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. In the event of non-compliance by JWCFS with an applicable regulation, governmental regulators and SROs may institute administrative or judicial proceedings that may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders, the deregistration or suspension of the non-compliant broker-dealer, the suspension or disqualification of the broker-dealer's officers or employees, or other adverse consequences. The imposition of any such penalties or orders on JWCFS could have a material adverse effect on the Company's operating results and financial condition.

  The regulatory environment is also subject to change. The Company may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other federal or state governmental regulatory authorities, or SROs. The Company also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and SROs.

RISK OF LOSSES FROM UNDERWRITING AND TRADING

  The Company's underwriting, securities trading, and market-making activities are conducted by the Company as principal and subject the Company's capital to significant risks, including market, credit, counterparty, and liquidity risks. These activities often involve the purchase, sale, or short sale of securities as principal in markets that may be characterized by relative illiquidity or that may be particularly susceptible to rapid fluctuations in liquidity. The Company from time to time has large position concentrations in securities of, or commitments to, a single issuer, or issuers engaged in a specific industry, particularly as a result of the Company's underwriting activities. The Company tends to concentrate its trading positions and underwriting activities in a more limited number of industry sectors and portfolio companies than many other investment banks, which might result in higher trading losses than would occur if the Company's positions and activities were less concentrated. In addition, the trend in all major capital markets, for competitive and other reasons, toward larger commitments on the part of lead underwriters means that, from time to time, an underwriter (including a co-manager) may retain significant position concentrations in individual securities.

RISK OF LOSSES FROM LITIGATION AND POTENTIAL LIABILITY UNDER SECURITIES LAWS

  Many aspects of the Company's business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws, and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

  Heightened Risk of Losses Due to Increasing Frequency of Securities Litigation. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seeks substantial damages. The Company's underwriting activities usually involve offerings of the securities of emerging and mid-size growth companies, which often involved a higher degree of risk and are more volatile than the securities of more established companies. In comparison with more established companies, such emerging and mid-size growth companies are also more likely to be the subject of securities class actions, to carry directors and officers liability insurance policies with lower limits, or no such insurance, and to become insolvent. Each of these factors increases the likelihood that an underwriter of an emerging or mid-size growth company's securities will be required to contribute to any adverse judgment or settlement of a securities lawsuit.

  Frequent Claims Against Underwriters. The plaintiffs' attorneys in securities class action lawsuits frequently name as defendants the managing underwriters of a public offering. JWCFS has not been a named defendant in any class action lawsuit relating to public offerings in which it served as a managing underwriter. Plaintiffs' attorneys also name as defendants investment banks that provide advisory services in corporate finance transactions. JWCFS is not a defendant in any such lawsuit. The Company anticipates, however, that securities class action lawsuits naming JWCFS as a defendant may be filed from time to time in the future, particularly if the Company increases its level of activity in such transactions. In such lawsuits, all members of the underwriting syndicate typically are included as members of a defendant class or are required by law, or pursuant to the terms of the underwriting agreement, to bear a portion of any expenses or losses (including amounts paid in settlement of the litigation) incurred by the underwriters as a group in connection with the litigation, to the extent not covered by the indemnification obligation of the issuer of the securities underwritten. If the Company were to become a party to such lawsuits, the Company's assets would be subject to risks. If the plaintiffs in any suits against the Company were to successfully prosecute their claims, or if the Company were to settle such suits by making significant payments to the plaintiffs, the Company's operating results and financial condition could be materially and adversely affected. As is common in the securities industry, the Company does not carry insurance that would cover any such payments. In addition, the Company's charter documents allow indemnification of the Company's officers, directors, and agents to the maximum extent permitted under Florida law. The Company may be the subject of indemnification assertions under these charter documents by officers, directors, or agents of the Company who are or may become defendants in litigation.

  In addition, the laws relating to securities class actions are currently in a state of flux. The eventual impact of the Private Securities Litigation Reform Act of 1995 on securities class action litigation is not known.

  Diversion of Management Attention. In addition to these financial costs and risks, the defense of litigation can, to a certain extent, divert the efforts and attention of the Company's management and staff. The amount of time that management and other employees may be required to devote in connection with the defense of litigation could be substantial and might materially divert their attention from other responsibilities within the Company. Securities class action litigation in particular is highly complex and can extend for a protracted period of time, thereby consuming substantial time and effort of the Company's management and substantially increasing the cost of such litigation.

  Risks Associated with Other Disputes. In the normal course of business, the Company is a defendant in various civil actions and arbitrations arising out of its activities as a broker-dealer in securities, as an underwriter, as an employer, and as a result of other business activities. The Company has in the past made significant payments in connection with the resolution of disputed claims, and there can be no assurance that significant payments in connection with the resolution of disputed claims will not occur in the future.

  Risks Associated with Schedule 13 Filing involving AGRO. As discussed under "THE EXCHANGE OFFER--Background", JWCFS filed a Schedule 13D with the Commission on March 11, 1997 to report certain matters concerning its ownership of AGRO Shares and its undertaking of analyses with respect to how to proceed with regard to that ownership and the activities of JW Charles/CSG as a market maker for the AGRO Shares. In connection with JWCFS' filing of the Registration Statement, the staff of the Commission has questioned whether JWCFS was required to file an amendment to its Schedule 13D to report JW Charles/CSG's acquisition of additional AGRO Shares prior to the Public Announcement or to report a change in its plans with respect to AGRO, or whether JWCFS should have caused JW Charles/CSG to cease market making for AGRO Shares prior to the June 6, 1997 Market Making Suspension. JWCFS does not believe that it was required to take (or should have taken) any such action in these particular circumstances, and it has informed the Commission of its belief. It is possible, however, that the Commission or its staff may disagree with JWCFS and that it (or other possible parties, such as AGRO or shareholders of AGRO) may seek to cause JWCFS to rescind the trades with respect to some or all of the AGRO Shares that were acquired by JW Charles/CSG after some date between March 11, 1997 and June 6, 1997 to permit the sellers of those AGRO Shares to reacquire those shares for the consideration they received in the original trade or, depending on the circumstances, for the number of JWCFS Shares they could have received in this Exchange Offer if they had continued to own the AGRO Shares and made a decision to tender in the Exchange Offer. JW Charles/CSG purchased a total of 48,500 AGRO Shares during that time period, for which it paid an aggregate of approximately $129,840, net of commissions, to the sellers. If JW Charles/CSG were required to offer to rescind all such trades on the above basis, and all the sellers accepted the offer, JWCFS would receive the approximately $129,840 net cash consideration paid to the sellers and the sellers would receive the 48,500 AGRO Shares they sold or, if the Exchange Offer has been consummated, the sellers would be permitted to receive JWCFS Shares instead. In such latter event, an aggregate of 20,904 JWCFS Shares would be issued if all the sellers chose to receive only JWCFS Shares. JWCFS does not believe that such a rescission should be required, or that, if it were to be required, it would have any material effect on JWCFS' results of operations, financial condition, prospects, or plans. The Commission or other possible parties (such as AGRO or AGRO shareholders) might seek to take other action or pursue other remedies based on a disagreement with JWCFS' position concerning its Schedule 13D filing obligations or its acquisition of AGRO Shares. While JWCFS believes that its positions would be upheld if challenged, there can be no assurance with respect to that matter.

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH

  Over the past several years, JWCFS has experienced significant growth in its business activities and the number of its employees. This growth has required and will continue to require increased investments in management personnel, financial and management systems and controls, and facilities, which, in the absence of continued revenue growth, would cause the Company's operating margins to decline from current levels. In addition, as is common in the securities industry, the Company is and will continue to be highly dependent on the effective and reliable operation of its communications and information systems. JWCFS believes that its current and anticipated future growth will require implementation of new and enhanced communications and information systems and training of its personnel to operate such systems. Any difficulty or significant delay in the implementation or operation of existing or new systems or the training of personnel could adversely affect the Company's ability to manage growth.

                     MARKETS FOR THE JWCFS AND AGRO SHARES

COMPARATIVE MARKET PRICES

  JWCFS Shares are traded on the AMEX (symbol: JWC), and AGRO Shares are traded on NASDAQ (symbol: AGRO). (Prior to May 8, 1997, JWCFS Shares were traded on NASDAQ under the symbol "KORP".) The following tables set forth the high and low sales prices per JWCFS Share and AGRO Share for each period indicated. They also set forth the high bid and low asked prices quoted by dealers for the JWCFS Shares and the AGRO Shares. The high bid at any given time is the highest price that a dealer is at that time offering to pay to an investor who wishes to sell his or her shares, and the low asked at any given time is the lowest price at which a dealer is at that time offering to sell shares to an investor who wishes to buy them. For shares with wide bid-asked spreads, the high bid and low asked prices provide additional information concerning market prices; because sales prices are reported for transactions between a dealer and an investor, the reported sales price will be relatively high if the reported transaction is a sale by a dealer, and relatively low if it is a purchase by a dealer. However, the bid-asked prices provide no assurance that the specified prices are available for transactions involving more than one round lot (100 shares).

  Neither JWCFS nor AGRO has paid a cash dividend with respect to its shares. The fiscal year for each company ends on December 31 of each year. On June 6, 1997, the last full trading day before the initial filing of the Registration Statement with respect to the Exchange Offer, the last reported sale price per JWCFS Share was $8.50, and such price per AGRO Share was $2.75.

  SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR JWCFS SHARES AND AGRO SHARES.

JWCFS SHARES(1)

                                                  SALES PRICE
                                                  ------------
                                                   HIGH   LOW  HIGH BID LOW ASKED
                                                  ------ ----- -------- ---------
FISCAL YEAR
1995
  First Quarter.................................. $ 3.42 $2.42  $ 3.08    $2.67
  Second Quarter.................................   2.75  2.17    2.58     2.42
  Third Quarter..................................   2.75  2.17    2.42     2.42
  Fourth Quarter.................................   3.17  2.42    2.83     2.67
1996
  First Quarter.................................. $ 3.33 $2.75  $ 3.17    $2.92
  Second Quarter.................................   5.08  3.08    4.67     3.33
  Third Quarter..................................   5.00  3.17    4.50     3.67
  Fourth Quarter.................................   7.67  3.83    7.17     4.33
1997
  First Quarter.................................. $12.50 $7.17  $12.25    $8.00
  Second Quarter.................................  10.13  6.00      NA       NA
  Third Quarter (through August 13, 1997)..........  --    --       NA       NA
Date: August 13, 1997............................                   NA       NA

AGRO SHARES(1)

                                                     SALES PRICE
                                                     -----------
                                                     HIGH   LOW  HIGH BID LOW ASKED
                                                     ----- ----- -------- ---------
FISCAL YEAR
1995
  First Quarter..................................... $4.50 $2.00  $4.13     $2.50
  Second Quarter....................................  2.63  2.00   2.25      2.50
  Third Quarter.....................................  2.63  2.00   2.00      2.50
  Fourth Quarter....................................  3.00  2.00   2.75      2.63
1996
  First Quarter..................................... $3.00 $2.50  $2.63     $3.00
  Second Quarter....................................  2.75  2.25   2.56      2.75
  Third Quarter.....................................  3.00  2.00   2.63      2.50
  Fourth Quarter....................................  2.88  2.50   2.88      2.75
1997
  First Quarter..................................... $3.00 $2.69  $2.88     $2.81
  Second Quarter....................................  3.38  2.69   3.38      2.88
  Third Quarter (through August 13, 1997)...........
Date: August 13, 1997...............................

--------
(1) Sources: The Nasdaq Stock Market, Inc. and The American Stock Exchange, Inc., as applicable.

INFORMATION ABOUT THE MARKET FOR THE AGRO SHARES

  Of the 938,550 outstanding AGRO Shares not owned by JWCFS as of the date of this Prospectus, an aggregate of approximately 36,750 are believed to be held by one institutional investor; an aggregate of approximately 200,000 are believed to be held by a group of investors whom JWCFS believes have acted (or may be acting) in concert with respect to their ownership of AGRO Shares or otherwise concerning AGRO; and the remaining approximately 701,800 shares are believed to be held by approximately 940 other beneficial owners. The market for the publicly held AGRO Shares has historically been characterized by sporadic, low-volume trading, as indicated in the following table, up to the date JWCFS publicly announced its proposal to conduct the Exchange Offer. The following trading data are based on volumes as reported by market makers, and thus a reported transaction may represent only one side of the buy-sell cycle, with subsequent offsetting transactions also being reported as separate trading volume. Accordingly, the number of shares actually bought and sold by investors may be significantly less than reflected by such volumes below.

                                   AGGREGATE REPORTED       AVERAGE DAILY
                                   TRADING VOLUME(1)  REPORTED TRADING VOLUME(1)
PERIOD                             ------------------ --------------------------
1996:
  January.........................      106,951                  4,861
  February........................       76,935                  3,847
  March...........................       90,255                  4,298
  April...........................      113,445                  5,402
  May.............................      169,860                  7,721
  June............................      120,435                  6,022
  July............................       84,476                  3,840
  August..........................      133,614                  6,073
  September.......................       62,300                  3,115
  October.........................      101,750                  4,424
  November........................      100,000                  5,000
  December........................      289,825                 13,801

                                  AGGREGATE REPORTED       AVERAGE DAILY
                                  TRADING VOLUME(1)  REPORTED TRADING VOLUME(1)
PERIOD                            ------------------ --------------------------
1997:
  January........................      135,885                  6,177
  February.......................       30,500                  1,605
  March..........................       43,050                  2,153
  April..........................       50,100                  2,277
  May............................       23,700                  1,129
  June...........................      242,670                 11,556
  June 1 through 6 (before Public
   Announcement).................        4,000                    800
  June 9 through 30 (after Public
   Announcement).................      238,670                 14,917
  July                                  49,500                  2,250
  August (through August 13)               --                     --

--------
(1) Source: The Nasdaq Stock Market, Inc.

  JWCharles/CSG had been the principal market maker for AGRO Shares from 1994 until June 6, 1997, when JWCFS caused the suspension of all such market making activities (the "Market Making Suspension") in contemplation of its filing of the Registration Statement and public announcement of its intention to conduct the Exchange Offer, which occurred on June 9, 1997 (the "Public Announcement"). As of June 6, 1997, there were six other market makers for AGRO Shares; however, these market makers (along with all others since
January 1, 1996) collectively accounted for approximately 30% of the aggregate volume of all reported trades in AGRO Shares from January 1, 1996 through June 6, 1997, with JWCharles/CSG accounting for the entire remainder of approximately 70%. JWCFS may cause JWCharles/CSG not to resume such market making activity following the termination of the Exchange Offer, whether or not the Exchange Offer is successfully consummated. If the Exchange Offer is consummated, JWCFS would not permit JWCharles/CSG to be a market maker for AGRO Shares. Such a result in either case could significantly and adversely affect the quotation and trading of AGRO Shares on NASDAQ, whether or not JWCFS otherwise decides to seek to terminate such trading if the Exchange Offer is consummated.

  The above information is provided to furnish a context that may be useful to AGRO shareholders in assessing whether or not an effective public trading market for AGRO Shares is likely to exist following the Exchange Offer, which may be an important consideration in deciding whether or not to accept the Exchange Offer. JWCFS can not predict whether or not such a public trading market will exist. Regardless of the results of the Exchange Offer, other market makers may decide to become more active with respect to the trading of AGRO Shares, which could be beneficial to AGRO shareholders who decide not to accept the Exchange Offer. Based on the above historical information concerning the trading of AGRO Shares prior to the Public Announcement, and JWCFS' current intention not to resume market making for AGRO Shares whether or not the Exchange Offer is successfully consummated, JWCFS does not believe that such an effective trading market is likely to exist. If the Exchange Offer is successfully consummated (which means that JWCFS will then own at least 51% of the AGRO Shares), JWCFS believes it is unlikely that such a trading market would exist for any AGRO Shares that remained outstanding and not owned by it.

                              THE EXCHANGE OFFER

BACKGROUND

  JWCharles/CSG had been the principal market maker for the trading of AGRO Shares on NASDAQ since it served as underwriter for AGRO's initial public offering (the "IPO") in August 1994. The IPO was a firm commitment underwriting that was closed on August 19, 1994. In connection with the IPO, JWCFS received from AGRO underwriting discounts and commissions and a non-accountable expense allowance totalling approximately $822,250. Many purchasers of AGRO Shares in the IPO, and many current holders of such shares, are clients or customers of JWCFS' financial services business, and JWCFS has been concerned about the quality of their respective investment experiences as purchasers of AGRO Shares. As a result, JWCFS caused JWCharles/CSG to continue its market making activity with respect to AGRO Shares until the June 6, 1997 Market Making Suspension, even though the low level of activity by other market makers, and the sporadic and limited demand for AGRO Shares by purchasers, had led to JWCFS' ownership of an increasing amount of AGRO Shares. That increase occurred because, to assure the maintenance of a trading market for AGRO Shares in such an environment, JWCharles/CSG had to purchase and hold AGRO Shares due to the unavailability of a sufficient number of interested purchasers making acceptable offers to buy AGRO Shares. As a result of these factors, JWCharles/CSG's ownership of AGRO Shares began to increase steadily during 1996, and by December 1996 had risen to 13%.

  Beginning in September 1996, JWCFS' management had begun to review with the JWCFS Board of Directors (the "JWCFS Board") (i) the trading profile for AGRO Shares and JWCharles/CSG's increased ownership of AGRO Shares as a result;
(ii) the negative spread between AGRO's net asset value ("NAV") per share and the trading prices of AGRO Shares; and (iii) the low level of investment in portfolio companies by AGRO. Management began to consider whether JWCFS should explore a different role with respect to AGRO in order to improve AGRO's prospects for enhancing value for all its shareholders, many of whom were also clients or customers of JWCharles/CSG who had purchased AGRO Shares in the IPO, in order to improve the trading profile for AGRO Shares. Among other things, management also reviewed with the JWCFS Board the potential benefits and costs of an approach that would result in a substantial increase by JWCFS in its ownership of AGRO Shares, if the trading profile for the AGRO Shares could not be improved so as to reduce the pressures being placed on JWCharles/CSG's market making activities. The JWCFS Board permitted management to continue the review process and instructed JWCFS' Chairman and Vice Chairman (who thereafter proceeded to function in the manner of an informal committee of the JWCFS Board to assess the AGRO situation, the "Assessment Task Force") to keep the Board informed with respect to the situation. The JWCFS Board did not formally designate and constitute these persons as an official committee of the Board.

  During this period, AGRO entered into negotiations with respect to a proposed merger with Advanced Electronic Support Products, Inc. ("AESP"). AGRO initially considered engaging JWCFS to serve as its financial advisor for certain of those negotiations, but did not do so. In November 1996, AGRO and AESP mutually agreed to terminate their negotiations upon encountering regulatory and other difficulties to its consummation. Following the aborted transaction with AESP, certain holders of AGRO Shares filed a lawsuit against AGRO, JWCFS, and other parties complaining, among other things, that the transaction should have been consummated (and would have been but for certain terms thereof that were alleged to inappropriately benefit certain affiliates of AGRO). The lawsuit, styled Kevin King, Herbert Hill as general partner of Double H Investment Co. and Bargelt Investments, Bonnie C. Hayes and Ronald Hayes, derivatively as shareholders of and on behalf of The Americas Growth Fund, Inc., a Maryland corporation, vs. Leonard J. Sokolow, J. Antonio Villamil, Neil R. Winter, Sanford B. Cohen, Martin C. Engelmann, JW Charles Securities, Inc. and The Americas Growth Fund, Inc., was filed in the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, Case No. CL 96-010118, and has been removed by the defendants to the United States District Court for the Southern District of Florida, Miami Division. It is being vigorously contested by JWCFS and the other defendants. The plaintiffs (and persons whom JWCFS believes may be acting in concert with them) are believed to own over 15% of the outstanding AGRO Shares. The plans and intentions of these persons with respect to AGRO could not be ascertained fully, and JWCFS had to consider whether possible actions they might take could adversely affect AGRO, and therefore JWCFS because of its ownership of AGRO Shares in JWCharles/CSG's trading account as a market maker.

  Those developments caused JWCFS' management additional concern about the continuation of JWCFS' unusual position with respect to the ownership of AGRO Shares. However, because JWCFS had acquired its AGRO Shares as a result of JWCharles/CSG's market making business (and not for purposes of long-term investment or to obtain control or exercise influence over AGRO or the management of its business and affairs), JWCFS continued during this period to function with respect to AGRO in its normal and customary manner in light of that business activity. JWCFS did not, as might a typical investor who had acquired such position for purposes of investment or control, take an extraordinary action (or proceed at any accelerated pace) to develop or implement any particular plan with respect to AGRO.

  Through a series of internal discussions and analysis over several months, the Assessment Task Force explored the feasibility and desirability of affirmatively seeking to increase JWCFS' ownership of AGRO Shares in order to be able to exercise some influence over the management of AGRO's business, if it were subsequently determined to be in its interests to do so. These explorations led JWCFS on March 11, 1997 to file a Schedule 13D to report JWCharles/CSG's ownership of AGRO Shares, which then totalled approximately 20.7%, in order to disclose more conspicuously its ownership of AGRO Shares and that it was not comfortable with that ownership position and the market conditions that had led to it. JWCFS had acquired its entire position of AGRO Shares as a result of JWCharles/CSG's market making activities in the ordinary course of its business and had been reporting that ownership on Schedule 13G, consistent with its customary practice with respect to ownership of securities for which JWCharles/CSG's serves as a market maker. However, because of the unusually high ownership percentage that had developed in the case of AGRO Shares, and the above explorations by its management, JWCFS determined that an elective filing on Schedule 13D would better ensure that AGRO, its shareholders, and the public generally were aware of the situation while JWCFS conducted its analysis of what, if anything, to do in response.

  Later in March 1997, JWCFS' Chairman and Vice Chairman determined to recommend that JWCFS take the next steps to proceed with a possible transaction that has become this Exchange Offer. At a meeting on March 25, 1997, the JWCFS Board unanimously granted permission to management to proceed with the preparation of a draft of the Registration Statement and the completion of the strategic analysis that would be necessary to implement the recommendation. On June 6, 1997, the Assessment Task Force presented the JWCFS Board with a proposal for an acquisition of control of AGRO, including the Registration Statement necessary for the Exchange Offer, a recommendation for suspension of all market making for AGRO Shares by JWCharles/CSG, and a recommendation for an interim repurchase plan for JWCFS Shares during the period between the Public Announcement and the commencement of the Exchange Offer. On that date, the full JWCFS Board approved the terms and conditions of the Exchange Offer as set forth herein. See "THE EXCHANGE OFFER--Background".

  In connection with JWCFS' filing of the Registration Statement, the staff of the Commission has questioned whether JWCFS was required to file an amendment to its Schedule 13D to report JW Charles/CSG's acquisition of additional AGRO Shares prior to the Public Announcement or to report a change in its plans with respect to AGRO, or whether JWCFS should have caused JW Charles/CSG to cease market making for AGRO Shares prior to the June 6, 1997 Market Making Suspension. JWCFS does not believe that it was required to take (or should have taken) any such action in these particular circumstances, and it has informed the Commission of its belief. It is possible, however, that the Commission or its staff may disagree with JWCFS and that it (or other possible parties, such as AGRO or shareholders of AGRO) may seek to cause JWCFS to rescind the trades with respect to some or all of the AGRO Shares that were acquired by JW Charles/CSG after some date between March 11, 1997 and June 6, 1997 to permit the sellers of those AGRO Shares to reacquire those shares for the consideration they received in the original trade or, depending on the circumstances, for the number of JWCFS Shares they could have received in this Exchange Offer if they had continued to own the AGRO Shares and made a decision to tender in the Exchange Offer. JW Charles/CSG purchased a total of 48,500 AGRO Shares during that time period, for which it paid an aggregate of approximately $129,840, net of commissions, to the sellers. If JW Charles/CSG were required to offer to rescind all such trades on the above basis, and all the sellers accepted the offer, JWCFS would receive the approximately $129,840 net cash consideration paid to the sellers and the sellers would receive the 48,500 AGRO Shares they sold or, if the Exchange Offer has been consummated, the sellers would be permitted to receive JWCFS Shares instead. In such latter event, an aggregate of 20,904 JWCFS Shares would be issued if all the sellers chose to receive only JWCFS Shares. JWCFS does not believe that such a rescission should be required, or that, if it were to be required, it would have any material effect on JWCFS' results of operations, financial condition, prospects, or plans. The Commission or other possible parties (such as AGRO or AGRO shareholders) might seek to take other action or pursue other remedies based on a disagreement with JWCFS' position concerning its Schedule 13D filing obligations or its acquisition of AGRO Shares. While JWCFS believes that its positions would be upheld if challenged, there can be no assurance with respect to that matter.

  From time to time during 1996, JWCFS' Chairman and Vice Chairman had discussions with AGRO's President concerning AGRO's operations and prospects, including any plans by AGRO to increase its level of portfolio investments and otherwise to enhance shareholder value. Such discussions continued in 1997 until March 1997, when the Assessment Task Force decided to recommend to the JWCFS Board that JWCFS undertake a possible transaction that has become this Exchange Offer. Because JWCharles/CSG had been the underwriter for the IPO in 1994 and was the principal market maker for the AGRO Shares, JWCFS' senior management had had frequent and routine communications with AGRO's President (who is AGRO's sole full-time executive officer) concerning AGRO's progress and prospects since the time of the IPO. The above discussions during 1996 and 1997 were consistent with that historical pattern.

  Because of the above circumstances that gave rise to its unusual position with respect to AGRO and its ownership of AGRO Shares, JWCFS did not engage in any negotiations, meetings, or other contacts with the AGRO Board or AGRO's management concerning JWCFS's exploration of a possible transaction that could result in JWCFS's acquisition of control of AGRO or acquisition of AGRO Shares other than pursuant to JWCharles/CSG's customary market making activities. JWCharles/CSG's trading personnel (all of whom were specifically not informed of, and did not know about, such explorations) continued to have their routine contacts with AGRO in the ordinary course of JWCharles/CSG's market making activities. JWCFS' Chairman and Vice Chairman, notwithstanding the analysis they were privately conducting in order to keep the JWCFS Board informed, continued to have frequent conversations with AGRO's President. Because of the routine nature and frequent occurrence of such conversations, specific dates are impossible to reconstruct precisely, but such conversations involving either or both of the Chairman and Vice Chairman of JWCFS and AGRO's President probably took place on average once every two weeks or so, until March 25, 1997. None of the discussions with AGRO's President included any proposal or plan of JWCFS for a possible acquisition of control of AGRO, or any other matter for submission to the AGRO Board. After that date, JWCFS' management continued to contact AGRO only to request more convenient access to certain information concerning AGRO's public disclosures and AGRO's stock trading and beneficial stock ownership positions.

  JWCFS believes that AGRO has not been successful in implementing its plan of business, which is evidenced in significant part by the fact that, as of March 31, 1997, AGRO reported that it had approximately $4 million of the $5.1 million of net proceeds from its IPO uninvested in portfolio companies. AGRO has made investments in only six portfolio companies since the IPO in August 1994. In addition, AGRO's reported NAV as of March 31, 1997, was $3.74 per share, of which $3.15 per share was in cash or other liquid assets. Yet, AGRO Shares are trading below their NAV, and have done so consistently since March 1995.

  In ultimately deciding to approve the Exchange Offer [which decision is not irrevocably made unless and until the Registration Statement is declared effective so that the Exchange Offer can be commenced], the JWCFS Board concluded: (i) that the trading profile for AGRO Shares was not likely to change in the foreseeable future such that JWCFS could substantially reduce its ownership of AGRO Shares without incurring a significant loss; (ii) that the negative spread between AGRO's NAV per share and the trading prices of AGRO Shares was not likely to be eliminated in the foreseeable future, which would mean that JWCFS would not be able to realize the inherent value of the AGRO Shares, even if it were able to find purchasers for the shares; (iii) that other holders of AGRO Shares who had purchased the shares in the IPO may be in similar situations and that many such holders were (and continue to be) clients or customers of JWCFS; (iv) that AGRO had not been successful in implementing its plan of business as a BDC, and that JWCFS did not have sufficient confidence that AGRO would be able to do so in the foreseeable future, in significant part because expected business opportunities in Cuba had not developed (and do not appear likely to develop in the foreseeable future) as a result of changes following the IPO in the trends for normalization of political and diplomatic relationships with Cuba; and (v) that JWCFS could apply the assets and resources of AGRO as a part of JWCFS' business with a higher likelihood of enhancing value for all former AGRO shareholders. The JWCFS Board considered each of these factors to be favorable with respect to approving the Exchange Offer.

  The JWCFS Board also considered: (vi) whether the Exchange Offer would be successful if commenced, in light of JWCFS' desire only to use its shares of stock in the transaction; (vii) the apparent existence of a "group" of AGRO shareholders who owned potentially as much as 20% of the AGRO shares, and whether that "group" or some other person would institute a competing bid that would defeat JWCFS' offer or force it to increase the Exchange Ratio; (viii) whether the expense of implementing the Exchange Offer and a possible Consolidation Merger would be too great to make it beneficial to JWCFS; (ix) whether a possible Consolidation Merger can be effected at all within a time period that is practical for JWCFS, in light of the anti-takeover provisions in AGRO's charter and potential regulatory complexities; (x) whether the requisite regulatory procedures, including filing the Registration Statement, would unduly complicate the implementation of the Exchange Offer; (xi) whether, as is implicit in consideration (vi) above, the JWCFS Shares would constitute an attractive consideration to the AGRO shareholders, in light of the risks associated with the business of JWCFS and an investment in JWCFS Shares; and (xii) whether, following the Public Announcement, persons might seek to engage in arbitrage with respect to JWCFS Shares or AGRO Shares. Each of these considerations involved some unfavorable aspects, which the Assessment Task Force and the JWCFS Board had to weigh carefully over several months in deciding whether to proceed with and ultimately approve the Exchange Offer.

  The decision to base the Exchange Ratio on AGRO's NAV per share as of AGRO's most recent 10-QSB (for the quarter ended March 31, 1997) and the trading prices of the JWCFS Shares before the Public Announcement is directly attributable to the weighing of the above factors and considerations. As referred to elsewhere herein, JWCFS also determined that it should not pursue a negotiated transaction with AGRO. It did so because such a transaction could potentially be opposed by a competing bidder as involving a conflict of interests due to JWCharles/CSG's historical relationships with AGRO as the underwriter for its IPO and as the principal market maker for the AGRO Shares. JWCFS determined that, in order to avoid the expenses and potential delays of having to fight such a challenge, it would be prudent to develop its proposal solely on its own and present that proposal directly to the AGRO shareholders, without regard to the position the AGRO Board might decide to take.

  In connection with filing the Registration Statement, JWCFS has offered to be available to the AGRO Board for such discussions about the Exchange Offer as the AGRO Board may wish to have. JWCFS has not undertaken, and will not undertake, to obtain an approval or recommendation by the AGRO Board of the Exchange Offer. The AGRO Board has the option under Rule 14d-9 of the Exchange Act to take a position that does not recommend or oppose the Exchange Offer, but rather leaves the decision of whether to tender their AGRO Shares in the Exchange Offer to each AGRO shareholder and such shareholder's personal financial or other advisors.

PURPOSE OF THE EXCHANGE OFFER; THE CONSOLIDATION MERGER

  As the largest shareholder of AGRO, JWCFS desires to realize for itself and all other AGRO shareholders the net asset value of their holdings in AGRO. JWCFS believes that AGRO's prospects for future success as an independently operated BDC may not be good and that it might be able to enhance its value for shareholders by terminating its status as a BDC, coupled with its abandonment of its current business plan for investment in portfolio companies that are strategically linked to the Caribbean and Latin America. Such a termination, however, requires the approval of AGRO shareholders who own at least a majority of the outstanding AGRO Shares, and may require the approval of AGRO shareholders who own 75% of the outstanding AGRO Shares, depending upon the definitive interpretation of certain ambiguous provisions in AGRO's governing documents and the implications of certain public statements previously made by AGRO. In the prospectus for its IPO, AGRO refers to a requirement for approval by holders of 75% of the AGRO Shares in order to terminate AGRO's BDC status. Such a requirement is not stated in AGRO's articles of incorporation or bylaws, and JWCFS does not believe that such a requirement is appropriately inferred from either such document or otherwise compelled under Maryland law. JWCFS has not obtained a definitive interpretation or legal opinion on that matter, and will not do so unless the issue becomes directly relevant to JWCFS' plans following the Exchange Offer as a result of the percentage of AGRO Shares it then owns.

  The Exchange Offer is being made for the purpose of acquiring at least 51% of the outstanding AGRO Shares and thereby obtaining the ability to control certain governance matters for AGRO, including to elect, in time, all the members of its Board of Directors. Upon completion of the Exchange Offer, if JWCFS holds the requisite number of AGRO Shares, and assuming the cooperation of the incumbent JWCFS Board or the election of the JWCFS Nominees to a majority of the AGRO Board (of which there is no assurance), JWCFS could cause the termination of AGRO's election to be treated as a BDC under the 1940 Act; and, if JWCFS holds at least 90% of such shares, JWCFS could cause the Consolidation Merger of AGRO with a subsidiary of JWCFS without seeking a vote of AGRO's shareholders (a so-called "short-form" merger), in which event the remaining AGRO shareholders (other than JWCFS and any shareholders who exercise their dissenters' rights under Maryland law) would receive for each AGRO Share the same number of JWCFS Shares as paid in this Exchange Offer. JWCFS will consider all such alternatives, and possibly others that may become available to it, at the appropriate time. However, as stated elsewhere herein, JWCFS currently intends to proceed with a Consolidation Merger if it consummates the Exchange Offer (which means that it would then own at least 51% of the AGRO Shares).

  If, following the Exchange Offer, JWCFS' ownership of AGRO Shares is less than 100%, the principal factors in JWCFS' determination of whether to seek to consummate the Consolidation Merger will include the following:

  . If such ownership is less than the 90% required for a short-form merger, JWCFS will assess the administrative and regulatory complexities and expense of pursuing a merger that requires the vote of AGRO shareholders.

  . If AGRO were wholly owned by JWCFS, decisions regarding AGRO's operations could be made without possible limitations arising out of the existence of a minority shareholder interest. If JWCFS does not own all of the AGRO Shares, AGRO would be required by law to be managed by the AGRO Board in the best interests of all AGRO shareholders, rather than just JWCFS and its shareholders. Moreover, as the majority shareholder, JWCFS might have certain legal duties to the minority shareholders of AGRO that could restrict JWCFS' flexibility in dealing with its assets and its operations in the manner JWCFS' management believes to be in the best interest of JWCFS' shareholders, which would then include the former AGRO shareholders who tendered their shares in this Exchange Offer.

  . As a 100% owned subsidiary, AGRO would no longer incur separate accounting, possible SEC reporting, shareholder reporting, annual meeting, and independent board expenses. JWCFS estimates that elimination of these expenses would result in savings of approximately $100,000 per year.

  . AGRO's status as a separate company could result in disproportionate attention, by analysts and other members of the investment community, to AGRO's role within the JWCFS organization, and could detract from JWCFS' ability to communicate the role and capabilities of its various subsidiaries in the context of JWCFS' overall business strategies.

  . Conversion of the residual AGRO minority shareholder interest into additional outstanding JWCFS shares would increase JWCFS' market capitalization and public float, which could enhance the overall trading market for JWCFS Shares.

  The exact timing and details of any merger or other action concerning AGRO necessarily will depend upon a variety of factors, including the number of AGRO Shares acquired by JWCFS in the Exchange Offer. It should be noted that, as a result of information hereafter obtained by JWCFS, changes in general economic or market conditions or in the business of AGRO, or other factors, such action might not be effected. JWCFS expressly reserves the right not to effect a subsequent merger or take any other of the possible actions.

  Except for the Transaction and except as otherwise described in this Prospectus, including the current intention stated above concerning the Consolidation Merger, JWCFS does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any operations of JWCFS, or the sale or transfer of a material amount of assets involving JWCFS or any of its subsidiaries, or any changes in JWCFS' capitalization or any other change in JWCFS' corporate structure or business or the composition of its management. However, JWCFS may, in the future, propose or develop additional or new plans or proposals, or may propose the acquisition or disposition of assets or other changes in JWCFS' business, corporate structure, capitalization, management, or dividend policy.

DETERMINATION OF THE EXCHANGE RATIO

  The JWCFS Board determined the Exchange Ratio based on the reported NAV of AGRO at March 31, 1997 (without any discount thereto in respect of the illiquidity of any AGRO portfolio investment) and the average of the last reported sales prices of JWCFS Shares on the AMEX for the ten (10) trading days immediately preceding the June 9, 1997 Public Announcement date. The Exchange Ratio represents (i) a premium of 33.2% based on the relative last reported sales prices of JWCFS Shares and AGRO Shares on June 6, 1997, the last such trading date, (ii) a premium of 36.2% based on the relative average closing sales prices during the ten (10) trading days preceding such date, and
(iii) a premium of   % based on the relative final closing sales prices on
      , 1997, the last trading date immediately preceding the formal commencement of this Exchange Offer.

  Based on relative closing bid quotations reported, such premiums are 31.3%,
33.8%, and   %, respectively. Bid prices are the prices at which dealers stand ready to purchase at least one round lot from investors seeking to sell their shares, and JWCFS believes that, for shares (such as those of AGRO) with wide bid-asked spreads, the bids provide a more accurate measure of sales prices obtainable by individual investors seeking to sell a small number of shares.

  The JWCFS Board concluded that the Exchange Ratio and resulting premium were reasonable and appropriate, from its perspective, in light of: AGRO's NAV; the condition of the public market for the AGRO Shares on NASDAQ; the fact that tendering holders of AGRO Shares, as new holders of JWCFS Shares, would continue to participate in the business of AGRO (if it were to be continued) as a part of the business of JWCFS; the perception of JWCFS' management regarding AGRO's business prospects; the perceived benefits to JWCFS of obtaining a substantially increased ownership of AGRO, including the potential ability to effect the Consolidation Merger, to terminate AGRO's status as a BDC, to cause a dissolution and liquidation of AGRO, or to take other possible actions that the ownership of 51% or more of the AGRO Shares could permit JWCFS to control; and expectations concerning the level of premium that likely would be attractive to the holders of AGRO Shares not held by JWCFS. However, because the Exchange Ratio will not change for possible fluctuations in the market price of the JWCFS Shares following public awareness of the Exchange Offer, such fluctuations may adversely affect the amount of any such premium on the date the Exchange Offer is consummated. The JWCFS Board, in connection with authorizing the Exchange Offer, authorized JWCFS, to the extent permissible under applicable rules and regulations of the Commission, to engage in open market repurchases of JWCFS Shares between the Public Announcement date and the commencement of the Exchange Offer, if it believed that any such market price fluctuations would make such repurchases in the best interests of JWCFS' shareholders as a whole. JWCFS did not repurchase any of its shares during that period.

  JWCFS has not obtained a fairness opinion or other analysis from an outside party concerning the fairness or reasonableness of the terms of the Exchange Offer from the perspective of AGRO shareholders, as a financial matter.

  THE JWCFS BOARD IS NOT MAKING A RECOMMENDATION TO THE HOLDERS OF AGRO SHARES AS TO WHETHER OR NOT TO ACCEPT THE EXCHANGE OFFER. EACH AGRO SHAREHOLDER SHOULD MAKE HIS OR HER OWN DETERMINATION BASED ON HIS OR HER OWN INVESTMENT OBJECTIVES, CIRCUMSTANCES, AND ALTERNATIVES, FOLLOWING CAREFUL CONSIDERATION OF THE INFORMATION CONTAINED IN THIS PROSPECTUS.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions of the Exchange Offer, JWCFS hereby offers to exchange JWCFS Shares for all (but at least a minimum of 51%) of the outstanding AGRO Shares, at a rate of .431 JWCFS Share for each AGRO Share, provided that such AGRO Shares are validly tendered by the Expiration Date and not withdrawn as provided in "THE EXCHANGE OFFER--Withdrawal Rights". The term "Expiration Date" means 12:00 midnight, Atlanta time, on September 22, 1997, unless JWCFS extends the period of time for which the Exchange offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer as extended by JWCFS expires.

  Upon the terms and subject to the conditions of the Exchange Offer, JWCFS will exchange all AGRO Shares for JWCFS Shares. Tendering shareholders will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Except as set forth in the Letter of Transmittal, any transfer taxes on the exchanged AGRO Shares pursuant to the Exchange Offer will be paid by or on behalf of JWCFS unless such payment would jeopardize the tax-free nature of the Transaction for federal income tax purposes. Currently, JWCFS is not aware of any transfer taxes whose payment by JWCFS would have such a result.

  No fractional JWCFS Shares will be distributed. Holders of AGRO Shares who would otherwise be entitled to receive a fractional JWCFS Share will be paid cash in lieu thereof based on the last reported sales price of JWCFS Shares on the Expiration Date.

  The Exchange Offer is subject to certain conditions set forth in "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer", including the condition that JWCFS receives valid tenders (that are not subsequently withdrawn) for a sufficient number of AGRO Shares to equal, when added to AGRO Shares already owned by JWCFS, at least 51% of the outstanding AGRO Shares. As of the date of this Prospectus, JWCFS owned 326,550 AGRO Shares, or approximately 25.8% of the shares outstanding.

  If any condition of the Exchange Offer is not satisfied, JWCFS may (i) terminate the Exchange Offer and return all tendered AGRO Shares to tendering shareholders, (ii) extend the Exchange Offer and, subject to withdrawal rights as set forth in "THE EXCHANGE OFFER--Withdrawal Rights", retain all such AGRO Shares until the expiration of the Exchange Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period during which the Exchange Offer is open, exchange all AGRO Shares validly tendered for exchange by the Expiration Date and not withdrawn, or (iv) delay acceptance for exchange of, or exchange for, any AGRO Shares until satisfaction or waiver of such condition to the Exchange Offer, even though the Exchange Offer has expired. JWCFS' right to delay acceptance for exchange of, or exchange for, AGRO Shares tendered for exchange pursuant to the Exchange Offer is subject to applicable law, including, to the extent applicable, Rule 14e-1(c) promulgated under the Exchange Act, which requires that JWCFS pay the consideration offered or return the AGRO Shares deposited by or on behalf of the AGRO shareholders promptly after the termination or withdrawal of the Exchange Offer. For a description of JWCFS' right to extend the period during which the Exchange Offer is open and to amend, delay, or terminate the Exchange Offer, see "THE EXCHANGE OFFER--Extension of Tender Period; Termination; Amendment".

  Requests will be made to AGRO for use of an AGRO shareholders list and security position listings for purposes of communicating with AGRO shareholders and disseminating the Exchange Offer to holders of the AGRO Shares. This Prospectus and the related Letter of Transmittal will be mailed to record holders of AGRO Shares and will be furnished to brokers, banks, and similar persons whose names, or the names of whose nominees, appear on the AGRO shareholders list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of AGRO Shares by JWCFS following receipt of such list or listings from AGRO.

PROCEDURE FOR TENDERING AGRO SHARES

  To tender AGRO Shares pursuant to the Exchange Offer, either: (a) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantee or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other required documents, must be received by the Exchange Agent at its address set forth on the back cover of this Prospectus and either (i) certificates for the AGRO Shares tendered must be received by the Exchange Agent at its address, or (ii) such AGRO Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Exchange Agent, such confirmation being referred to as a "Book-Entry Confirmation"), in each case by the Expiration Date; or
(b) the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility (as defined below) to, and received by, the Exchange Agent, that forms a part of a Book-Entry Facility and states that such Book-Entry Transfer Confirmation has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the AGRO Shares that such participant has received and agreed to be bound by the terms of the Letter of Transmittal and that JWCFS may enforce such agreement against such participant.

  The Exchange Agent will establish accounts with respect to the AGRO Shares at The Depositary Trust Company and Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of AGRO Shares by causing such Book-Entry Transfer Facility to transfer such AGRO Shares into the Exchange Agent's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of AGRO Shares may be effected through book-entry transfer, the Letter of Transmittal (or manually executed facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be received by the Exchange Agent at its address set forth on the back cover of this Prospectus by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the AGRO Shares (including any participant in one of the Book-Entry Transfer Facilities whose name appears in a security position listing as the owner of the AGRO shares) tendered therewith and such holder has not completed the instruction entitled "Special Exchange Instructions" on the Letter of Transmittal, or (b) such AGRO Shares are tendered for the account of an Eligible Institution. If the certificates for AGRO Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged AGRO shares are to be issued to a person other than the registered holder, the certificates must be accompanied by appropriate stock powers, in either case signed exactly as the name of the registered owner or owners appears on the certificates, with the signatures on the certificates or stock powers guaranteed as set forth above.

  If a shareholder desires to tender AGRO Shares pursuant to the Exchange Offer and cannot deliver such AGRO Shares and all other required documents to the Exchange Agent by the Expiration Date, or such shareholder cannot complete the procedure for book-entry transfer on a timely basis, such AGRO Shares may nevertheless be tendered if all of the following conditions for guaranteed delivery are met:

    (a) such tender is made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by JWCFS is received by the Exchange Agent (as provided below) by the Expiration Date; and

    (c) the certificates for such AGRO Shares (or a confirmation of a book-entry transfer of such AGRO Shares into the Exchange Agent's account at one of the Book Entry Transfer Facilities), in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof or an agent's message in connection with a book-entry transfer) and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five AMEX trading days after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mailed to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  In all cases, exchanges of AGRO Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for AGRO Shares (or timely confirmation of a Book-Entry Transfer Facility as described above), properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), or an Agent's Message in connection with a book-entry transfer, and any other required documents. Accordingly, tendering AGRO Shareholders may be paid at different times depending upon when certificates for AGRO Shares or confirmations of book-entry transfers of such AGRO Shares are actually received by the Exchange Agent.

  By executing a Letter of Transmittal as set forth above, the tendering AGRO shareholder irrevocably appoints designees of JWCFS as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the AGRO Shares tendered by such shareholder and accepted for exchange by JWCFS and with respect to any and all other AGRO Shares and other securities issued or
issuable in respect of the AGRO Shares on or after      , 1997. Such
appointment is effective, and voting rights will be affected, when and only to the extent that JWCFS deposits the shares of JWCFS Common Stock for AGRO Shares tendered by such shareholder with the Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered AGRO Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by such shareholder will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). JWCFS' designees will, with respect to the AGRO Shares for which the appointment is effective, be empowered, among other things, to exercise all voting and other rights of such shareholder as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of AGRO shareholders, by written consent in lieu of any such meeting or otherwise. JWCFS reserves the right to require that, in order for AGRO Shares to be deemed validly tendered, immediately upon JWCFS' exchange of such AGRO Shares, JWCFS must be able to exercise full voting rights with respect to such AGRO Shares.

  THE METHOD OF DELIVERY OF AGRO SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF

CERTIFICATES FOR AGRO SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED AND SUFFICIENT TIME TO ENSURE TIMELY RECEIPT SHOULD BE ALLOWED. To avoid backup federal income tax withholding with respect to JWCFS Shares and cash in lieu of fractional shares received by a shareholder pursuant to the Exchange Offer, the shareholder must provide the Exchange Agent with his correct taxpayer identification number and certify whether he is subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

  The tender of AGRO Shares pursuant to any one of the procedures described above will constitute an agreement between the tendering shareholder and JWCFS upon the terms and subject to the conditions of the Exchange Offer.

  All questions as to the form of documents and the validity, eligibility (including time of receipt), and acceptance for exchange of any tender of AGRO Shares will be determined by JWCFS, in its sole discretion, which determination will be final and binding. JWCFS reserves the absolute right to reject any or all tenders of AGRO Shares determined by it not to be in proper form, and to refuse any acceptance for exchange of AGRO Shares that may, in the opinion of JWCFS' counsel, be unlawful. JWCFS also reserves the absolute right to waive any defect or irregularity in any tender of AGRO Shares. No tender of AGRO Shares will be deemed to have been validly made until all defects and irregularities in the tender of any AGRO Shares have been cured. None of JWCFS, the Exchange Agent, the Information Agent, or any other person will be under any duty to give notification of any defect or irregularity in tenders, or incur any liability for failure to give any such notification.

EXCHANGE OF AGRO SHARES

  Upon the terms and subject to the conditions of the Exchange Offer, JWCFS will accept for exchange, and will transfer JWCFS Shares in exchange for, AGRO Shares validly tendered and not withdrawn by the Expiration Date as promptly as practicable after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in "THE EXCHANGE OFFER-- Certain Conditions of the Exchange Offer". In addition, JWCFS reserves the right, in its sole discretion subject to Rule 14e-1(c) promulgated under the Exchange Act, to delay the acceptance for exchange, or delay exchange, of any AGRO Shares in order to comply with any applicable law. For a description of JWCFS' right to terminate the Exchange Offer and not accept for exchange of, or exchange for, any AGRO Shares, or to delay acceptance for exchange of, or exchange for, any AGRO Shares, see "THE EXCHANGE OFFER--Extension of Tender Period; Termination; Amendment".

  For purposes of the Exchange Offer, JWCFS shall be deemed to have accepted for exchange and exchanged AGRO Shares tendered for exchange when, as, and if JWCFS gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such AGRO Shares for exchange. Exchange of AGRO Shares accepted for exchange pursuant to the Exchange Offer will be made by deposit of tendered AGRO Shares with the Exchange Agent, which will act as agent for the tendering shareholders for the purpose of receiving JWCFS Shares from JWCFS and transmitting such JWCFS Shares to tendering shareholders. In all cases, the exchange of JWCFS Shares for AGRO Shares accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such AGRO Shares (or of a confirmation of a book-entry transfer of such AGRO Shares into the Exchange Agent's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other required documents. For a description of the procedure for tendering AGRO Shares pursuant to the Exchange Offer, see "THE EXCHANGE OFFER--Procedures for Tendering AGRO Shares". Accordingly, exchanges of JWCFS Shares for AGRO Shares may be made to tendering shareholders at different times if delivery of the AGRO Shares and other required documents occur at different times. Under no circumstances will interest be paid by JWCFS pursuant to the Exchange Offer, regardless of any delay in making such exchange.

  If certain events occur, JWCFS may not be obligated to exchange JWCFS Shares for AGRO Shares pursuant to the Exchange Offer. See "THE EXCHANGE OFFER-- Certain Conditions of the Exchange Offer".

JWCFS will exchange the same number of JWCFS Shares for each AGRO Share accepted for exchange pursuant to the Exchange Offer.

  If any tendered AGRO Shares are not exchanged pursuant to the Exchange Offer for any reason, or if certificates are submitted for more AGRO Shares than are tendered, certificates for such unexchanged or untendered AGRO Shares will be returned (or, in the case of AGRO Shares tendered by book-entry transfer, such AGRO Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities), without expense to the tendering shareholder, as promptly as practicable following the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

  Tenders of AGRO Shares made pursuant to the Exchange Offer are irrevocable, except that AGRO Shares tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for exchange and exchanged pursuant to the Exchange Offer, may also
be withdrawn at any time after       1997. If JWCFS extends the period during
which the Exchange Offer is open, is delayed in its acceptance of AGRO Shares for exchange, or is unable to accept AGRO Shares for exchange pursuant to the Exchange Offer for any reason, then, without prejudice to JWCFS' rights under the Exchange Offer, the Exchange Agent may, on behalf of JWCFS, retain all AGRO Shares tendered, and such AGRO Shares may not be withdrawn except as otherwise provided in this section.

  To be effective, a written, telegraphic, telex, or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus, and must specify the name of the person who tendered the AGRO Shares to be withdrawn and the number of AGRO Shares to be withdrawn, and the name of the registered holder if different from that of the person who tendered such AGRO Shares. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution (unless such AGRO Shares have been tendered for the account of any Eligible Institution). If AGRO Shares have been tendered pursuant to the procedures for book-entry tender as set forth under "--Procedure for Tendering AGRO Shares", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be created with the withdrawn AGRO Shares and must otherwise comply with such Book-Entry Transfer Facilities procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers shown on the particular certificates evidencing the AGRO Shares to be withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates. Withdrawals may not be rescinded, and AGRO Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, withdrawn AGRO Shares may be retendered by again following one of the procedures described in "THE EXCHANGE OFFER-- Procedure for Tendering AGRO Shares" before the Expiration Date.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by JWCFS, in its sole discretion, which determination will be final and binding. None of JWCFS, the Exchange Agent, the Information Agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal, or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

  JWCFS reserves the right (but will not be obligated), at any time or from time to time, in its sole discretion and regardless of whether or not any of the conditions specified in "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer" have been satisfied, to (i) extend the period during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and by making public announcement of such extension, or
(ii) amend the Exchange Offer in any respect by making a public announcement of such amendment. There can be no assurance that JWCFS will exercise its right to extend or amend the Exchange Offer.

  If JWCFS materially changes the terms of the Exchange Offer (other than a change in price or percentage of securities sought) or the information concerning the Exchange Offer, or waives a material condition of the Exchange Offer, JWCFS will extend the Exchange Offer for a period sufficient to allow shareholders to consider the amended terms of the Exchange Offer. Certain rules promulgated under the Exchange Act provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) JWCFS increases or decreases the consideration offered for AGRO Shares pursuant to the Exchange Offer, or JWCFS decreases the number of AGRO Shares eligible for exchange, and (ii) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent, or given, then the Exchange Offer will be extended until the expiration of such period of ten business days. The term "business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Atlanta time.

  JWCFS also reserves the right, in its reasonable discretion, if any condition specified in "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer" has not been satisfied and so long as AGRO Shares have not theretofore been accepted for exchange, to delay (except as otherwise required by applicable law) acceptance for exchange of, or exchange for, any AGRO Shares, or to terminate the Exchange Offer and not accept for exchange of, or exchange for, any AGRO Shares.

  If JWCFS extends the period of time during which the Exchange Offer is open, is delayed in accepting for exchange, or exchanging for, any AGRO Shares, or is unable to accept for exchange of, or exchange for, any AGRO Shares pursuant to the Exchange Offer for any reason, then, without prejudice to JWCFS' rights under the Exchange Offer, the Exchange Agent may, on behalf of JWCFS, retain all AGRO Shares tendered, and such AGRO Shares may not be withdrawn except as otherwise provided in "THE EXCHANGE OFFER--Withdrawal Rights". The reservation by JWCFS of the right to delay acceptance for exchange of, or exchange for, any AGRO Shares is subject to the requirements of Rule 14e-1(c) under the Exchange Act, which requires that JWCFS pay the consideration offered or return the AGRO Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Exchange Offer.

  Any extension, termination, or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which JWCFS may choose to make any public announcement, JWCFS will have no obligation (except as otherwise required by applicable law) to publish, advertise, or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service, subject to JWCFS' obligations under Rule 14d-4(c) under the Exchange Act (relating to JWCFS' obligation to disseminate public announcements concerning material changes in the Prospectus), if such rule is applicable. If the Exchange Offer is extended, JWCFS will make an appropriate public announcement of such extension no later than 9:00 a.m., Atlanta time, on the next business day after the previously scheduled Expiration Date.

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer and without prejudice to JWCFS' other rights under the Exchange Offer, JWCFS shall not be required to accept for exchange of, or exchange for, any AGRO Shares, and may terminate the Exchange Offer as provided in "THE EXCHANGE OFFER--Extension of Tender Period; Termination; Amendment", if before the expiration of the Exchange Offer, any of the following conditions exists:

    (a) there shall be threatened, instituted, or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay, or otherwise directly or indirectly to restrain or prohibit (A) the making of the Exchange

  Offer or any other material element of the Transaction or (B) the acceptance for exchange of, or exchange for, some of or all of the AGRO Shares by JWCFS, (ii) seeking to obtain material damages directly or indirectly relating to the transactions contemplated by the Exchange Offer (including the other elements of the Transaction), (iii) seeking any material diminution in the benefits expected to be derived by JWCFS or any of its affiliates as a result of the transactions contemplated by the Exchange Offer (or any other elements of the Transaction), or (iv) that otherwise, in the judgment of JWCFS, has or may have material adverse significance with respect to either the value of JWCFS or any of its subsidiaries or affiliates or the value of the AGRO Shares to JWCFS;

    (b) there shall be any action taken, or any statute, rule, regulation, injunction, order, or decree proposed, enacted, enforced, promulgated, issued, or deemed applicable to the Exchange Offer or any transaction contemplated by the Exchange Offer (including the other elements of the Transaction) by any court, government, or governmental authority or agency, domestic or foreign, that might, in the judgment of JWCFS, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material adverse change (or development or threatened development involving a prospective material adverse change) in United States or any other currency exchange rates, or a suspension of or a limitation on the markets therefor, (iv) the commencement of a war, armed hostilities, or other international or national calamity directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in the judgment of JWCFS, might adversely affect, the extension of credit by banks or other financial institutions, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

    (d) any material adverse change (i) shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective material adverse change) in the business, financial condition, results of operations, or prospects of AGRO, or (ii) shall have occurred in the net asset value of AGRO or in the United States securities, financial, or commodities markets, or JWCFS shall have become aware of any facts that, in judgment of JWCFS, have or may have material adverse significance with respect to the value of AGRO Shares to JWCFS;

    (e) a tender or exchange offer for some or all of the AGRO Shares shall have been publicly proposed to be made or shall have been made by another person, or it shall have been publicly disclosed or JWCFS shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than JWCFS and its affiliates shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of AGRO (including AGRO Shares), through the acquisition of stock, the formation of a group, or otherwise, or shall have been granted any option, right, or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of AGRO (including AGRO Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13-G on file with the Commission on June 6, 1997, (ii) any such person or group that, before June 6, 1997, had filed such a Schedule with the Commission shall have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of AGRO (including AGRO Shares), through the acquisition of stock, the formation of a group, or otherwise, constituting 1% or more of any such class or series, or shall have been granted any option, right, or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of AGRO (including AGRO Shares) constituting 1% or more of any such class or series, (iii) any person or group (other than JWCFS and its affiliates) shall have made a proposal with respect to a tender or exchange offer or a merger, consolidation, or other business combination with or involving AGRO, or (iv) any person shall have filed a Notification and Report Form under the Hart-

  Scott-Rodino Act or made a public announcement or non-public approach reflecting an intent to acquire AGRO or any assets or securities of AGRO; or

    (f) the JWCFS Shares to be issued to the AGRO shareholders in the Exchange Offer shall not have been authorized for listing on the AMEX, subject to official notice of issuance.

  The foregoing conditions are for the sole benefit of JWCFS and may be asserted by JWCFS regardless of the circumstances (including any action or omission by JWCFS) giving rise to any such condition or may (except in the case of the condition specified in clause (i) of the preceding subparagraph
(e)) be waived by JWCFS in whole at any time and in part from time to time. The determination as to whether any condition has been satisfied shall be in the reasonable judgment of JWCFS and will be final and binding on all parties. The failure by JWCFS at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by JWCFS concerning the events described in this section will be final and binding upon all parties.

  In addition, JWCFS will not accept for exchange any AGRO Shares tendered, and no JWCFS Shares will be transferred in exchange for any such AGRO Shares, at any time at which there is in effect a stop order issued by the Commission with respect to the Registration Statement under which the JWCFS Shares are to be transferred.

CONTROL OF THE AGRO BOARD

  Following the consummation of the Exchange Offer, and in the absence of the cooperation of the incumbent AGRO Board in causing AGRO to take certain actions that may be sought by JWCFS, JWCFS may, at the next or subsequent annual or special meetings of AGRO shareholders, nominate individuals to serve as directors of AGRO who (subject to fiduciary duties) support the Consolidation Merger or other actions that may be considered by JWCFS for AGRO.

  The AGRO Bylaws provide for the classification of the AGRO Board into three classes, each with a term of three years and with only one class of directors standing for election in any year. Under the AGRO Articles of Incorporation and AGRO Bylaws, the AGRO Board can increase the number of directors at any time up to a maximum of 12. In addition, a director may resign at any time. Under the AGRO Bylaws, when a vacancy occurs in the AGRO Board (other than a vacancy resulting from the removal of a director by the shareholders for cause), a majority of the remaining directors, even if less than a quorum, may fill the vacancy until the successor or successors are elected at a meeting of AGRO shareholders. Directors may be removed from office only for "cause" by a vote of at least 75% of the AGRO Shares and, in the event of any such removal, resulting vacancies may be filled by the shareholders. The AGRO Bylaws do not provide for cumulative voting on the election of directors.

  Under the AGRO Bylaws, holders of 25% of the outstanding AGRO Shares may call a special meeting of shareholders. If, following the consummation of the Exchange Offer, JWCFS owns at least 75% of the AGRO Shares, and if it could establish "cause" for the removal of the AGRO directors, it could convene a special meeting of AGRO shareholders to remove the incumbent AGRO directors and elect their successors.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes certain federal income tax consequences of the Exchange Offer and the Consolidation Merger to holders of AGRO Shares, but does not purport to be a complete analysis of all of the potential tax effects of the Transaction. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action, and any such change may be applied retroactively. No information is provided herein with respect to foreign, state, or local tax laws or estate and gift tax considerations. This information is directed to AGRO shareholders who hold their AGRO Shares as "capital assets" within the meaning of Section 1221 of the Code. JWCFS does not intend to request a ruling from the IRS with respect to the Exchange Offer or the Consolidation Merger. The following discussion of certain federal income tax consequences relevant to the Exchange Offer and the Consolidation Merger constitutes the opinion of Kilpatrick Stockton LLP, tax counsel to JWCFS ("Tax Counsel"), subject to the qualifications stated herein. Such opinion, however, has no binding effect on the IRS or the courts.

  In the opinion of Tax Counsel, if both the Exchange Offer and the Consolidation Merger are effected within a reasonably prompt period of time of each other (for example, if the Consolidation Merger is effected within 30 to 60 days after the consummation of the Exchange Offer), the transaction will be treated as a single integrated transaction. In that case, the Exchange Offer and the Consolidation Merger will constitute a tax-free exchange under Section 368 of the Code. In such event, (i) no income, gain, or loss will be recognized by AGRO shareholders upon the receipt of JWCFS Shares in exchange for their AGRO Shares, (ii) no income, gain, or loss will be recognized by JWCFS or AGRO pursuant to the Exchange Offer or the Consolidation Merger,
(iii) the tax basis of the JWCFS Shares received by AGRO shareholders will be equal to their basis in AGRO Shares immediately before consummation of the Exchange Offer or Consolidation Merger, (iv) the holding period of the JWCFS Shares received by each AGRO shareholder will include the period for which such shareholder has held the AGRO Shares surrendered in exchange therefor, and (v) the payment of cash in lieu of fractional share interests in JWCFS will be treated for federal income tax purposes as if the fractional shares were issued as part of the Exchange Offer or the Consolidation Merger, as applicable, and then were redeemed by JWCFS. The cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(a) of the Code.

  If the Consolidation Merger is not effected (or is not effected within a reasonably prompt period of time following the Exchange Offer, so that they are not treated as a single integrated transaction), the Exchange Offer will not qualify as a tax-free reorganization. As a result, (i) AGRO shareholders will recognize gain or loss upon the receipt of JWCFS Shares in exchange for their AGRO Shares, (ii) the tax basis of the JWCFS Shares received will be equal to the fair market value of those shares, and (iii) the holding period for the JWCFS Shares received will begin on the date of consummation of the Exchange Offer. Any gain or loss recognized by an AGRO shareholder will be a capital gain or loss if the AGRO shareholder held the AGRO Shares as a capital asset.

  The maximum federal income tax rate applicable to an individual's capital gains with respect to assets held for greater than one year is currently 28%; pursuant to recently enacted legislation, the maximum federal income tax rate applicable to an individual's gains with respect to capital assets held for more than eighteen months is 20%. Only $3,000 of an individual's capital losses are currently deductible in any one year against ordinary income. A corporation's capital gains are taxable currently at the same rate as the corporation's ordinary income, and a corporation's capital losses are deductible only to the extent of its capital gains.

  Certain AGRO shareholders may be subject to backup withholding at a rate of 31% on payments of cash in lieu of fractional share interests in JWCFS. In order to avoid such backup withholding, each AGRO shareholder must provide the Exchange Agent with such AGRO shareholder's correct taxpayer identification number and certify that such shareholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

EFFECTS OF THE EXCHANGE OFFER AND THE CONSOLIDATION MERGER

  Market for AGRO Shares; NASDAQ Trading. The exchange of AGRO Shares pursuant to the Exchange Offer will reduce the number of AGRO Shares that might otherwise trade publicly and is likely to reduce the number of holders of AGRO Shares, which could adversely affect the liquidity and market value of the remaining AGRO Shares held by shareholders other than JWCFS. JWCFS cannot predict whether the reduction in the number of AGRO Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the AGRO Shares. However, JW Charles/CSG has been the principal market maker for AGRO Shares on NASDAQ since its trading commenced in August 1994 and until the Market Making Suspension date, and JWCFS may cause JW Charles/CSG permanently to cease all market making activity for AGRO Shares. That alone would likely affect trading in a significantly adverse manner.

  According to NASDAQ's published guidelines, in order for the AGRO Shares to continue to be traded on the NASDAQ, AGRO must meet the following criteria: at least two registered and active market makers; at least $2 million of total assets, and $1 million of capital and surplus; either a $1.00 minimum bid price per share or a $1 million market value of public float and $2 million in capital and surplus; at least 100,000 publicly held shares, with a market value of at least $200,000; and at least 300 holders of AGRO Shares.

  On November 6, 1996, the Board of Directors of The Nasdaq Stock Market, Inc. approved and submitted for comments proposed changes that would make the guidelines for continued eligibility for NASDAQ more stringent than the above current guidelines. As proposed, these new guidelines would require: at least two registered and active market makers; either $2 million of net tangible assets (i.e., total assets less total liabilities and goodwill), or net income of $500,000 in two of the last three years, or a market capitalization of at least $35,000,000; a $1.00 minimum bid price per share; a $1 million market value of public float; at least 500,000 publicly held shares, with a market value of at least $1,000,000; and at least 300 holders of AGRO Shares.

  If, upon the completion of the Exchange Offer, the AGRO Shares no longer meet the requirements for designation for trading on NASDAQ and such designation is revoked, or if JWCharles/CSG does not resume its market making activities, and such designation is revoked, the market for AGRO Shares could be adversely affected. Even if the AGRO Shares remain eligible for designation for trading on NASDAQ after the Exchange Offer (and if the Consolidation Merger is not immediately consummated), the extent of the public market for AGRO Shares and availability of price quotations would depend upon such factors as the number of holders and the aggregate market value of the publicly held AGRO Shares at such time; the interest in maintaining a market in the AGRO Shares on the part of securities firms; the possible termination of registration of the AGRO Shares under the Exchange Act; and other factors beyond the control of AGRO. If the Consolidation Merger is consummated, the AGRO Shares would no longer meet the requirements for designation for trading on NASDAQ, and there would no longer be a public market for such shares.

  Registration Under the Exchange Act. The AGRO Shares currently are registered under the Exchange Act. Such registration may be terminated upon application of AGRO to the Commission if there are less than 300 holders of record. Termination of the registration of the AGRO Shares under the Exchange Act would substantially reduce the information required to be furnished by AGRO to holders of AGRO Shares and to the Commission, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with shareholder action (and the related requirement of an annual report to shareholders), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the AGRO Shares. Furthermore, "affiliates" of AGRO would no longer be able to sell such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Moreover, if registration of the AGRO Shares under the Exchange Act were terminated, the AGRO Shares would no longer be eligible for trading on NASDAQ. JWCFS may cause AGRO to terminate registration of the AGRO Shares if the requirements for such termination are met as a result of the Exchange Offer. If the Consolidation Merger is consummated, registration of the AGRO Shares would automatically be terminated.

  Dissenters' Rights. Following the consummation of the Exchange Offer, in connection with any Consolidation Merger and in accordance with Title 3, Subtitle 2 of the Maryland General Corporation Law ("MGCL"), an AGRO shareholder may, by following the procedures summarized below, demand that JWCFS pay the shareholder the fair value of his or her AGRO Shares in cash. If in connection with any Consolidation Merger, a vote of AGRO shareholders is required to be taken (because such merger cannot be effected without such a vote under the MGCL), an AGRO shareholder wishing to demand payment of the fair value of his AGRO Shares must submit a written notice to the Secretary of AGRO at or prior to such vote stating that such shareholder objects to the proposed merger. The shareholder must then not vote his shares in favor of the merger. Merely voting against any Consolidation Merger or not voting in favor of any Consolidation Merger will not constitute notice of objection or dissent and will not entitle a shareholder to payment in cash of the value of his shares.

  If in connection with any Consolidation Merger, no vote of AGRO shareholders is required to be taken (because JWC or its wholly owned subsidiary owns 90% or more of the AGRO Shares and is proposing to merge AGRO into the owner of such shares under the MGCL without such a vote), JWCFS will notify each record holder of AGRO Shares of any proposed merger at least 30 days prior to the filing of the Articles of Merger. An AGRO shareholder wishing to demand payment of the fair value of any part or all of his or her shares of AGRO must submit a written notice to the Secretary of AGRO within 30 days after notice of any Consolidation Merger is given, stating that such shareholder objects to the proposed Consolidation Merger.

  Promptly following the effectiveness of any Consolidation Merger, JWCFS, as the successor to AGRO, will notify in writing each AGRO shareholder who filed a notice of objection to the Consolidation Merger of the date on which the Articles of Merger were accepted for recording. Within 20 days of the date on which the Articles were accepted for recording, an objecting shareholder must make a written demand for payment of the fair value of his or her stock, stating the number and class of shares for which payment is demanded. The notice of objection should be sent to JWCFS, 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432, Attention: Corporate Secretary.

  AGRO's notice of the date on which the Articles of Merger were accepted may contain an offer of payment and certain financial disclosures. If an objecting shareholder who has followed all of the procedural steps required to demand payment of fair value has not received payment for his or her shares, he or she may, or JWCFS may, within 50 days of the acceptance of the Articles of Merger, petition the court of equity in the appropriate county for appraisal of the fair value of his or her AGRO Shares as of the date of the Consolidation Merger, without including any appreciation or depreciation resulting directly or indirectly from the Consolidation Merger or its proposal. Any shareholder who filed a notice of objection, but fails to file a written demand for payment of the fair value in a timely manner, will be bound by the terms of the transaction and will not be entitled to receive payment in cash as a holder of dissenting shares. A shareholder has no right to receive any dividends or other distributions on such shares (or the JWCFS Shares into which such dissenting shares would be converted), after close of business on the date the Consolidation Merger is approved, and has no other rights, including voting rights, with respect to such shares, except the payment of fair value. The rights of a shareholder who demands payment will be restored if the demand for payment is withdrawn, a petition of appraisal is not filed within the time required, a court determines that the shareholder is not entitled to relief, or the Consolidation Merger is abandoned or rescinded.

  If the court finds that the objecting shareholder is entitled to an appraisal of his or her stock, the court shall appoint three disinterested appraisers to determine the fair value of the stock. Within 60 days after appointment (or such longer period as the court may direct), the appraisers shall file with the court and mail to each dissenting shareholder their report stating their conclusion as to the fair value of the stock. Within 15 days after the filing of the report, any party may object to the report and request a rehearing. The court, upon motion of any party, will enter an order either confirming, modifying, or rejecting the report and, if confirmed or modified, enter judgment directing the time within which payment must be made. If the report is rejected, the court may determine the fair value or remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date of the shareholders' approval of the Consolidation Merger, unless the court finds that the shareholder's refusal to accept a written offer to purchase the shares was arbitrary, vexatious, or not in good faith.

  In general, the expenses of the appraisal proceedings will be the responsibility of JWCFS. However, all or any part of such expenses may be assessed against any dissenting shareholder to whom an offer to pay for such shareholder's shares was made by JWCFS, if the court finds the failure to accept such offer was arbitrary, vexatious, or not in good faith.

FEES AND EXPENSES

  Soliciting Dealers. JWCFS may choose to engage and to pay to any "qualified broker or dealer" (as defined below), and any commercial bank or trust company having an office, branch, or agency in the United States, each of which is referred to herein as a "Soliciting Dealer", a solicitation fee of $.15 for each AGRO share solicited that is properly tendered and accepted for exchange and exchanged pursuant to the Exchange Offer; provided, however, that the maximum aggregate fee payable to all Soliciting Dealers with respect to any single beneficial owner shall be $500, and provided further that no Soliciting Dealer fees will be paid with respect to any AGRO Shares tendered for the account of anyone who became the beneficial owner of such shares after June 6, 1997. In the event of such engagement, the name and address of each such Soliciting Dealer will be set forth in the Letter of Transmittal. If the names of more than one Soliciting Dealer appear on Letters of Transmittal for any beneficial owner, JWCFS will pay the applicable proportionate fee to each such Soliciting Dealer in proportion to the number of shares solicited by each. No fee will be paid for AGRO Shares purchased from a Soliciting Dealer tendering for its own account. In connection with the payment of such fees, JWCFS reserves the right to conduct such investigation as it deems necessary to determine whether AGRO Shares tendered separately are owned by the same beneficial owner, whether any beneficial owner became such after June 4, 1997, and whether shares tendered by a Soliciting Dealer were tendered for such Soliciting Dealer's own account. A "qualified broker or dealer" is a broker or dealer that is a member of a registered national securities exchange in the United States or the NASD, and any foreign broker or dealer not eligible for NASD membership who agrees to conform to the NASD's Rules of Fair Practice in making solicitations within the United States to the same extent as though it were a member thereof. No Soliciting Dealer shall be the agent of JWCFS, the Information Agent, or the Exchange Agent.

  Information and Exchange Agent. JWCFS has retained American Stock Transfer & Trust Company to act as both the Information Agent and the Exchange Agent in connection with the Exchange Offer. The Information Agent may contact holders of AGRO Shares by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers, and other nominee shareholders to forward materials relating to the Exchange Offer to beneficial owners. The Information and Exchange Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws. The Information and Exchange Agent has not been retained to make solicitations or recommendations in its role as such.

  Others. Brokers, dealers, commercial banks, and trust companies will, upon request, be reimbursed by JWCFS for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

  It is estimated that the expenses incurred by JWCFS in connection with the Exchange Offer and the Consolidation Merger will be approximately as set forth below:

                                                            EXCHANGE OFFER AND
                                       EXCHANGE OFFER ONLY CONSOLIDATION MERGER
                                       ------------------- --------------------
  Soliciting Dealer fees..............      $ 48,000             $141,000
  Legal fees and expenses.............        90,000              100,000
  Accounting fees and expenses........        35,000               35,000
  Information and Exchange Agent fees
   and expenses.......................        25,000               35,000
  Filing fees.........................           783                  783
  Printing and mailing expenses.......        50,000               50,000
  Miscellaneous.......................         9,217               10,217
                                            --------             --------
                                            $258,000             $372,000
                                            ========             ========

SOURCE OF FUNDS

  The funds for fees and expenses related to the Transaction will be derived from JWCFS' working capital.

REGULATORY APPROVALS

  Based upon an examination of publicly available information filed by AGRO with the Commission and other publicly available information with respect to AGRO, JWCFS is not aware of any license or regulatory permit that appears to be material to the business of AGRO and that is likely to be adversely affected by JWCFS' acquisition of AGRO Shares pursuant to the Exchange Offer, or of any approval or other action by any state, federal, or foreign government or governmental agency that would be required before the acquisition of AGRO Shares pursuant to the Exchange Offer. JWCFS presently intends to take such actions with respect to any approvals as will enable it to acquire AGRO Shares as expeditiously as possible. In this regard, JWCFS expressly reserves the right to challenge the validity and applicability of any state, foreign, or other statutes or regulations purporting to require approval of the commencement or consummation of the Exchange Offer or the Consolidation Merger.

  There can be no assurance that any license, permit, approval, or other action, if needed, would be obtained or, if so obtained, when, or that adverse consequences might not result to AGRO or to its business in the event of adverse regulatory action or inaction.

MISCELLANEOUS

  JWCFS is not aware of any jurisdiction where the making of the Exchange Offer or the acceptance thereof would not comply with applicable law. If JWCFS becomes aware of any jurisdiction where the making of the Exchange Offer or acceptance thereof would not comply with applicable law, JWCFS will make a good faith effort to comply with such law. If, after such good faith effort, JWCFS cannot comply, the Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of AGRO Shares in such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of JWCFS not contained in this Prospectus or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                            INFORMATION ABOUT AGRO

  Excerpts from AGRO's Annual Report on Form 10-KSB40 for the fiscal year ended December 31, 1996, and Form 10-QSB for the quarter ended March 31, 1997, have been reproduced by JWCFS and included as Annex I and Annex II, respectively, for delivery with this Prospectus. The description of AGRO in such reports is thereby made a part hereof.

                            INFORMATION ABOUT JWCFS

  The description of JWCFS and its business set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and in subsequent reports filed by JWCFS with the Commission pursuant to the Exchange Act is incorporated herein by reference. See "INCORPORATION OF DOCUMENTS BY REFERENCE".

  JWCFS is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial statements and other matters. Information as of particular dates concerning JWCFS' directors and executive officers, their remuneration, options granted to them, the principal holders of JWCFS' securities, and any material interests of such persons in transactions with JWCFS is required to be disclosed in proxy statements distributed to JWCFS' shareholders and filed with the Commission. Such reports, proxy statements, and other information are available for inspection and may be copied as described in "AVAILABLE INFORMATION".

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  As discussed in detail elsewhere in this Prospectus, JWCharles/CSG served as the underwriter for AGRO's IPO in August 1994. In connection with the IPO, JWCFS received from AGRO underwriting discounts and commissions and an unaccountable expense allowance totalling approximately $822,250. JWCharles/CSG began to serve as a market maker for the AGRO Shares in connection with the IPO and continued to serve as a market maker until the Market Making Suspension on June 6, 1997. See "THE EXCHANGE OFFER--Background".

  During the 60 days preceding the Public Announcement on June 9, 1997, JWCFS, acting through JWCharles/CSG in its capacity as a market maker for the AGRO Shares until the Market Making Suspension on June 6, 1997, engaged in 19 transactions involving its purchase or sale of AGRO Shares. All of such transactions were purchases, for an aggregate of 33,450 shares, at prices ranging from $2.63 to $2.88 resulting in an increase in JWCFS' ownership of AGRO Shares during that 60-day period of 33,450 shares at an average price of $2.82 per share. No AGRO Shares were acquired by JWCFS during that period (or at any prior time) other than in its capacity as a market maker, or for any purpose other than performing in that capacity. No AGRO Shares have been acquired by JWCFS in any capacity since the Market Making Suspension date.

  Except as described above and in "THE EXCHANGE OFFER--Background; and -- Purpose of the Exchange Offer; the Consolidation Merger", (a) neither JWCFS nor, to the best of JWCFS' knowledge, any of JWCFS' directors and executive officers has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of AGRO, and (b) there have not been any contracts, negotiations, or transactions between (i) JWCFS or any of JWCFS' directors, officers, or affiliates, on the one hand, and (ii) AGRO or any of its directors, officers, or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission. None of JWCFS and its directors and executive officers has effected any transaction in AGRO Shares during the 60 days preceding the commencement of the Exchange Offer, except as described in the above-referenced sections of this Prospectus.

                     DESCRIPTION OF CAPITAL STOCK OF JWCFS

  The authorized capital stock of JWCFS consists of 9,056,000 shares of common stock, $.001 par value per share (which are the JWCFS Shares), and 5,000,000 shares of preferred stock, $.001 par value per share, having such rights and privileges as the JWCFS Board may from time to time determine. As of the date of this Prospectus, there were 3,319,021 JWCFS Shares and no shares of preferred stock issued and outstanding.

  The following summary of JWCFS capital stock does not purport to be complete and is qualified in its entirety by reference to the Restated Articles of Incorporation, as amended, and Bylaws, as amended, of JWCFS that are included as exhibits to the Registration Statement of which this Prospectus forms a part, and the applicable provisions of the Florida Business Corporation Act.

JWCFS SHARES

  Holders of JWCFS Shares are entitled to one vote per share on any issue submitted to a vote of the shareholders and do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding JWCFS Shares voting n the election of directors can elect all of the directors then standing for election, if they choose to do so. All JWCFS Shares are entitled to share equally in such dividends as the JWCFS Board may, in its discretion, declare out of sources legally available therefor. Upon dissolution, liquidation, or winding up of the JWCFS, holders are entitled to receive on a ratable basis, after payment or provision for payment of all debts and liabilities of JWCFS and any preferential amount due with respect to outstanding shares of preferred stock, all assets of JWCFS available for distribution, in cash or in kind. Holders of JWCFS Shares do not have preemptive or other subscription rights, conversion or redemption rights, or any rights to share in any sinking fund. All currently outstanding JWCFS Shares are, and the shares offered hereby (when issued in exchange for AGRO Shares in the manner contemplated by this Prospectus) will be, fully paid and nonassessable.

PREFERRED STOCK

  Pursuant to the JWCFS' Restated Articles of Incorporation, the JWCFS Board from time to time, may authorize the issuance of shares of preferred stock in one or more series, may establish the number of shares to be included in any such series, and may fix the designations, powers, preferences, and rights (including voting rights) of the shares of each such series and any qualifications, limitations, or restrictions thereon. No shareholder authorization is required for the issuance of shares of preferred stock unless imposed by then applicable law. Shares of preferred stock may be issued for any general corporate purposes, including acquisitions. The JWCFS Board could issue a series of preferred stock with rights more favorable with regard to dividends and liquidation than the rights of holders of JWCFS Shares. Such a series of preferred stock also could be used for the purposes of preventing a hostile takeover of JWCFS that is considered to be desirable by the holders of JWCFS Shares, could otherwise adversely affect the voting power of the holders of JWCFS Shares, and could serve to perpetuate the directors' control of JWCFS under certain circumstances. No transaction is now contemplated that would result in the issuance of any such shares of preferred stock.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

  JWCFS' Restated Articles of Incorporation provide for indemnification of directors to the fullest extent permitted by Florida law and, to the extent permitted by such law, eliminate, or limit the personal liability of directors to JWCFS and its shareholders for monetary damages for certain breaches of fiduciary duty and the duty of care. Such indemnification may be available for liabilities arising in connection with the Exchange Offer. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling JWCFS pursuant to the foregoing provisions, JWCFS has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Pursuant to its Bylaws, JWCFS may indemnify its officers, employees, agents, and other persons to the fullest extent permitted by Florida law.

MISCELLANEOUS

  JWCFS Shares are traded on the AMEX. American Stock Transfer & Trust Company is the registrar and transfer agent for JWCFS Shares. The issuance of JWCFS Shares in connection with the Transaction will result in dilution of the voting power and relative equity interests of the current holders of JWCFS Shares.

                     DESCRIPTION OF CAPITAL STOCK OF AGRO

  AGRO is authorized to issue 10,000,000 shares of Common Stock, par value $.01 per share (which are the AGRO Shares), and 2,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Prospectus, JWCFS believes there are 1,265,100 AGRO Shares and no shares of preferred stock outstanding.

  The following summary of AGRO capital stock does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws, each as amended, of AGRO and the applicable provisions of the Maryland General Corporation Law (the "MGCL").

AGRO SHARES

  The holders of AGRO Shares are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting rights with respect to the election of directors. Accordingly, the holders of more than 50% of the AGRO Shares can, if they choose to do so, elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. The holders of AGRO Shares are entitled to receive dividends when, as and if declared by the AGRO Board out of funds legally available therefor. In the event of the liquidation, dissolution, or winding up of AGRO, the holders of AGRO Shares are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each stock, if any, having preference over the AGRO Shares. Holders of AGRO Shares, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the AGRO Shares.

PREFERRED STOCK

  AGRO is authorized to issue preferred stock with such designations, rights, and preferences as may be determined from time to time by the AGRO Board. Accordingly, the AGRO Board is empowered, subject to the applicable provisions of the 1940 Act, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of AGRO Shares. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing an acquisition or a change in control of AGRO.

DIVIDENDS

  AGRO has never paid any dividends on the AGRO Shares. AGRO has stated that its primary investment objective is long-term capital appreciation, rather than current income, and that it expects to retain net investment income, if any, for working capital and investment needs and does not expect to declare or pay any dividends. The timing and payment of other cash distributions, if any, is entirely in the discretion of the AGRO Board of Directors. To JWCFS' knowledge, AGRO has not adopted any policies with respect to in-kind distributions.

ANTI-TAKEOVER PROVISIONS

  AGRO's Articles of Incorporation and Bylaws, each as amended, contain certain provisions (commonly referred to as "anti-takeover" provisions) that may have the effect of limiting the ability of other entities or persons to acquire control of AGRO, to cause it to engage in certain transactions or to modify its structure.

  The AGRO Board is divided into three classes, each with a term of three years, with only one class of directors standing for election in any year. Such classification may prevent replacement of a majority of the directors for up to a two-year period. Directors may be removed from office only for cause by vote of at least 75% of the shares of capital stock entitled to vote, are required to authorize AGRO's conversion from a closed-end to an open-end investment company, and are required to authorize any of the following transactions: (i) merger, consolidation, or share exchange of AGRO with or into any other company; (ii) dissolution or liquidation of AGRO; (iii) sale, lease, exchange, mortgage, pledge, transfer, or disposition of all or substantially all of the assets of AGRO other than in the ordinary course of business; or (iv) sale, lease, or exchange with AGRO, in exchange for securities of AGRO, any assets, including cash of any entity or person (having an aggregate fair market value of more than $1,000,000). Additionally, an amendment to AGRO's Articles of Incorporation that makes any class of capital stock a "redeemable security" (as defined in Section 2(a)(32) of the 1940 Act) requires (i) the approval, adoption, or authorization of 70% of the total number of directors fixed in accordance with the Bylaws of AGRO, including a majority of those directors who are not "interested persons" (as defined in Section 2(a)(19) of the 1940 Act), (ii) the affirmative vote of at least 75% of the aggregate number of votes of capital stock entitled to vote on the matter and (iii) the affirmative vote of at least 75% of the aggregate number of votes entitled to be cast thereon by the holders of any class of preferred stock of AGRO, voting as a separate class. The affirmative vote of at least 75% of the shares of capital stock entitled to vote on the matter will be required to amend the Articles of Incorporation to change or remove any of the foregoing provisions.

  The percentage votes required under these provisions that are greater than the minimum requirements under Maryland law or the 1940 Act will make more difficult a change in AGRO's business or management and may have the effect of depriving stockholders of any opportunity to sell shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of AGRO in a tender offer or other acquisition.

  The MGCL imposes conditions and restrictions on certain "business combinations" (including among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities or the provision of financial assistance or tax advantage) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "Interested Stockholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statue, such a business combination is prohibited for a period of five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. After such five-year period, a business combination with an Interested Stockholder must be: (a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common shareholders receive a "fair price" (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholders for his shares. These provisions of Maryland law do not apply, however, to a business combination of an investment company registered under the 1940 Act. As a result, as long as AGRO is registered under the 1940 Act, Maryland's business combination statute will not apply to the Consolidation Merger.

                COMPARISON OF RIGHTS OF HOLDERS OF JWCFS SHARES
                          AND HOLDERS OF AGRO SHARES

  Pursuant to the Exchange Offer, AGRO shareholders who elect to receive JWCFS Shares in exchange for AGRO Shares will become shareholders of JWCFS. The rights of AGRO shareholders are currently governed by Maryland law (including the MGCL), the AGRO Articles of Incorporation, as amended (the "AGRO Articles"), and the AGRO Bylaws. Following the consummation of the Exchange Offer, the rights of AGRO shareholders who become holders of JWCFS Shares will be governed by Florida law (including the Florida Business Corporation Act) (the "FBCA"), the Restated Articles of Incorporation of JWCFS (the "JWCFS Articles"), and the Bylaws of JWCFS, as amended (the "JWCFS Bylaws"). Such rights will differ in certain respects. The following is a summary of certain similarities and the material differences between the rights of holders of JWCFS Shares and AGRO Shares.

  The following summary does not purport to be a complete statement of the rights of the AGRO shareholders under Maryland law, the AGRO Articles, and the AGRO Bylaws as compared with the rights of JWCFS shareholders under Florida law, the JWCFS Articles, and the JWCFS Bylaws, or a complete description of the specific provisions referred to herein. This summary is qualified in its entirety by reference to such governing laws and corporate instruments.

  Annual Meeting. Under the MGCL, all corporations are required to hold an annual meeting, except that, if the bylaws so provide, a corporation need not hold an annual meeting in a year in which the election of directors is not required by the 1940 Act. The AGRO Bylaws provide that the AGRO annual meeting of shareholders is to be set by the AGRO Board in compliance with the MGCL and the 1940 Act.

  Under the FBCA, corporations are required to hold an annual meeting for the election of directors and the transaction of any proper business, but the failure to do so does not affect the validity of any corporate action. The JWCFS Bylaws do not alter this provision.

  Special Meetings of Shareholders. The MGCL provides that a special meeting of the shareholders of a corporation may be called by the president, the board of directors, or anyone else specified in the charter or bylaws of the corporation, and that the secretary of a corporation must call a special meeting on written request of the shareholders entitled to cast 25% of all votes entitled to be cast at the meeting (unless a different percentage is specified in the corporation's charter or bylaws). The AGRO Bylaws provide that a special shareholder meeting may be called by the president or a majority of the Board of Directors, and shall be called upon the written request of the holders of 25% of the outstanding capital stock entitled to vote at such meeting.

  The FBCA provides that a special meeting of the shareholders of a corporation may be called by the board of directors, or anyone else specified in the articles of incorporation or the bylaws of a corporation, and that the secretary of a corporation must call a special meeting on written request by not less than 10%, unless a greater percentage not to exceed 50% is required in its articles, of the shareholders entitled to vote on any issue proposed to be considered at the meeting. The JWCFS Bylaws specify that special shareholder meetings may be called by the president or the board of directors or upon written request by a majority of the stockholders entitled to vote at such meeting.

  Number of Directors. Under the MGCL, except under certain circumstances, each corporation must have at least three directors at all times. The MGCL further provides that, subject to the foregoing, a corporation shall have the number of directors provided in its charter until changed by the bylaws, and that the bylaws may change the number of directors and may authorize the board of directors to change the number of directors within a range set by the charter or bylaws. The AGRO Articles provide that the number of directors shall be one until further action by the AGRO Board and that the board may increase or decrease the number of directors fixed by the AGRO Articles or the AGRO Bylaws up to 12 but not less than two. The AGRO Bylaws provide that the AGRO Board can increase or decrease the number of directors of AGRO from time to time up to a maximum of 12. Under the AGRO Articles and the AGRO Bylaws, no decrease in the number of directors may cause the removal or shorten the term of any incumbent director.

  Under the FBCA, a board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or the bylaws. The JWCFS Articles provide that the number of directors shall initially be two, and that the number of directors may be increased or diminished by the Bylaws, but shall never be less than one.

  Classification of Board of Directors. Under the MGCL, directors may be divided into classes and, if directors are divided into classes, the term of office of each class shall be as provided in the bylaws subject to certain limitations as provided in the MGCL. The AGRO Articles provide that the AGRO Bylaws may divide the AGRO directors into classes subject to certain limitations as provided therein. The AGRO Bylaws provide for the classification of the AGRO directors into three classes, each with a term of three years with one class of directors standing for election every year.

  Under the FBCA, directors may be divided into classes if so provided in a corporation's articles or bylaws. Neither the JWCFS Articles nor the JWCFS Bylaws include such a provision.

  Cumulative Voting. The MGCL allows but does not require cumulative voting for the election of directors. Neither the AGRO Articles nor the AGRO Bylaws provide for cumulative voting.

  Similarly, the FBCA allows but does not require cumulative voting for the election of directors, and neither the JWCFS Articles nor the JWCFS Bylaws provide for cumulative voting.

  Removal of Directors; Filling Vacancies. The MGCL provides that, unless the charter provides otherwise, the shareholders of a corporation may remove a director with or without cause by the affirmative vote of a majority of the votes entitled to be cast in the election of directors. The AGRO Articles provide that directors may be removed only for cause by the affirmative vote of 75% of such votes. Under the MGCL and the AGRO Bylaws, a vacancy on the AGRO Board resulting from a removal of a director may be filled by the shareholders. Under the MGCL and the AGRO Bylaws, except as otherwise provided, a vacancy resulting from any cause except an increase in the number of directors is filled by a majority of the remaining directors, and a vacancy resulting from an increase in the number of directors is filed by a majority of the entire board of directors. A director elected by the AGRO Board to fill a vacancy serves until the next annual meeting of shareholders at which time the shareholders elect directors to fill any vacancies occurring since the preceding annual meeting.

  The FBCA provides that, unless the articles of incorporation provide otherwise, the shareholders of a corporation may remove a director with or without cause by the affirmative vote of a majority of the votes cast at a meeting for such purpose. The JWCFS Articles are silent on this issue, and the JWCFS Bylaws mirror the provision in the FBCA. The FBCA provides that a vacancy on a board of directors may be filled by the affirmative vote of a majority of the remaining directors or the shareholders, unless the articles of incorporation provide otherwise. The JWCFS Articles do not address this issue, but the JWCFS Bylaws provide that a vacancy on the JWCFS Board may be filled by the affirmative vote of a majority of the remaining directors.

  Amendment of Articles. Under the MGCL, a charter may be amended by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, unless otherwise provided in the charter. Under the AGRO Articles, the provisions thereof may be amended by a majority of such votes, except that certain provisions thereof, including provisions requiring 75% of such votes for certain corporate transactions (the conversion of AGRO to an "open-end company" under the 1940 Act, a merger, consolidation or share exchange by AGRO, the sale of all or substantially all of AGRO's assets, the dissolution or liquidation of AGRO, or the issuance of securities of AGRO under certain circumstances) may be amended only upon the approval of 75% of the outstanding capital stock entitled to vote thereon unless any such transaction is approved by 70% of the entire AGRO Board (in which event such transaction need be approved by a majority of such votes).

  Under the FBCA, the articles of incorporation of a corporation may be amended by the affirmative vote of a majority of all the votes entitled to be cast on the matter, unless a greater vote is required in such articles. The JWCFS Articles do not alter this provision.

  Amendment of Bylaws. The MGCL provides that the power to adopt, alter, or repeal bylaws is vested in the shareholders, except to the extent that a corporation's articles of incorporation or bylaws vest such power in the board of directors. The AGRO Bylaws confer such power on the AGRO Board. The AGRO Articles provide that the AGRO Board shall have the exclusive authority to adopt, alter or repeal the Bylaws, except as otherwise provided in the AGRO Bylaws or the 1940 Act.

  The FBCA provides that a corporation's board of directors may amend or repeal its bylaws, except to the extent that a corporation's articles of incorporation reserve such power in the shareholders. The JWCFS Articles provide that the power to alter, amend, or repeal the JWCFS Bylaws is vested in the board of directors, but that the Board may not alter, amend, or repeal any bylaw adopted by JWCFS' shareholders if the shareholders so provide. The JWCFS Bylaws provide that they may be amended by a majority vote of the shareholders or the board of directors.

  Certain Voting Rights for Mergers. Under the MGCL, any merger, share exchange, consolidation, or sale of substantially all of the assets of a corporation requires the approval of two-thirds of the outstanding shares entitled to vote thereon (unless the articles of incorporation require a different percentage). The AGRO Articles require that 75% of such shares must approve such a transaction, unless 70% of the Board of Directors approves the transaction, in which event a majority of such shares can approve such a transaction.

  Under the FBCA, any merger, share exchange, or sale of substantially all of the assets of a corporation requires the approval of a majority of the outstanding shares entitled to vote thereon (unless the articles of incorporation, the FBCA, or the board of directors as a condition of its submission of the proposal requires a greater vote or a vote by classes). The JWCFS Articles do not alter this provision.

  Limitation of Liability. The AGRO Articles provide that no director shall be liable to the corporation except to the extent that such exemption from liability is prohibited by law, including the 1940 Act. Maryland law permits such a limitation generally, except to the extent there was an improper benefit or profit received by the officer or director, or that a final adjudication or judgment against the officer or director was based on a finding that the action of such person was a result of active and deliberate dishonesty and that such action was material to the result.

  The FBCA limits the liability of directors to the corporation unless the director breached or failed to perform his duties as a director and such breach or failure constituted (i) a violation of the criminal law, (ii) a transaction from which the director received an improper personal benefit,
(iii) an unlawful distribution, (iv) willful misconduct in a proceeding by or in the right of the corporation or a shareholder, or (v) recklessness or bad faith in a proceeding by or in the right of someone other than the corporation or a shareholder. Neither the JWCFS Articles nor the JWCFS Bylaws address this issue.

  Appraisal Rights. Under the MGCL, a shareholder may petition a court of equity for appraisal to determine the fair value of the shareholder's stock under certain circumstances by following the procedure set forth therein. For a discussion of such rights, see "THE EXCHANGE OFFER--Effects of the Exchange Offer and the Consolidation Merger--Dissenters Rights."

  Under the FBCA any shareholder of a corporation, with certain limitations, has the right to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, a merger, a share exchange, the sale or exchange of substantially all of the assets, a control-share acquisition, or, under certain circumstances, an amendment of the articles of incorporation. However, unless otherwise provided by its articles of incorporation, such dissenters' rights are not available to the shareholders of a corporation whose shares are registered on a national securities exchange, designated as a national market security, or held of record by greater than 2,000 shareholders. The JWCFS Articles do not alter this provision.

  Indemnification. Under the MGCL, a corporation can indemnify any director made party to a proceeding by reason of his or her service as a director, subject to certain limitations provided therein. The AGRO Articles provide that AGRO's officers and directors are to be indemnified by AGRO to the fullest extent permitted by the MGCL, including the advancement of expenses in defending a proceeding. The AGRO Bylaws specify that the advancement of expenses may only be carried out if the party seeking indemnification provides security, if AGRO is insured against losses arising from the advancement, or if either a disinterested majority of a quorum of directors or independent legal counsel issues a written opinion determining that there is reason to believe that the party seeking indemnification will ultimately be entitled to it.

  Under the FBCA, a corporation can indemnify any person made party to a proceeding by reason of his service as a director, officer, employee, or agent of the corporation subject to certain limitations provided therein. The JWCFS Articles provide that JWCFS' officers and directors are to be indemnified by JWCFS to the fullest extent permitted by the FBCA.

  Business Combinations. Certain provisions of the MGCL limit "business combinations" (including mergers, consolidations, share exchanges, and, in certain circumstances, asset transfers and issuances of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the corporation's stock. These provisions of Maryland law do not apply, however, to business combinations involving an investment company registered under the 1940 Act, such as AGRO.

  Under the FBCA, certain "affiliated transactions" (including mergers, consolidations, share exchanges, and, in certain circumstances, asset transfers, loans, and issuance of equity securities) between a Florida corporation and any person who beneficially owns 10% or more of the corporation's stock (an "Interested Shareholder") must be approved by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote that are not held by the Interested Shareholder with whom the affiliated transaction is to be effected, unless, among other things, the transaction was approved by a majority of the disinterested directors, or the corporation's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. Neither the JWCFS Articles nor the JWCFS Bylaws alter this provision.

                                 LEGAL MATTERS

  The validity of the securities offered hereby has been passed upon for JWCFS by Kilpatrick Stockton LLP, Atlanta, Georgia. That firm has also furnished the tax opinion upon which the discussion in "THE EXCHANGE OFFER--Material Federal Income Tax Consequences" is based.

                                    EXPERTS

  The financial statements of JWCFS as of December 31, 1995 and 1996, and for each of the two years ended December 31, 1996, included in JWCFS' Annual Report on Form 10-K for 1996, incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference herein and elsewhere in the Registration Statement in reliance upon the report of Price Waterhouse LLP, independent auditors, which report is also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of JWCFS included in the JWCFS Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of AGRO at December 31, 1996 and 1995, and for each of the two years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                     SCHEDULE A

    DIRECTORS AND EXECUTIVE OFFICERS OF JWCHARLES FINANCIAL SERVICES, INC.

  The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of JWCFS are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with JWCFS. Each director and executive officer listed is a citizen of the United States.

       NAME AND BUSINESS ADDRESS                     POSITION WITH JWCFS
       -------------------------                     -------------------
Marshall T. Leeds....................... President, Chief Executive Officer and
 980 North Federal Highway               Chairman of the Board
 Boca Raton, Florida 33432
Joel E. Marks........................... Vice Chairman, Chief Financial Officer,
 1117 Perimeter Center West              Secretary and Director
 Suite 500-E
 Atlanta, GA 30338
Wm. Dennis Ferguson..................... Executive Vice President and Director
 980 North Federal Highway
 Boca Raton, Florida 33432
Gregg S. Glaser......................... Executive Vice President, Treasurer and
 980 North Federal Highway               Director
 Boca Raton, Florida 33432
Stephen W. Cropper...................... Director
 111 W. 50th Street
 New York, NY 10020
John R. Faiella......................... Director
 111 W. 50th Street
 New York, NY 10020
Joseph R. Robilotto..................... Director
 111 W. 50th Street
 New York, NY 10020
Michael B. Weinberg..................... Director
 111 W. 50th Street
 New York, NY 10020

  MARSHALL T. LEEDS, a co-founder of the Company in 1983, also serves as President and Chief Executive Officer of Corporate Securities Group, Inc. ("CSG"), JW Charles Clearing Corp. ("JWC Clearing"), JW Charles Securities, Inc. ("JWC Securities") and DMG Securities, Inc., four of the Company's wholly-owned subsidiaries, and has served in such positions for at least the past five years. Mr. Leeds is a past Chairman of Regional Investment Bankers Association, Inc., ("RIBA"), the country's largest association of independent broker-dealers involved in the underwriting of debt and equity securities, and he currently serves on the Independent Contractor Firm Committee of the Securities Industries Association.

  JOEL E. MARKS, the other co-founder of the Company, has been Vice Chairman of the Company since 1994 and Chief Financial Officer since the inception of the Company. Mr. Marks has also served as the Senior Managing Director of Investment Banking and as Executive Vice President of each of the Company's wholly-owned subsidiaries since 1994. Mr. Marks is a Certified Public Accountant, and prior to 1983, he was employed in various capacities in both the audit and tax departments of the international accounting and consulting firm of

Deloitte & Touch LLP. From 1987 to 1994, he served, on a part time basis, as Senior Vice President and Chief Financial Officer of Automobile Protection Corporation--APCO, an unaffiliated public corporation. Mr. Marks currently serves as the Chairman of RIBA.

  WM. DENNIS FERGUSON serves as Executive Vice President of each of the Company's wholly-owned subsidiaries and has served in such positions since 1990. From July 21, 1990 to October 31, 1990, Mr. Ferguson served as acting President and Chief Executive Officer of a predecessor company that was acquired by the Company on November 1, 1990. From 1981 to 1990, he held various executive positions with that predecessor company. Mr. Ferguson received a Bachelor of Science degree from Florida Southern College and attended Florida Atlantic University Graduate School. From 1978 to 1980, Mr. Ferguson was Area Vice President and Office Manager for the investment banking firm of Dean Witter Reynolds.

  GREGG S. GLASER serves as Executive Vice President and Treasurer of each of the Company's wholly-owned subsidiaries and has served in such positions since 1990. Mr. Glaser is a Certified Public Accountant with a Bachelor of Science degree from the University of Florida. From 1981 to 1986, when he joined a predecessor company that was acquired in 1990, Mr. Glaser was a senior auditor with the Fort Lauderdale office of the international accounting and consulting firm of Price Waterhouse LLP.

  STEPHEN W. CROPPER is a director and officer of Gilman Securities Corporation and Gilman CMG, Inc. ("GCMG"), both subsidiaries of Gilman Investment Company, a holding company which through its principal subsidiary, Gilman Paper Company, is engaged in the manufacture and sale of paper and lumber products. Mr. Cropper also serves as Assistant General Counsel of Gilman Paper Company. Mr. Cropper has served in all of the foregoing positions for at least the past five years.

  JOHN R. FAIELLA is a director and President of Gilman Securities Corporation and GCMG, as well as Treasurer of Gilman Investment Company and Gilman Paper Company; he has served in such positions for at least the past five years.

  JOSEPH P. ROBILOTTO is an officer of Gilman Securities Corporation and is Vice President of Gilman Paper Company; he has served in such positions for at least the past five years.

  MICHAEL B. WEINBERG is both an attorney-in-law engaged in the private practice of law (for at least the past five years) and is a Certified Public Accountant. Mr. Weinberg currently serves as Tax Counsel to Gilman Paper Company.

                  PRO FORMA FINANCIAL INFORMATION--UNAUDITED

                                     JWCFS
                              PRO FORMA CONDENSED
                           BALANCE SHEET--UNAUDITED

  The following unaudited Pro Forma Condensed Balance Sheet for JWCFS has been prepared based upon the historical financial condition of JWCFS and AGRO. The pro forma financial data give effect to (i) the Exchange Offer, assuming that 51% of the outstanding AGRO Shares held by shareholders, including shares presently owned by JWCFS, are tendered and accepted by JWCFS in the Exchange Offer, and (ii) the Consolidation Merger, resulting in AGRO being a 100% owned subsidiary of JWCFS, in each case accounted for as a purchase and based upon the conversion of each AGRO Share into .431 JWCFS Share. The pro forma financial data assume that the Exchange Offer or the Consolidation Merger, as the case may be, occurred effective March 31, 1997.

  The unaudited Pro Forma Condensed Balance Sheet should be read in conjunction with the accompanying pro forma notes and the separate historical financial statements and related notes thereto of JWCFS and AGRO for the fiscal year ended December 31, 1996, and for the quarter ended March 31, 1997, which are incorporated by reference or included elsewhere herein.

  The pro forma financial condition is not necessarily indicative of the financial condition that would actually have resulted if the Exchange Offer or Consolidation Merger had occurred at the date indicated or that may be attained in the future.

               JWCFS PRO FORMA CONDENSED BALANCE SHEET--UNAUDITED
                               AT MARCH 31, 1997

                                AS REPORTED              ADJUSTMENTS                       PRO FORMA
                          -----------------------  ----------------------------    --------------------------
                                                    EXCHANGE      CONSOLIDATION      EXCHANGE   CONSOLIDATION
                             JWCFS        AGRO       OFFER           MERGER           OFFER        MERGER
                          ------------ ----------  ----------     -------------    ------------ -------------
ASSETS
Cash and cash
 equivalents............  $  9,471,000 $   20,600    (258,000)(a)     (372,000)(a) $  9,233,600 $  9,119,600
Commissions and other
 receivables............     2,733,000     32,200         --               --         2,765,200    2,765,200
Receivables from
 customers..............    95,458,000        --          --               --        95,458,000   95,458,000
Receivables from brokers
 and dealers............     2,493,000        --          --               --         2,493,000    2,493,000
Securities owned, at
 market value...........     6,398,000  4,697,300   2,315,710 (a)    4,700,706 (a)   10,204,972   10,204,972
                                                     (890,328)(a)     (890,328)(a)
                                                   (2,315,710)(b)   (4,700,706)(b)
Furniture, equipment and
 leasehold improvements,
 net....................     1,442,000     16,100     (16,100)(b)      (16,100)(b)    1,442,000    1,442,000
Deferred tax asset......     1,735,000      6,000         --               --         1,741,000    1,741,000
Other, net..............     2,831,000      5,900     (81,000)(b)      (14,194)(b)    2,755,900    2,822,706
                          ------------ ----------  ----------      -----------     ------------ ------------
                          $122,561,000 $4,778,100  (1,245,428)      (1,292,622)    $126,093,672 $126,046,478
                          ============ ==========  ==========      ===========     ============ ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Short-term borrowings
 from banks.............  $ 31,870,000        --          --               --      $ 31,870,000 $ 31,870,000
Accounts payable,
 accrued liabilities and
 other liabilities......     8,764,000     47,100         --               --         8,811,100    8,811,100
Payable to customers....    25,809,000        --          --               --        25,809,000   25,809,000
Payable to brokers and
 dealers................    29,767,000        --          --               --        29,767,000   29,767,000
Securities sold, not yet
 purchased, at market
 value..................     1,018,000        --          --               --         1,018,000    1,018,000
Notes payable to
 affiliate..............     8,375,000        --          --               --         8,375,000    8,375,000
Income taxes payable....       574,000        --          --               --           574,000      574,000
Minority interest in
 AGRO...................           --         --    2,318,190 (b)          --         2,318,190          --
                          ------------ ----------  ----------      -----------     ------------ ------------
                           106,177,000     47,100   2,318,190              --       108,542,290  106,224,100
                          ------------ ----------  ----------      -----------     ------------ ------------
Stockholders' equity:
 Preferred stock........           --         --          --               --               --           --
 Common stock...........         3,000     12,700     (12,700)(b)      (12,700)(b)        3,137        3,404
                                                          137 (a)          404 (a)
 Additional paid-in
  capital...............       821,000  5,141,300   1,167,245 (a)    3,437,974 (a)    1,988,245    4,258,974
                                                   (5,141,300)(b)   (5,141,300)(b)
 Retained earnings......    15,560,000   (423,000)    423,000 (b)      423,000 (b)   15,560,000   15,560,000
                          ------------ ----------  ----------      -----------     ------------ ------------
                            16,384,000  4,731,000  (3,563,618)      (1,292,622)      17,551,382   19,822,378
                          ------------ ----------  ----------      -----------     ------------ ------------
                          $122,561,000 $4,778,100  (1,245,428)      (1,292,622)    $126,093,672 $126,046,478
                          ============ ==========  ==========      ===========     ============ ============

See accompanying notes to unaudited Pro Forma Condensed Balance Sheet.

          NOTES TO JWCFS PRO FORMA CONDENSED BALANCE SHEET--UNAUDITED
                               (MARCH 31, 1997)

(a) To record the issuance of JWCFS common stock and related direct costs of the proposed tender offer used to acquire the applicable number of AGRO shares as follows:

                                             EXCHANGE OFFER CONSOLIDATION MERGER
                                             -------------- --------------------
   Number of JWCFS shares issued in tender.       137,339           404,515
   Per share value.........................    $     8.50        $     8.50
                                               ----------        ----------
   Value of shares issued..................     1,167,382         3,438,378
   Cost of existing shares of AGRO owned by
    JWCFS..................................       890,328           890,328
   Tender offer direct costs (see page 48)        258,000           372,000
                                               ----------        ----------
                                               $2,315,710        $4,700,706
                                               ==========        ==========
                                                INCREASE          INCREASE
                                               (DECREASE)        (DECREASE)
                                             -------------- --------------------
   Cash....................................      (258,000)         (372,000)
   Securities owned, at market value.......     2,315,710         4,700,706
   Securities owned, at market value.......      (890,328)         (890,328)
   Common Stock............................           137               404
   Additional paid-in capital..............     1,167,245         3,437,974

(b) To eliminate JWCFS's investment in AGRO against the related AGRO Stockholder's equity accounts, charge the excess of the net value of assets acquired over their purchase price to furniture, fixtures and leasehold improvements and other assets, net, and in the case of the Exchange Offer, record the 49% minority interest in AGRO.

                                                         INCREASE    INCREASE
                                                        (DECREASE)  (DECREASE)
                                                        ----------  ----------
   Securities owned, at market value................... (2,315,710) (4,700,706)
   Furniture, equipment and leasehold improvements,
    net................................................    (16,100)    (16,100)
   Other, net..........................................    (81,000)    (14,194)
   Common stock........................................    (12,700)    (12,700)
   Additional paid-in capital.......................... (5,141,300) (5,141,300)
   Retained earnings...................................    423,000     423,000
   Minority interest...................................  2,318,190         --

                                     JWCFS
              PRO FORMA CONDENSED STATEMENTS OF INCOME--UNAUDITED

  The following unaudited Pro Forma Condensed Statements of Income for JWCFS have been prepared based upon the historical results of operations of both JWCFS and AGRO for each of the periods presented. The Pro Forma Condensed Statements of Income assume the Exchange Offer or the Consolidation Merger, as the case may be, occurred effective January 1, 1996 for the Pro Forma Condensed Statement of Income for the three months ended March 31, 1997, and January 1, 1996 for the Pro Forma Condensed Statement of Income for the year ended December 31, 1996. The pro forma data give effect to (i) the Exchange Offer assuming that 51% of the outstanding AGRO Shares held by shareholders, including shares presently owned by JWCFS, are tendered and accepted by JWCFS in the Exchange Offer, and (ii) the Consolidation Merger, resulting in AGRO becoming a 100% owned subsidiary of JWCFS, in each case accounted for as a purchase and based upon the conversion each of AGRO Shares into .431 JWCFS Share.

  The unaudited Pro Forma Condensed Statements of Income should be read in conjunction with the accompanying pro forma notes and the separate historical financial statements and related notes thereto of JWCFS and AGRO for the fiscal year ended December 31, 1996, and for the quarter ended March 31, 1997, which are incorporated by reference or included elsewhere herein.

  The pro forma results are not necessarily indicative of the results that would actually have been attained if the Exchange Offer or the Consolidation Merger had been consummated at the beginning of the periods indicated or that may be attained in the future, nor are the pro forma results for the interim period shown necessarily indicative of results to be expected for the entire 1997 fiscal year.

            JWCFS PRO FORMA CONDENSED STATEMENT OF INCOME--UNAUDITED
                          YEAR ENDED DECEMBER 31, 1996

                               AS REPORTED             ADJUSTMENTS                   PRO FORMA
                          ---------------------  --------------------------- --------------------------
                                                 EXCHANGE      CONSOLIDATION  EXCHANGE    CONSOLIDATION
                             JWCFS      AGRO       OFFER          MERGER        OFFER        MERGER
                          ----------- ---------  ---------     ------------- -----------  -------------
Revenues:
Commissions.............  $42,945,000 $     --   $     --         $   --     $42,945,000   $42,945,000
Market making and
 principal transactions,
 net....................   24,315,000   (52,900)       --             --      24,262,100    24,262,100
Interest................    9,625,000   246,500        --             --       9,871,500     9,871,500
Clearing Fees...........   11,463,000       --         --             --      11,463,000    11,463,000
Other...................    2,672,000       --         --             --       2,672,000     2,672,000
                          ----------- ---------  ---------        -------    -----------   -----------
                           91,020,000   193,600        --             --      91,213,600    91,213,600
                          ----------- ---------  ---------        -------    -----------   -----------
Expenses:
Commission and clearing
 costs..................   47,229,000       --         --             --      47,229,000    47,229,000
Employee compensation
 and benefits...........   14,911,000    96,100        --             --      15,007,100    15,007,100
Selling, general and
 administrative.........   16,760,000   419,800        --             --      17,179,800    17,179,800
Interest................    3,888,000       --         --             --       3,888,000     3,888,000
                          ----------- ---------  ---------        -------    -----------   -----------
                           82,788,000   515,900        --             --      83,303,900    83,303,900
                          ----------- ---------  ---------        -------    -----------   -----------
Income (loss) before
 income taxes and
 minority interest......    8,232,000  (322,300)       --             --       7,909,700     7,909,700
Provision (benefit) for
 income taxes...........    2,207,000    (7,600)       --             --       2,199,400     2,199,400
                          ----------- ---------  ---------        -------    -----------   -----------
Income (loss) before
 minority interest......    6,025,000  (314,700)       --             --       5,710,300     5,710,300
Minority interest.......          --        --    (154,203)(a)        --        (154,203)          --
                          ----------- ---------  ---------        -------    -----------   -----------
Net income (loss).......  $ 6,025,000 $(314,700) $ 154,203        $   --     $ 5,864,503   $ 5,710,300
                          =========== =========  =========        =======    ===========   ===========
Net income (loss) per
 common share...........  $      1.27 $   (0.25) $     --         $   --     $      1.20   $      1.11
                          =========== =========  =========        =======    ===========   ===========
Weighted average shares
 outstanding............    4,744,882 1,265,100    137,339        404,515      4,882,221     5,149,397
                          =========== =========  =========        =======    ===========   ===========

See accompanying note to unaudited Pro Forma Condensed Statements of Income.

           NOTES TO PRO FORMA CONDENSED STATEMENT OF INCOME-UNAUDITED

                          YEAR ENDED DECEMBER 31, 1996

(a) Adjustment represents minority interest in loss of AGRO.

            JWCFS PRO FORMA CONDENSED STATEMENT OF INCOME--UNAUDITED
                       THREE MONTHS ENDED MARCH 31, 1997

                               AS REPORTED             ADJUSTMENTS                   PRO FORMA
                          ----------------------  -------------------------- --------------------------
                                                  EXCHANGE     CONSOLIDATION  EXCHANGE    CONSOLIDATION
                             JWCFS       AGRO      OFFER          MERGER        OFFER        MERGER
                          ----------- ----------  --------     ------------- -----------  -------------
Revenues:
Commissions               $11,538,000 $      --   $   --          $   --     $11,538,000   $11,538,000
Market making and
 principal transactions,
 net....................    4,646,000    (35,500)     --              --       4,610,500     4,610,500
Interest................    2,334,000     49,500      --              --       2,383,500     2,383,500
Clearing Fees...........    1,808,000        --       --              --       1,808,000     1,808,000
Other...................    1,806,000     21,200      --              --       1,827,200     1,827,200
                          ----------- ----------  -------         -------    -----------   -----------
                           22,132,000     35,200      --              --      22,167,200    22,167,200
                          ----------- ----------  -------         -------    -----------   -----------
Expenses:...............
Commission and clearing
 costs..................   11,558,000        --       --              --      11,558,000    11,558,000
Employee compensation
 and benefits...........    4,155,000     24,800      --              --       4,179,800     4,179,800
Selling, general and
 administrative.........    3,849,000    144,700      --              --       3,993,700     3,993,700
Interest................      985,000        --       --              --         985,000       985,000
                          ----------- ----------  -------         -------    -----------   -----------
                           20,547,000    169,500      --              --      20,716,500    20,716,500
                          ----------- ----------  -------         -------    -----------   -----------
Income (loss) before
 income taxes and
 minority interest......    1,585,000   (134,300)     --              --       1,450,700     1,450,700
Provision (benefit) for
 income taxes...........      573,000        --       --              --         573,000       573,000
                          ----------- ----------  -------         -------    -----------   -----------
Income (loss) before
 minority interest......    1,012,000   (134,300)     --              --         877,700       877,700
Minority interest.......          --         --   (65,807)(a)         --         (65,807)          --
                          ----------- ----------  -------         -------    -----------   -----------
Net income (loss).......  $ 1,012,000 $ (134,300) $65,807         $   --     $   943,507   $   877,700
                          =========== ==========  =======         =======    ===========   ===========
Net income (loss) per
 common share...........  $      0.29 $    (0.11) $   --          $   --     $      0.26   $      0.22
                          =========== ==========  =======         =======    ===========   ===========
Weighted average shares
 outstanding............    3,505,000  1,265,100  137,339         404,515      3,642,339     3,909,515
                          =========== ==========  =======         =======    ===========   ===========

See accompanying note to unaudited Pro Forma Condensed Statements of Income.

                NOTES TO PRO FORMA CONDENSED STATEMENT OF INCOME
                  THREE MONTHS ENDED MARCH 31, 1997--UNAUDITED


(a) Adjustment represents minority interest in loss of AGRO.

                                    ANNEX I

  The following pages that comprise this Annex I are excerpts taken verbatim from AGRO's Annual Report on Form 10-KSB40 for the fiscal year ended December 31, 1996, as filed by AGRO with the Commission. They are included for the convenience of AGRO shareholders, but such inclusion does not imply that JWCFS has investigated the accuracy of such information or has confirmed the same with AGRO. As discussed above under "AGRO INFORMATION", AGRO is subject to the informational requirements of the Exchange Act and files other reports with the Commission that are publicly available to AGRO shareholders.

                                    PART I

ITEM 1. DESCRIPTION OF BUSINESS

  The Americas Growth Fund, Inc., (the "Company") is a non-diversified, closed-end management investment company that has elected to be treated as a business development company ("BDC") under the Investment Company Act of 1940 (the "1940 Act"). The Company's primary investment objective is to achieve long-term capital appreciation of its assets, rather than current income, by investing in equity and debt securities of and providing managerial assistance to, emerging and established companies that management believes offer significant potential opportunities for growth (individually, "portfolio company", collectively, "portfolio companies"). The Company plans to continue to invest primarily in United States-based portfolio companies "strategically-linked" to the Caribbean and Latin America. The Company considers companies to be strategically-linked to the Caribbean and Latin America if they derive substantial revenue (at least 50%) from operations or transactions in the Caribbean and Latin America or, if in the Company's view, they are positioned to do so. The Company considers "Caribbean and Latin American" countries to be Argentina, Aruba, the Bahamas, Barbados, Belize, Bolivia, Brazil, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, Guatemala, Haiti, Honduras, Jamaica, Mexico, Netherlands Antilles, Nicaragua, Panama, Paraguay, Peru, the Commonwealth of Puerto Rico, Trinidad and Tobago, Uruguay and Venezuela. The Company seeks to identify such companies that it believes will benefit from economic and political developments in these regions. United States law currently prohibits investment in Cuba. Consistent with current United States law, and, as may be permitted by changes in United States law, the Company plans to invest in United States-based companies strategically-linked to Cuba.

  The Company considers "emerging companies" to be those companies in the early stages of development with little or no operating history, revenue or profits, which the Company anticipates will increase revenue and become profitable. The Company considers "established companies" to be those with an existing revenue and profit base. To a lesser extent, certain of the emerging and established companies in which the Company invests may be in "turnaround" or other restructuring situations.

  The Company's investment objective is intended to provide investors with the opportunity to participate in investments which are generally not available to the public and which typically require substantial financial commitment. The Company believes, although there can be no assurance, that a favorable risk/reward ratio currently is available to investors who provide capital and, to a certain extent, managerial assistance, to companies requiring immediate funding at a time when a public offering of securities is not practicable or just prior to a public offering of securities. The Company believes that such investments often produce a relatively high rate of return over a short period of time due to the increased risk associated with these investments and that there are a sufficient number of potential investment opportunities available to the Company to enable it to achieve its investment objective.

  The Company has placed and intends to place its emphasis on private investments in restricted securities for which the Company is granted registration rights and/or rights to participate in the sale of securities of a portfolio company by other stockholders. Such investments may be private investments in capital stock of privately-held companies that the Company anticipates will engage in a public offering within one to three years after the investment; private investments in capital stock of publicly-held companies; or bridge loans which are convertible into common stock or preferred stock of the issuer or issued together with equity participations such as common stock, preferred stock or warrants to purchase such stock or a combination thereof, or both, for privately-held companies which the Company anticipates will complete a public offering, other financing or a merger or acquisition transaction (other than a leveraged buy-out) within one to three years from the date of investment. Although there can be no assurance, the Company believes that such investments can result in significant capital appreciation upon liquidation of the investment.

  The Company intends to a lesser extent to invest in marketable securities of companies whose securities are traded in the over-the-counter market, which have a total market capitalization, at the time of investment by the Company, of less than $100 million ("Small-Cap Companies"), and which the Company's management believes have significant potential for price appreciation. Investments in such Small-Cap Companies may be made in the form of common stock, preferred stock and securities convertible into or exchangeable for common stock or preferred stock of the Small-Cap Companies.

  The Company has experienced difficulty in locating quality portfolio companies meeting the Company's investment objectives. In the opinion of the management of the Company, the lack of such investment opportunities is attributable to two primary causes. First, investments in a single private issuer limited to 15% of the Company's net assets (approximately $730,000) involves, in the opinion of the Company's management, a high degree of risk due to: (i) the fact that the relative small size of the investment may not resolve the capital needs of such portfolio company; and (ii) small emerging portfolio companies usually lack professional management, audited financial statements or adequate management information systems. The second cause relates to the worsening of the economic and political relationship between the United States and Cuba since the Company's initial public offering in August 1994 as a result of, among things, the November 1994 U.S. congressional election, the downing by the Cuban military of two "Brothers to the Rescue" airplanes and Congressional consideration in passage of the Helms-Burton Act (formerly known as the Cuban Liberty and Democratic Solidarity Act). As a result, there continues to be few, if any, U.S. portfolio companies having suitable growth opportunities with respect to Cuba in which the Company may invest. The Company does not anticipate an improvement in the situation in the foreseeable future.

  Nevertheless, since the Company's proposed merger with Advanced Electronic Support Products, Inc. ("AESP") was terminated in the fall of 1996, the Company has reviewed several investment opportunities which present an acceptable degree of risk to the Company. Moreover, the Company invested in two companies since the termination of the AESP merger. See "Present Portfolio -Venture Capital Investments." Although management of the Company is encouraged by the quality of the investment opportunities which have been reviewed since the termination of the AESP merger, there can be no assurance that the Company will be able to negotiate and complete transactions with potential portfolio companies which meet the Company's investment objectives.

  The Company has no fixed policy concerning the types of businesses or industry groups in which it may invest or as to the amount of funds that it will invest in any one issuer; however, the Company currently intends to limit its investment in marketable securities of any single Small-Cap Company to 5% of its net assets, at the time of investment, and to limit its investment in any single private issuer to 15% of its net assets, at the time of investment. The foregoing is not a fundamental policy of the Company and may be changed at any time without stockholder approval.

  The Company makes its investments primarily as a result of the recommendations of investment bankers and other professionals known to members of the Company's management through their business dealings and professional relationships. Leonard J. Sokolow, the Company's President and Portfolio Manager, has principal responsibility for selecting investments for the Company and will analyze and act upon such recommendations. The Company has one employee, who is an officer.

  Following its initial investment in a particular portfolio company, the Company has made and may in the future make additional debt and equity investments in the same portfolio company ("Additional Investments") in order to protect or enhance its initial investment. The Company may, together with other investors, including management and its affiliates, make direct or Additional Investments in a number of other situations, including attempts to salvage insolvent or bankrupt companies, the acquisitions of divisions of companies, the acquisition of privately-held companies, or the acquisition of companies in order to spin-off portions of their operations or assets into independent entities.

PRESENT PORTFOLIO--VENTURE CAPITAL INVESTMENTS

  Set forth below is certain information concerning the Company's present principal investments in portfolio companies, only one of which is currently a publicly-held company. Information concerning the publicly-held company has been derived from filings by the company with the Securities and Exchange Commission (the

"Commission"). The information below concerning the privately-held companies has been obtained from those portfolio companies. The Company's principal investment in portfolio companies constituted, as of December 31, 1996, 10% of the Company's total portfolio investments. Following the additional investment in TAG in January 1997, as described below, the Company's principal investment in portfolio companies constituted 15% of the Company's total portfolio investments.

  Although the Company has not independently verified for purposes of this Form 10-KSB, the information set forth in the documents filed by the portfolio companies with the Commission, or otherwise obtained information from the portfolio companies, to the Company's knowledge, the information provided below concerning such portfolio companies is accurate.

  Reports, proxy statements and other information concerning the publicly-held companies described below may be inspected at certain of the Commission's offices or otherwise obtained from the Commission upon payment of prescribed fees.

  GLOBALINK, INC. ("GLOBALINK"). In December 1996, the Company invested $500,000 in Globalink, a public company traded on the American Stock Exchange, and received 14,953 shares of 8% convertible preferred stock in Globalink. Each share of preferred stock is convertible into 10 shares of Globalink common stock. Globalink's common stock is traded on the American

  Stock Exchange under the symbol "GNK." The Company also received a Warrant to purchase 149,530 shares of common stock of Globalink at $4.18 per share. Globalink has agreed to register the common stock issuable upon conversion of the preferred stock and the common stock underlying the warrants. Globalink designs, develops, markets and supports translation software products and services. Globalink markets bi-directional software for creating draft translations between English and Spanish, French, German and Italian and it is just releasing Portuguese translation products.

  Globalink has incurred significant losses since its inception in 1988. Its accumulated deficit as of September 30, 1996 was approximately $8.6 million. Globalink reported net losses for its fiscal year ended December 31, 1995 of approximately $1.1 million. For the nine-month period ended September 30, 1996, Globalink reported net income of $22,731. There can be no assurance that Globalink will be profitable in the future.

  The market for software is characterized by rapid change and improvement in computer hardware and software technology. Globalink's success will depend in part upon its ability to enhance its current products, to introduce new products which address technological and market developments, and satisfy the increasingly sophisticated needs of customers. There can be no assurance that Globalink will be successful in developing and marketing, on a timely basis, fully functional product enhancements or new products that respond to the technological advances by others, or that its new products will be accepted by customers.

  Due to the nature of Globalink's business, sales to a few customers, primarily software distributors, have accounted for a significant percentage of Globalink's sales. During the nine months ended September 30, 1996, three customers accounted for 38% of total sales. No assurance can be given that such customers will continue to purchase products from Globalink. Accounts receivable at September 30, 1996 include approximately $6.5 million in amounts due from five customers. Any failure or significant delay of any such customers to pay their respective accounts to Globalink would have a material adverse affect on Globalink and its financial condition.

  For the nine months ended September 30, 1996, Globalink had sales returns and allowances of approximately $3.1 million, or approximately 22.2% of product sales for the period. No assurance can be given that Globalink will be able to reduce such percentage of returns and allowances or, that such percentages will not increase for future periods.

  THE AMERICAS GROUP, INC. ("TAG"). In January 1997 the Company invested $250,000 in TAG, an unaffiliated company, pursuant to a private placement under Rule 504 of the Securities Act of 1933. In exchange for such investment the Company received 125,000 shares of TAG common stock. In addition, the Company also received 5,000 shares of common stock in consideration of Leonard J. Sokolow, the Company's Chairman, serving on TAG's Board of Advisors. TAG is a corporate consulting, financial advisory and merchant banking firm focusing its activities in South America, Central America and the Caribbean.

  TAG was formed in January 1996 and began limited operations in March 1996. Because there are many potential entrants to the field, it is extremely difficult to assess which companies are likely to offer competitive services in the future. TAG expects competition to persist, intensify and increase in the future. Many of TAG's current and potential competitors have longer operating histories, greater name recognition and greater financial, technical and marketing resources than TAG. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to businesses. There can be no assurance that TAG will be able to compete effectively with current or future competitors or that the competitive pressures faced by TAG will not have a material adverse effect on TAG's business, financial condition or operating results. Furthermore, although the common stock of TAG acquired by the Company is freely transferable, a public market for such securities has not developed. Consequently, the Company may not be able to readily liquidate its investment.

  THE AMERICAS GROWTH PARTNERS, INC. ("AGP"). In 1995 the Company for an initial investment of $22,608 acquired an 80% ownership interest in AGP, a publishing and consulting company. The only book which AGP published is titled "Business Opportunities in a Free Cuba," the rights to which AGP acquired. This investment has been written off and AGP has discontinued sales of such book.

  GOLF RESERVATIONS OF AMERICA, INC. ("GOLF"). In January 1995 the Company invested $150,000 in Golf and was issued a $150,000 note and was granted warrants to purchase 60,000 shares of Golf common stock at $2.60 per share. Golf, a private company, had a system to make advance golf reservations through a centralized reservations network of participating golf courses, hotels, resorts and other lodging properties, and provided ancillary travel services, all of which were accessible by calling a single, toll-free phone number, 1-800-TEE TIME. The $150,000 note was repaid in March 1995. Also in March 1995, the Company invested an additional $50,000 and was issued a $50,000 note due the earlier of April 1, 1996 or the closing of a firm commitment underwritten public offering and was granted additional warrants to acquire 20,000 shares of common stock at $2.60 per share. The common stock underlying the 80,000 warrants have certain registration rights. Such $50,000 note is in default and the Company has been advised that Golf has filed for Chapter 11 bankruptcy. This investment has been written down to $0.

COMPETITION

  The Company encounters competition in its efforts to locate attractive opportunities for the investment of its capital from other entities and individuals having similar investment objectives. The primary competition for desirable investments comes from investment companies, investment partnerships and wealthy individuals. Some of the competing entities and individuals have investment managers or advisors with significantly greater experience, resources and managerial capabilities than the Company and are therefore in a better position than the Company to obtain access to attractive investments. To the extent that the Company can compete for such investments it may only be able to do so on less favorable terms that those obtained by larger more established investors.


ITEM 2. DESCRIPTION OF PROPERTY

  The Company maintains its principal executive office in Miami, Florida, for which it pays only for administrative services and no rent.

ITEM 3. LEGAL PROCEEDINGS

  On November 26, 1996, a purported derivative stockholders' suit alleging breach of fiduciary duty under the Investment Company Act of 1940 was filed in the Circuit Court for the Fifteenth Judicial Circuit in Palm

Beach County, Florida against, among others, the Company and its board of directors. The suit was filed by Kevin King, Herbert Hill, a general partner of Double H Investment Co. and Bargelt Investments, Bonnie Cool Hayes and Ronald Hayes, who purportedly own an aggregate of approximately 10% of the Company's outstanding shares of common stock. The plaintiffs seek certain equitable relief, including enjoining the directors from acting in their capacities as directors of the Company and from making any investments or expenditures, except for payment of regular expenses and salaries, and an unspecified amount of damages in connection with, among other things, the previously announced proposed merger between the Company and Advanced Electronic Support Products, Inc. ("AESP"), which proposed merger was terminated by mutual agreement of the Company and AESP on November 8, 1996. The Company has removed such suit to the United States District Court, Southern District of Florida, Miami Division. The defendants believe that the suit is completely without merit and are vigorously contesting the plaintiffs' claims. The Company and the other defendants have filed several motions to dismiss this suit. Based upon information currently available, the management of the Company does not believe that the ultimate resolution of this litigation will have a material adverse impact on the financial position or results of operations of the Company.

  Pursuant to the Company's Articles of Incorporation, Bylaws and applicable federal and state law, the board of directors has sought indemnification regarding this suit and the Company has agreed to indemnify the board of directors in connection therewith. As part of such indemnification, the Company has agreed to advance legal fees and expenses incurred by the board of directors in defending such suit. Each board member has affirmed in writing his good faith belief that the standard of conduct necessary for indemnification by the Company has been met and each board member has made a written undertaking to repay any such advance if it should be ultimately determined that the standard of conduct has not been met. The Company is not currently engaged in any other pending legal proceedings.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  The Company did not submit any matters to a vote of its stockholders during the fourth quarter 1996.


                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED

STOCKHOLDER MATTERS

  The Company's Common Stock has been quoted on the NASDAQ Small Cap Market since August 22, 1994 under the symbol "AGRO". The following table sets forth, for the periods indicated, the range of high and low bid quotations as reported by NASDAQ. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and do not necessarily represent actual transactions. There presently is a limited public market for the Common Stock.

                                       PRICE PER SHARE
                                       -------------------
                                         HIGH        LOW
                                       --------    -------
   The period from inception (June 3,
    1994) through December 31, 1994:
     Third Quarter (commencing August
      22, 1994)........................$.    5     $    4 7/8
     Fourth Quarter...................       5          4 1/8
   Fiscal year ended December 31,
    1995:
     First Quarter....................      4 1/2        2
     Second Quarter...................      2 3/4        2
     Third Quarter....................      2 5/8        2
     Fourth Quarter...................      2 5/8        2
     Fiscal year ended December 31,
      1996 First Quarter..............      2 7/8       2 1/2
     Second Quarter...................      2 3/4       2 7/16
     Third Quarter....................      2 5/8       2 1/4
     Fourth Quarter...................      2 7/8       2 1/2
     Fiscal year ending December 31,
      1997 First Quarter
      (through March 21, 1997)..........     3          2 11/16

  As of March 21, 1997, there were approximately 110 registered holders of the Company's Common Stock with 1,265,100 shares of Common Stock outstanding. In addition, the Company believes that there are more than 945 beneficial owners of Common Stock whose shares are held in "street" name as of such date. On March 21, 1997, the closing bid and ask price of the Common Stock were $2 3/4 and $2 13/16, respectively.

  The Company has never paid and does not currently intend to pay cash dividends. In addition, the Company has never made, nor adopted any policies with respect to, in-kind distributions, and has no present intention of adopting any such policies or of making any such distributions. Furthermore, there may also be substantial legal and contractual restrictions affecting the timing of any such distributions by the Company or any such resales by stockholders of distributed securities.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1996 ("FISCAL 1996") COMPARED TO THE YEAR ENDED DECEMBER 31, 1995 ("FISCAL 1995")

  As a result of operations, net assets decreased approximately $314,700 (approximately 6.5% of net assets) during Fiscal 1996 compared with an increase in net assets of approximately $25,100 during the Fiscal 1995. The net decrease in net assets resulting from operations for Fiscal 1996 primarily resulted from a net investment loss of $266,100, a realized loss of $21,400 primarily resulting from the write-off of the Company's note receivable from AGP and unrealized depreciation on investments of $29,600 as a result of the decline in market value of the Company's note receivable from Golf as of December 31, 1996. These results compare with a net increase in net assets resulting from operations in Fiscal 1995 which occurred primarily from realized gains on sales of investments of $44,700 which was offset by unrealized depreciation on investments of $13,300 as a result in the decline in the market value of the Company's investment in AGP as of December 31, 1995.

  The Company recognized investment income (which consisted of interest income) of approximately $246,500 for Fiscal 1996 compared with investment income (which consisted entirely of interest income) of approximately $288,100 for Fiscal 1995.

  Expenses aggregated approximately $515,900 during Fiscal 1996 which included salaries, consulting fees, legal fees, accounting fees, consulting fees, rent and administrative expenses as compared with expenses of $296,000 during Fiscal 1995 for salaries, consulting fees, legal fees, accounting fees, rent and administrative expenses. Professional fees increased $192,100 and consulting fees increased $16,900. With respect to the increase in professional fees, approximately $110,000 was as a result of the proposed merger transaction which the Company terminated in November 1996 and approximately $65,000 was as a result of the purported shareholders derivative suit filed in November 1996. See "Legal Proceedings."

LIQUIDITY AND CAPITAL RESOURCES

  At of December 31, 1996, the Company had cash and cash equivalents of approximately $415,900 and U.S. Treasury Bills of approximately $3,973,100 as compared to approximately $601,800 in cash and cash equivalents and approximately $4,424,800 in Treasury Bills at December 31, 1995. The decrease in capital resources for Fiscal 1996 of approximately $637,600 was primarily due to an operating and investment loss of $266,100 as compared to the decrease in capital resources of $30,000 in Fiscal 1995 primarily due to a loan of $22,600 to AGP and the purchase of $9,600 in fixed assets. Also, in the fourth quarter of 1996, the Company invested $500,000 in Globalink. In January of 1997, the Company invested $250,000 in TAG. As of December 31, 1996, the Company had liabilities of approximately $73,800 compared with liabilities of $33,200 as of December 31, 1995.

  As of March 21, 1997, the Company has incurred expenses of approximately $112,600 relating to the purported shareholders derivative suit. See "Legal Proceedings." The Company expects to incur significant additional costs in connection with the litigation and its agreement to advance legal fees and expenses incurred by the Board of Directors in defending such suit.

ITEM 7. FINANCIAL STATEMENTS

  See the financial statements included herein.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  The Company has not had any changes in or disagreements with its independent accountants.

                                   PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  The following is a list of the executive officers and directors of the Company. All directors of the Company are serving a current term of office which continues until the next annual meeting of stockholders, and all officers are serving a current term of office which continues until the next annual meeting of directors:

                                          YEAR OF
NAME AND AGE OF DIRECTOR                  ELECTION           POSITION
------------------------                  --------           --------
Leonard J. Sokolow*......................   1994   President and Chairman of the
40                                                 Board, Portfolio Manager
Hon. J. Antonio Villamil*................   1994   Vice-Chairman
49                                                 International Strategy,
                                                   Secretary and Director
Sanford B. Cohen.........................   1994   Director
40
Martin C. Engelmann......................   1994   Director
55
Neil R. Winter...........................   1995   Director
43

--------
* Indicates "interested person" of the Company within the meaning of the 1940
Act.

  LEONARD J. SOKOLOW has been Chairman of the Board, President, Chief Financial Officer and Portfolio Manager of the Company since inception. Since August 1993, Mr. Sokolow has been President and Chief Executive Officer of Genesis Partners, Inc. a privately-held corporation which provides domestic and international investment banking and financial advisory services. Since September 1996, Mr. Sokolow has been President of Union Atlantic LC a privately-held company which provides domestic and international merchant banking and financial advisory services. From May 1988 to July 1993, Mr. Sokolow was employed by Windmere Corporation, a public corporation engaged in the manufacture and distribution of personal care products and small household appliances, most recently as its Executive Vice President-Operations, Administration and Finance and General Counsel. Since September 1992, Mr. Sokolow has been a director of The Box Worldwide, Inc. (formerly Video Jukebox Network, Inc.), a public company in the entertainment industry. Since March 1990, Mr. Sokolow has served as a director of Catalina Lighting, Inc., a public company engaged in the import and distribution of commercial and residential electrical lighting. Since April of 1995 Mr. Sokolow has been a director of Ezcony Interamerica, Inc. a distributor of electronic products and CD Rom programing to Latin America. Mr. Sokolow received a B.A. degree with majors in Economics and Accounting from The University of Florida in 1977, a J.D. degree from The University of Florida School of Law in 1980 and an L.L.M. (Taxation) degree from The New York University Graduate School of Law in 1982. Mr. Sokolow is a Certified Public Accountant.

  HON. J. ANTONIO VILLAMIL has been Vice Chairman-International Strategy, Secretary and a director of the Company since inception. Since January 1993, Mr. Villamil has been President and Chief Executive Officer of the Washington Economics Group, Inc., an economic, financial, and government relations adviser. From April 1989 to January 1993, Mr. Villamil served as Chief Economist of the United States Department of Commerce, and most recently as Under Secretary for Economic Affairs. From January 1981 to April 1989, Mr. Villamil was employed by Southeast Bank, N.A., most recently as Senior Vice President and Chief Economist, Corporate Planning and Economics Department, Office of the Chairman of the Board. From 1978 to 1981, Mr. Villamil was employed by Crocker National Bank, most recently as its Vice President and Economist, Economics Department. Mr. Villamil received a B.S. degree in Economics in 1968 and a Master of Arts in Economics in 1971 from Louisiana State University.

  SANFORD B. COHEN has been a director of the Company since inception. In 1985, Mr. Cohen co-founded Prescott Valley Broadcasting Co., Inc., owner of KIHX-FM and KQNA-AM radio stations in Prescott Valley, Arizona, and has been its President since its inception. From 1982 to 1984, Mr. Cohen was Vice President of National Phonecasting Co., a joint venture with Gannett Broadcasting Corp., a private company engaged in telephone broadcasting of financial information. Mr. Cohen received his B.A. degree in Economics in 1979 from Michigan State University.

  MARTIN C. ENGELMANN has been a director of the Company since inception. In 1984, Mr. Engelmann co-founded Dale-Mar Associates, Inc., a management consulting firm specializing in companies in the health care industry with distribution in the Caribbean, and has been its President since its inception. Since November 1988, Mr. Engelmann has been a director of Miller Industries, Inc., a public company engaged in manufacturing and marketing of glass doors and windows. Mr. Engelmann received a B.S. degree in Business Administration from The University of Florida in 1963.

  NEIL R. WINTER has been a director of the Company since February, 1995. Since March 1997 Mr. Winter has been the Chief Financial Officer of Seregenti Eyewear, Inc. From June 1985 through March 1997, Mr. Winter was a shareholder in the CPA firm of Winter, Scheifley & Associates, P.C. He received a Bachelor of Science degree from Boston University in 1974 and is licensed as a Certified Public Accountant in the states of Colorado and Florida. Mr. Winter is also a member of the Colorado Society of Certified Public Accounts and the American Institute of Certified Public Accountants.

  The Board of Directors is classified into three classes, each with a term of three years, with only one class of directors standing for election by the stockholders in any year. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

  Messrs. Cohen and Engelmann serve as Class I directors, Messrs. Villamil and Winter serve as Class II directors and Mr. Sokolow serves as a Class III directors. The terms of the, Class II, Class III and Class I directors will expire on the dates of the 1997, 1998 and 1999 annual stockholders meeting, respectively, or until the next applicable stockholders meeting.

ITEM 10. EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth information for the period January 1, 1995 through December 31, 1996 of the respective compensation earned by the Chief Executive Officer of the Company and the other executive officer who earned in excess of $100,000 (of which there were none), (the "Named Executive") in all capacities in which he served.

                              ANNUAL COMPENSATION

                                                                         BONUS
NAME AND PRINCIPAL POSITION                                 YEAR SALARY   PLAN
---------------------------                                 ---- ------- ------
Leonard J. Sokolow, Chairman of the Board President, Chief
 Executive Officer & Portfolio Manager..................... 1995 $91,500 $2,700
                                                            1996 $96,100 $    0

  Mr. Sokolow is employed as the Company's Chairman of the Board, President and Portfolio Manager, pursuant to an employment agreement (the "Employment Agreement") with the Company, dated August 30, 1994. The term of the Employment Agreement was for an initial three year term, which is automatically extended one additional year on each anniversary of the Employment Agreement beginning in August 30, 1996 unless the Board of Directors provides Mr. Sokolow with one year prior notice that the term shall not be extended. The Employment Agreement currently terminates on August 30, 1999, unless extended in accordance with its terms. Under the Employment Agreement, Mr. Sokolow received a salary of $96,100 in 1996, which amount increases annually by the percentage increase in the consumer price index. The Employment Agreement provides for the reimbursement of health insurance premiums, automobile expenses not to exceed $500 per month and travel expenses related to the Company's business. Mr. Sokolow's employment may be terminated by the Company with or without cause. If the Employment Agreement is terminated for any reason other that cause (as defined in the Employment Agreement), Mr. Sokolow will be entitled to receive up to 10% of the income attributable to investments made by the Company during his employment with the Company.

  The Company has implemented an employee profit sharing plan (the "Plan") which provides for payment of a performance fee in an amount equal to 20% of net income after taxes in each fiscal year, computed from the end of the last fiscal year in respect of which performance fees were paid ("Plan Income"). Such performance fee shall be payable regardless of the amount of net income. Pursuant to the Employment Agreement, Mr. Sokolow will receive 10% of Plan Income, if any; provided, however, that the amount so distributable to Mr. Sokolow pursuant to such employment agreement in any given year shall not exceed 50% of all amounts eligible to be distributed under the Plan.

  Directors, other than Mr. Sokolow, will receive an annual fee of $2,500 for serving on the Board of Directors plus $250 and out-of-pocket expenses for each meeting attended.

  Other than the Plan, the Company does not have any stock option, annuity, retirement, pension, deferred or incentive compensation plan or arrangement under which any executive officers or directors are entitled to benefits, nor does the Company have any long-term incentive plan pursuant to which performance units or other forms of compensation are paid.

  In September 1995 the Company entered into a month to month consulting agreement with the Washington Economics Group, Inc. ("WEG"), of which Hon. J. Antonio Villamil, Vice Chairman--International Strategy and a director of the Company, is President and Chief Executive Officer. Pursuant to the consulting agreement, WEG was to receive a monthly retainer of $3,000 in exchange for providing up to 20 hours of consulting services per month. As of December 31, 1996, the Company elected not to renew such consulting agreement. In its capacity as a consultant, WEG consulted with the Portfolio Manager in analyzing investments, assisting management in investor relations and, as requested, preparing formal presentations to the Board of Directors on market developments in Latin America and the Caribbean.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 12, 1997, the beneficial ownership of the Common Stock of the Company of (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock of the Company, (ii) each director (including the Named Executive) of the Company, and (iii) all directors and executive officers of the Company as a group (based upon information furnished by such persons). Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days.

                                                    NUMBER OF SHARES
                                                      BENEFICIALLY   PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER (1)               OWNED (2)      OF CLASS
----------------------------------------            ---------------- ----------
Leonard J. Sokolow.................................         100           *
Hon. J. Antonio Villamil...........................           0           *
Neil R. Winter.....................................           0           *
Sanford B. Cohen...................................           0           *
Martin C. Engelmann................................           0           *
Kevin C.King(3)....................................      88,600           7%
JW Charles Clearing Corp. (4)......................     262,000          21%
All directors and executive officers as a group (5
 persons)..........................................         100           *

--------
* Less than 1%

(1) The business address for purposes hereof of all of the Company's directors and executive officers is in care of the Company.

(2) Unless otherwise noted, the Company believes that all persons in the table have sole voting and disposition power with respect to all shares of Common Stock beneficially owned by them.

(3) The address of such person is 10200 Old Katy Road, Suite 300, Houston, Texas 77043.

(4) The address of such person is 980 N. Federal Highway, Suite 310, Boca Raton, Florida 33432.

  The information contained in the preceding table and the footnotes thereto is derived in part from Statements on Schedule 13D filed with the Securities and Exchange Commission. The Company expresses no opinion as to the completeness or accuracy of the information contained in such documents or as to such reporting persons' compliance with The Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In September 1995 the Company entered into a month to month consulting agreement with the Washington Economics Group, Inc. ("WEG"), of which Hon. J. Antonio Villamil, Vice Chairman--International Strategy and a director of the Company, is President and Chief Executive Officer. Pursuant to the consulting agreement, WEG received a monthly retainer of $3,000 in exchange for providing up to 20 hours of consulting services per month. This agreement was terminated as of December 31, 1996. In its capacity as a consultant, WEG consulted with the Portfolio Manager in analyzing investments, assisted management in investor relations and, as requested, prepared a formal presentations to the Board of Directors on market developments and economic conditions in Latin America and the Caribbean. See "Executive Compensation".

                                  FORM 10-KSB

                         THE AMERICAS GROWTH FUND, INC.

                          LIST OF FINANCIAL STATEMENTS

  The following financial statements of The Americas Growth Fund, Inc. are included in Item 7:

  Report of Independent Certified Public Accountants

  Balance Sheets - December 31, 1996 and 1995

  Statements of Operations--Years ended December 31, 1996 and 1995

  Statements of Changes in Net Assets--Years ended December 31, 1996 and 1995

  Statements of Cash Flows--Years ended December 1996 and 1995

  Notes to Financial Statements


                                     A-F-1

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders The Americas Growth Fund, Inc.

  We have audited the accompanying balance sheets of The Americas Growth Fund, Inc. as of December 31, 1996 and 1995 and the related statements of operations, changes in net assets and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included observation of securities held by the Company or confirmation of other securities owned by correspondence with the custodian and broker as of December 31, 1996 and 1995. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Americas Growth Fund, Inc. at December 31, 1996 and 1995, the results of its operations, the changes in its net assets and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
Jacksonville, Florida
March 7, 1997


                                     A-F-2

                         THE AMERICAS GROWTH FUND, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                               1996        1995
                            ----------  ----------
Assets:
Investments at market or
 fair value:
 Investments in U.S. Trea-
  sury Bills..............  $3,973,100  $4,424,800
 Investment in preferred
  stock...................     480,000         --
 Investment in warrant....      20,000         --
 Investments in notes re-
  ceivable................         --      150,700
                            ----------  ----------
  Total investments (amor-
   tized cost of
   $4,525,300 and
   $4,597,400
   for 1996 and 1995, re-
   spectively)............   4,473,100   4,575,500
 Cash and cash equiva-
  lents...................     415,900     601,800
 Prepaid expenses.........       1,200       8,000
 Income tax refund receiv-
  able....................      21,000         --
 Deferred tax asset.......       6,000       4,400
 Furniture and equipment,
  net.....................      16,600      16,700
 Organizational costs,
  net.....................       4,200       5,700
 Deposits.................       1,100       1,100
                            ----------  ----------
                             4,939,100   5,213,200
                            ----------  ----------
Liabilities:
 Accounts payable.........      67,500      15,000
 Accrued directors fees...       3,600       4,600
 Accrued profit sharing
  liability...............         --        2,700
 Income taxes payable.....         --        7,700
 Deferred tax liability...       2,700       3,200
                            ----------  ----------
                                73,800      33,200
                            ----------  ----------
                            $4,865,300  $5,180,000
                            ==========  ==========
Net assets:
 Preferred stock, $.01 par
  value, 2,000,000 shares
  authorized,
  no shares issued........  $      --   $      --
 Common stock, $.01 par
  value, 10,000,000 shares
  authorized,
  1,265,100 shares issued
  and outstanding.........      12,700      12,700
 Capital in excess of par.   5,141,300   5,141,300
 Undistributed operating
  income (loss) and in-
  vestment gains (losses):
  Accumulated operating
   (losses) income........    (266,400)       (300)
  Realized gains on in-
   vestments..............      23,300      44,700
  Unrealized depreciation
   of investments.........     (45,600)    (18,400)
                            ----------  ----------
                              (288,700)     26,000
                            ----------  ----------
Net assets applicable to
 outstanding common shares
 (equivalent to $3.85 and
 $4.09 per share for 1996
 and 1995, respectively,
 based on outstanding com-
 mon shares of 1,265,100)...$4,865,300  $5,180,000
                            ==========  ==========

Read the accompanying notes.

                                     A-F-3

                         THE AMERICAS GROWTH FUND, INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                             1996       1995
                                                          ----------  ---------
Interest income.........................................  $  246,500  $ 288,100
                                                          ----------  ---------
Expenses:
 Consulting fees to affiliate...........................      30,000     36,000
 Consulting fees........................................      22,900        --
 Salaries...............................................      96,100     99,700
 Professional fees......................................     254,900     62,800
 Board of Directors fees................................      14,000     13,400
 Rent...................................................         500     16,400
 Other..................................................      97,500     67,700
                                                          ----------  ---------
                                                             515,900    296,000
                                                          ----------  ---------
Investment loss before income tax benefit...............    (269,400)    (7,900)
Less income tax benefit.................................      (3,300)    (1,600)
                                                          ----------  ---------
Net investment loss.....................................    (266,100)    (6,300)
                                                          ----------  ---------
Realized (loss) gain on investments.....................     (23,300)    55,800
Less income tax (benefit) expense applicable to realized
 (loss) gain on investments.............................      (1,900)    11,100
                                                          ----------  ---------
                                                             (21,400)    44,700
                                                          ----------  ---------
Unrealized depreciation of investments..................     (29,600)   (16,600)
Less income tax benefit applicable to unrealized depre-
 ciation of investments.................................      (2,400)    (3,300)
                                                          ----------  ---------
                                                             (27,200)   (13,300)
                                                          ----------  ---------
Net (decrease) increase in net assets resulting from op-
 erations...............................................  $ (314,700) $  25,100
                                                          ==========  =========
Per-share amounts:
 Net investment loss....................................     $ (0.21)   $ (0.01)
 Net realized (losses) gains on investments.............       (0.02)      0.04
 Net unrealized losses on investments...................       (0.02)     (0.01)
                                                          ----------  ---------
                                                          $    (0.25) $    0.02
                                                          ==========  =========
Weighted average number of shares used in per-share com-
 putations..............................................   1,265,100  1,265,100
                                                          ==========  =========

                                     A-F-4

                         THE AMERICAS GROWTH FUND, INC.

                      STATEMENTS OF CHANGES IN NET ASSETS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                            1996        1995
                                                         ----------  ----------
Net investment loss....................................  $ (266,100)   $ (6,300)
Net realized (losses) gains on investments.............     (21,400)     44,700
Net increase in unrealized depreciation of investments.     (27,200)    (13,300)
                                                         ----------  ----------
Net (decrease) increase in net assets resulting from
 operations............................................    (314,700)     25,100
Net assets at beginning of period......................   5,180,000   5,154,900
                                                         ----------  ----------
Net assets at end of period (includes undistributed net
 investment loss of ($266,400) and ($300) at December
 31, 1996 and 1995, respectively)......................  $4,865,300  $5,180,000
                                                         ==========  ==========

Read the accompanying notes.


                                     A-F-5

                         THE AMERICAS GROWTH FUND, INC.
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                           1996         1995
                                                        -----------  ----------
Cash flows from operating activities:
 Sources of cash:
  Interest............................................. $    31,600  $   34,300
                                                        -----------  ----------
 Uses of cash:
  Payroll..............................................      96,100     105,900
  Consulting fees to affiliates........................      30,000      36,000
  Consulting fees......................................      22,900         --
  Operating expenses...................................     307,700     153,900
  Income taxes.........................................      23,700         --
                                                        -----------  ----------
                                                            480,400     295,800
                                                        -----------  ----------
    Cash (used-in) operating activities................    (448,800)   (261,500)
                                                        -----------  ----------
Cash flows from investing activities:
 Sources of cash:
  Proceeds from sale of U.S. Treasury Bills............  12,498,900   9,000,000
  Proceeds from notes receivable.......................     100,000     100,000
  Proceeds from sale of common stock...................         --      242,800
                                                        -----------  ----------
                                                         12,598,900   9,342,800
                                                        -----------  ----------
 Uses of cash:
  Purchase of furniture and equipment..................       1,500       9,600
  Purchase of U.S. Treasury Bills......................  11,834,500   9,239,500
  Purchase of preferred stock..........................     480,000         --
  Purchase of warrant..................................      20,000         --
  Purchase of common stock.............................         --       87,700
  Purchase of notes receivable:
   Related party.......................................         --       22,600
   Other...............................................         --      250,000
                                                        -----------  ----------
                                                         12,336,000   9,609,400
                                                        -----------  ----------
    Cash provided by (used-in) investing activities....     262,900    (266,600)
                                                        -----------  ----------
(Decrease) in cash and cash equivalents................    (185,900)   (528,100)
Cash and cash equivalents at beginning of period.......     601,800   1,129,900
                                                        -----------  ----------
Cash and cash equivalents at end of period............. $   415,900  $  601,800
                                                        ===========  ==========

                          Read the accompanying notes.

                                     A-F-6

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                            1996       1995
                                                          ---------  ---------
Reconciliation of net (decrease) increase in net assets
 resulting from operations to cash used-in operating
 activities:
Net (decrease) increase in net assets resulting from op-
 erations...............................................  $(314,700) $  25,100
                                                          ---------  ---------
Adjustments to reconcile net (decrease) increase in net
 assets resulting from operations to cash (used-in)
 operating activities:
Accretion of discount on U.S. Treasury Bills............   (215,700)  (251,900)
Realized loss (gain) on investments.....................     23,300    (55,800)
Amortization and depreciation...........................      3,100      2,500
Unrealized depreciation of investments..................     29,600     16,600
Deferred income tax benefits............................     (2,100)    (1,400)
Changes in assets and liabilities:
 Income tax refund......................................    (21,000)       --
 Prepaid expenses.......................................      6,800     (7,200)
 Interest receivable....................................        800       (700)
 Accounts payable.......................................     52,500      7,700
 Accrued payroll taxes..................................        --      (8,900)
 Accrued profit sharing liability.......................     (2,700)     2,700
 Accrued directors fees.................................     (1,000)     2,100
 Income taxes payable...................................     (7,700)     7,700
                                                          ---------  ---------
  Total adjustments.....................................   (134,100)  (286,600)
                                                          ---------  ---------
Cash (used-in) operating activities.....................  $(448,800) $(261,500)

                          Read the accompanying notes.

                                     A-F-7

                        THE AMERICAS GROWTH FUND, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

1. ORGANIZATION AND NATURE OF OPERATIONS:

  The Americas Growth Fund, Inc. (the "Company") was incorporated under the laws of the State of Maryland on June 3, 1994. The Company is a non-diversified, closed-end management investment company and has filed with the Securities and Exchange Commission ("SEC") a notification of election to be treated as a "business development company" as that term is defined in the Investment Company Act of 1940, as amended.

  The Company's primary investment objective is to achieve long-term capital appreciation of its assets, rather than current income, by investing in equity and debt securities of and providing managerial assistance to, emerging and established companies that management believes offer significant potential opportunities for growth (individually, "portfolio company", collectively, "portfolio companies"). The Company plans to invest primarily in United States based portfolio companies "strategically-linked" to the Caribbean and Latin America. The Company considers companies to be strategically-linked to the Caribbean and Latin America if they derive substantial revenue (at least 50%) from operations or transactions in the Caribbean and Latin America or, if in the Company's view, they are positioned to do so. The Company considers "Caribbean and Latin American" countries to be Argentina, Aruba, the Bahamas, Barbados, Belize, Bolivia, Brazil, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, Guatemala, Haiti, Honduras, Jamaica, Mexico, Netherlands Antilles, Nicaragua, Panama, Paraguay, Peru, the Commonwealth of Puerto Rico, Trinidad and Tobago, Uruguay and Venezuela. During 1996 and 1995, due to difficulties in locating quality portfolio companies meeting the Company's investment objectives, the Company's assets were primarily invested in U.S. Treasury bills. There can be no assurance that the Company will be able to negotiate and complete transactions with potential portfolio companies which meet the Company's investment objectives.

  The Company considers "emerging companies" to be those companies in the early stages of development with little or no operating history, and minimal revenue or profits, which the Company anticipates will increase revenue and become profitable. The Company considers "established companies" to be those with an existing revenue and profit base. To a lesser extent, certain of the emerging and established companies in which the Company invests may be in "turnaround" or other restructuring situations.

  The Company has placed and intends to place its emphasis on private investments in restricted securities for which the Company is granted registration rights and/or rights to participate in the sale of securities of a portfolio company by other stockholders.

  Such investments may be private investments in capital stock of privately-held companies that the Company anticipates will engage in a public offering within one to three years after the investment; private investments in capital stock of publicly-held companies; or bridge loans which are convertible into common stock or preferred stock of the issuer or issued together with equity participations such as common stock, preferred stock or warrants to purchase such stock or a combination thereof, or both, for privately-held companies which the Company anticipates will complete a public offering, other financing or a merger or acquisition transaction (other than a leveraged buy-out) within one to three years from the date of investment.

2. SIGNIFICANT ACCOUNTING POLICIES:

SECURITIES VALUATION:
  Investments in unrestricted securities that are traded in the over-the-counter market are generally valued at the closing bid price on the last day of the year. U.S. Treasury bills are valued at market value. Restricted securities are valued at fair value as determined by the Board of Directors. Because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.


                                     A-F-8

                        THE AMERICAS GROWTH FUND, INC.

                          DECEMBER 31, 1996 AND 1995

USE OF ESTIMATES:
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS:
  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

FURNITURE AND EQUIPMENT:
  Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

ORGANIZATIONAL COSTS:
  Organizational costs are stated net of accumulated amortization of $3,300 and $1,800 at December 31, 1996 and 1995, respectively, and are being amortized using the straight-line method over five years.

INCOME TAXES:
  The Company is not entitled to the special treatment available to regulated investment companies and is taxed as a regular corporation for federal and state income tax purposes. The aggregate cost of securities at December 31, 1996 and 1995 for federal income tax purposes and financial reporting purposes was the same. The aggregate gross unrealized depreciation for all securities held at December 31, 1996 and 1995 is $52,200 and $22,600, respectively.

PER SHARE AMOUNTS:
  Per share amounts are computed by dividing the net investment (loss) and net realized and unrealized gains (losses) on investments by the weighted average number of shares outstanding throughout the year.

3. CONCENTRATION OF CREDIT RISK:

  Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. During the year the Company had deposits with financial institutions which were not covered by the Federal Deposit Insurance Corporation. Management regularly monitors their balances and attempts to keep this potential risk to a minimum by maintaining their accounts with financial institutions they believe are of good quality.



                                     A-F-9

                         THE AMERICAS GROWTH FUND, INC.

                           DECEMBER 31, 1996 AND 1995

4. INVESTMENTS:

  Investments include the following at December 31, 1996 and 1995:


                                                         VALUE        VALUE
 PRINCIPAL             TYPE OF ISSUE AND              DECEMBER 31, DECEMBER 31,
   AMOUNT                NAME OF ISSUER                   1996         1995
 ---------- ---------------------------------------   ------------ ------------
            U.S. Treasury bills (81.7% and 85.4% of
             net assets at December 31, 1996 and
             1995, respectively)
            U.S. Treasury bill, $500,000 face val-
  $ 471,030  ue, matures January 11, 1996             $        --     $ 499,300
 $1,415,780 U.S. Treasury bill, $1,500,000 face
             value, matures February 8, 1996                   --     1,492,000
            U.S. Treasury bill, $2,000,000 face
 $1,949,545  value, matures June 6, 1996                       --     1,955,600
            U.S. Treasury bill, $500,000 face val-
   $476,030  ue, matures November 14, 1996                     --       477,900
            U.S. Treasury bill, $2,000,000 face
 $1,976,055  value, matures February 6, 1997             1,989,700          --
            U.S. Treasury bill, $500,000 face val-
   $494,065  ue, matures February 13, 1997                 496,900          --
            U.S. Treasury bill, $500,000 face val-
 $1,482,807  ue, matures March 6, 1997                   1,486,500          --
                                                      ------------ ------------
            Total U.S. Treasury bills                 $  3,973,100 $  4,424,800
                                                      ============ ============

  NUMBER OF    NUMBER OF
    SHARES       SHARES                                                               VALUE        VALUE
 DECEMBER 31, DECEMBER 31,  TYPE OF ISSUE AND NAME OF                              DECEMBER 31, DECEMBER 31,
     1996         1995               ISSUER                                            1996         1995
 ------------ ------------ --------------------------                              ------------ ------------
                           Common stocks (0.0% of net
                            assets at December 31,
                            1996 and 1995)
                           Majority owned (restrict-
                            ed): Americas Growth
    --             80       Partners, Inc.                                                --           --
                                                                                     ========     ========
                           8% Convertible, redeemable
                            preferred stocks (9.9%
                            and 0.0% of net assets at December 31, 1996 and 1995,
                            respectively) (restrict-
                            ed):
 14,953           --       Globalink, Inc.                                           $480,000     $    --
                                                                                     ========     ========

  NUMBER OF    NUMBER OF
   WARRANTS     WARRANTS                               VALUE        VALUE
 DECEMBER 31, DECEMBER 31, TYPE OF ISSUE AND NAME   DECEMBER 31, DECEMBER 31,
     1996         1995            OF ISSUER             1996         1995
 ------------ ------------ ----------------------   ------------ ------------
                           Common stock warrants
                            (0.4% and 0.0% of net
                            assets at December
                            31, 1996 and 1995,
                            respectively)
                           Golf Reservations of
                            America, Inc.
   2                2      Class A                        --           --
   2                2      Class B                        --           --
                                                      =======      =======
                           Restricted: Globalink,
   1              --        Inc.                      $20,000      $   --
                                                      =======      =======

                                     A-F-10

                        THE AMERICAS GROWTH FUND, INC.

                          DECEMBER 31, 1996 AND 1995

4. INVESTMENTS (CONTINUED):



 PRINCIPAL AMOUNT                                       VALUE        VALUE
     OF NOTES             TYPE OF ISSUE AND          DECEMBER 31, DECEMBER 31,
 DECEMBER 31, 1996          NAME OF ISSUER               1996         1995
 ----------------- -------------------------------   ------------ ------------
                   Notes (2.9%
                    net assets at December 31,
                    1995)
 $ 50,000          Golf Reservations of America,
                    Inc.                             $        --  $     50,000
 $ --              Approved Financial Corporation
                    (including accrued interest of
                    $700 at December 31, 1995)                --       100,700
                                                     ------------ ------------
                                                     $        --  $    150,700
                                                     ============ ============

  In December 1996, the Company purchased in a private placement for an aggregate consideration of $500,000, 14,953 shares of Globalink, Inc. (Globalink), 8% convertible, redeemable preferred stock and a warrant entitling the holder to purchase 149,530 shares of Globalink common stock at $4.18 per share through December 20, 2001. Globalink has the right to redeem the preferred stock at the original purchase price plus accrued dividends upon the occurrence of certain events. Each share of preferred stock is convertible into ten shares of Globalink common stock at the original purchase price of the preferred stock, subject to adjustment should certain events occur. On January 1, 2002, any outstanding shares of the preferred stock will be automatically converted into common stock at the lesser of the original purchase price or the average bid price for the ten trading days ending five business days prior to the automatic conversion date. Globalink has agreed to register the common stock issuable upon conversion of the preferred stock and upon the exercise of the warrants. As of December 31, 1996, the Board of Directors has valued the preferred stock and the warrant at $480,000 and $20,000, respectively.

  In November 1994, the Company purchased in a private placement for an aggregate consideration of $100,000, 50,000 shares of Greg Manning Auctions, Inc. ("Manning") restricted common stock and a warrant entitling the holder to purchase 50,000 shares of Manning restricted common stock at $2.25 per share through November 3, 1995. Subsequently, the number of common shares obtainable upon exercise was increased to 56,500 and the exercise price was decreased to $1.55. The Company received certain registration rights with respect to the common stock and the common stock underlying the warrant. The Company exercised the warrant and purchased the common stock on November 1, 1995. On November 16, 1995 the Company sold the common stock of Greg Manning Auctions, Inc. for $141,200 which resulted in a realized gain of approximately $53,500.

  The Company agreed to loan up to $200,000 to Golf Reservations of America, Inc. ("Golf") pursuant to two 10% promissory notes in January and March, 1995. As of December 31, 1996 and 1995, the outstanding balance was $50,000. The note is in default as of December 31, 1996 and the Board of Directors has valued the note at $0 as of that date. In connection with the notes, the Company received warrants to purchase an aggregate 110,906 shares of Golf's common stock at an exercise price of $1.88 per share. As of December 31, 1996 and 1995, the Board of Directors has valued the warrants at $0.

  On July 6, 1995, the Company entered in to a joint venture agreement with Approved Financial Corporation (Approved) to market commercial loans to businesses that derive, or are in a position to derive, a substantial portion of their revenue from the Caribbean or Latin America. The loans were to be secured by qualified first or second mortgages. On August 1, 1995, the Company provided Approved with a $200,000 credit facility bearing interest at prime. On July 24, 1996, the outstanding credit facility was repaid in full and the joint venture was terminated.

  During 1995, the Company advanced funds to Americas Growth Partners, Inc.
(AGP) aggregating $22,608 pursuant to a 10% promissory note. In addition, the Company received 80 shares of AGP common stock, representing an 80% interest, in connection with the promissory note. AGP is a publishing and consulting business which began operations in January 1995. The Board of Directors deemed the note receivable to be uncollectible and the Company recognized a realized loss on the outstanding balance during 1996. The Board of Directors has valued the common stock at $0 as of December 31, 1996. AGP's operating results for 1996 and 1995 were not significant.

                                    A-F-11

                        THE AMERICAS GROWTH FUND, INC.

                          DECEMBER 31, 1996 AND 1995

5. CASH AND CASH EQUIVALENTS:

  NUMBER OF    NUMBER OF                              COST AND     COST AND
    SHARES       SHARES                                VALUE        VALUE
 DECEMBER 31, DECEMBER 31, TYPE OF ISSUE AND NAME   DECEMBER 31, DECEMBER 31,
     1996         1995            OF ISSUER             1996         1995
 ------------ ------------ ----------------------   ------------ ------------
                           Money market fund,
 415,000        600,600     Cortland Trust, Inc.      $415,000     $600,600
                           Checking account with
     --             --      bank                           900        1,200
                                                      --------     --------
                           Total cash and cash
                            equivalents (8.5%
                            and 11.6% of net
                            assets at December
                            31, 1996 and 1995,
                            respectively)             $415,900     $601,800
                                                      ========     ========

6. FURNITURE AND EQUIPMENT:

  Furniture and equipment are comprised of the following at December 31, 1996 and 1995:

                                                                1996     1995
                                                               -------  -------
  Furniture and fixtures...................................... $ 1,500  $ 1,500
  Computer equipment..........................................  17,900   16,400
                                                               -------  -------
                                                                19,400   17,900
  Less accumulated depreciation...............................  (2,800)  (1,200)
                                                               -------  -------
                                                               $16,600  $16,700
                                                               =======  =======

7. INCOME TAXES:

  Significant components of the provision for income taxes attributable to continuing operations in 1996 and 1995 are as follows:

Current:

  Federal.....................................................    $ --   $5,800
  State.......................................................      --    1,900
                                                               --------  ------
                                                                    --    7,700
                                                               --------  ------
Deferred:
  Federal (benefit)...........................................  (46,500) (1,100)
  State (benefit).............................................  (15,800)   (400)
                                                               --------  ------
                                                                (62,300) (1,500)
  Increase in valuation allowance.............................   54,700     --
                                                               --------  ------
                                                                 (7,600) (1,500)
                                                               --------  ------
  Provision for income taxes (benefit)........................ $ (7,600) $6,200
                                                               ========  ======

  The provision for income taxes at the Company's effective tax rate differed from the provision for income taxes at the statutory rate (15%) as follows:

                                                                 1996     1995
                                                               --------  ------
  Computed tax expense (benefit) at the expected statutory
   rate....................................................... $(48,300) $4,700
  State tax, net of federal effect............................  (16,200)  1,200
  Valuation allowance.........................................   54,700     --
  Other.......................................................    2,200     300
                                                               --------  ------
                                                               $ (7,600) $6,200
                                                               ========  ======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                                    A-F-12

                        THE AMERICAS GROWTH FUND, INC.

                          DECEMBER 31, 1996 AND 1995

7. INCOME TAXES (CONTINUED):

  The significant components of deferred tax assets and liabilities on the balance sheet at December 31, 1996 and 1995 are:

 Deferred tax assets:
 Unrealized depreciation of investments.......................... $9,300 $4,300
 Section 179 expense carryover...................................    --     100
 Net operating loss.............................................. 51,400    --
                                                                  ------ ------
                                                                  60,700  4,400
  Valuation allowance............................................ 54,700    --
                                                                  ------ ------
                                                                   6,000  4,400
 Deferred tax liability:
  Depreciation...................................................  2,700  3,200
                                                                  ------ ------
 Net deferred tax asset.......................................... $3,300 $1,200
                                                                  ====== ======

  The Company generated net federal operating losses in the amount of approximately $288,700 of which approximately $40,800 has been carried back to prior years resulting in a net operating loss carryforward of approximately $247,900 which will expire in the year 2011.

                                    A-F-13

                        THE AMERICAS GROWTH FUND, INC.

                          DECEMBER 31, 1996 AND 1995

8. RELATED PARTY TRANSACTIONS:

  The Company entered into one year renewable consulting agreements with an entity of which a director of the Company was Chairman and President. The agreement was terminated as of December, 1996. During 1996 and 1995, the Company paid $30,000 and $36,000, respectively, related to the agreement.

  The Company leased its office space pursuant to a noncancelable operating lease which expired in September, 1995. Commencing in October 1995, the Company is provided with free office space by a law firm with which the Chairman is "of counsel". Rent expense for the periods ended December 31, 1996 and 1995 amounted to approximately $0 and $16,400, respectively. In addition, the Company paid the law firm legal fees of approximately $102,100 in 1996.

  The Company entered into an employment agreement with the president of the Company. The agreement is for three years expiring in July, 1997. Compensation is $90,000 per year with cost of living increases each year. The Company paid the president $96,100 and $91,500 pursuant to this agreement during 1996 and 1995, respectively.

9. PROFIT SHARING PLAN:

  The Company provides an employee profit sharing plan (the Plan) which provides for a performance fee equal to twenty percent (20%) of net income. As of December 31, 1996 and 1995, approximately $0 and $2,700 respectively, was accrued in connection with the Plan.

10. MERGER ACTIVITY:

  On November 25, 1995, the Company entered into a non-binding letter of intent to merge with Tallard Technologies B.V. (Tallard), a privately-held company. The contemplated merger with Tallard was terminated prior to June 30, 1996.

  On June 15, 1996, the Company entered into an Agreement and Plan of Merger with Advanced Electronic Support Products, Inc. (AESP), a privately held company engaged in the manufacturing and international distribution of computer connectivity and networking products. Prior to December 31, 1996 the contemplated merger with Advanced Electronics Support Products, Inc. was terminated. The Company incurred approximately $136,700 of legal costs associated with the merger. These costs have been charged to current operations.

11. CONTINGENCY:

  On November 26, 1996, a derivative stockholders' suit alleging breach of fiduciary duty under the Investment Company Act of 1940 was filed against the Company and its board of directors. The plaintiffs seek a permanent injunction pursuant to Section 36(a) of the Investment Company Act of 1940 to enjoin the Company's board of directors from making any investments or expenditures, except for payment of regular expenses and salaries and from acting in their fiduciary capacities as directors and officers of the Company. The plaintiffs also seek an unspecified amount of damages. Based on information currently available, the management of the Company does not believe that the ultimate resolution of this litigation will have a material adverse impact on the financial position or results of operations of the Company.

                                    A-F-14

                        THE AMERICAS GROWTH FUND, INC.

                          DECEMBER 31, 1996 AND 1995

12. SUBSEQUENT EVENTS:

  In January, 1997, the Company invested $250,000 in The Americas Group, Inc.
(TAG), an unaffiliated company, pursuant to a private placement under Rule 504 of Regulation D of the Securities Act of 1933. The Company received 125,000 shares of TAG common stock. In addition, the Company also received 5,000 shares of common stock in consideration of the Company's chairman serving on TAG's board of advisors.

                                    A-F-15

                                   ANNEX II

  The following pages that comprise this Annex II are excerpts taken verbatim from AGRO's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, as filed by AGRO with the Commission. They are included for the convenience of AGRO shareholders, but such inclusion does not imply that JWCFS has investigated the accuracy of such information or has confirmed the same with AGRO. As discussed above under "AGRO INFORMATION", AGRO is subject to the informational requirements of the Exchange Act and files other reports with the Commission that are publicly available to AGRO shareholders.

PART I.  FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                         THE AMERICAS GROWTH FUND, INC.

                                 BALANCE SHEETS
                            MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

                                                           1997        1996
                                                        ----------  ----------
Assets:
Investments at market or fair value:
 Investment in U.S. Treasury Bills..................... $3,968,900  $4,429,500
 Investment in warrant.................................      1,100         --
 Investment in notes receivable........................        --      150,700
 Investment in preferred stock.........................    467,300         --
 Investment in common stock............................    260,000         --
                                                        ----------  ----------
  Total investments (amortized cost of $4,785,100 and
   $4,494,600 for 1997 and 1996, respectively).........  4,697,300   4,580,200
 Cash and cash equivalents.............................     20,600     527,800
 Dividends receivable..................................     11,200         --
 Income tax refund receivable..........................     21,000         --
 Prepaid expenses......................................      1,000      14,300
 Deferred tax asset....................................      6,000      17,000
 Furniture and equipment, net..........................     16,100      16,300
 Organizational costs, net.............................      3,800       5,300
 Deposits..............................................      1,100       1,100
                                                        ----------  ----------
                                                         4,778,100   5,162,000
Liabilities:
 Accounts payable......................................     41,800      13,200
 Accrued directors fees................................      2,600       4,900
 Accrued profit sharing liability......................        --        2,700
 Deferred tax liability................................      2,700       2,800
                                                        ----------  ----------
                                                            47,100      23,600
                                                        ----------  ----------
                                                        $4,731,000  $5,138,400
                                                        ==========  ==========
Net assets:
 Preferred stock, $.01 par value, 2,000,000 shares au-
  thorized, no shares issued........................... $      --   $      --
                                                        ----------  ----------
 Common stock, $.01 par value, 10,000,000 shares autho-
  rized, 1,265,100 shares issued and outstanding.......     12,700      12,700
 Capital in excess of par..............................  5,141,300   5,141,300
 Undistributed operating income (loss) and investment
  gains (losses):
 Accumulated operating (losses) income.................   (365,200)    (37,400)
 Realized gains on investments.........................     25,500      43,500
 Unrealized (depreciation) of investments..............    (83,300)    (21,700)
                                                        ----------  ----------
 Net assets applicable to outstanding common shares
  (equivalent to $3.74 and $4.06 per share for 1997 and
  1996, respectively, based on outstanding common
  shares of 1,265,100)................................. $4,731,000  $5,138,400
                                                        ==========  ==========


Read the accompanying notes.

                         THE AMERICAS GROWTH FUND, INC.
                            STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

                                                            1997       1996
                                                         ----------  ---------
Revenues:
 Interest............................................... $   49,500  $  65,100
 Dividend...............................................     11,200        --
 Other..................................................     10,000        --
                                                         ----------  ---------
                                                             70,700     65,100
                                                         ----------  ---------
Expenses:
 Consulting fees to affiliate...........................        --       9,000
 Salaries...............................................     24,800     23,600
 Professional fees......................................    122,700     47,600
 Board of Directors fees................................      3,500      3,800
 Other..................................................     18,500     29,300
                                                         ----------  ---------
                                                            169,500    113,300
                                                         ----------  ---------
 Investment loss before income tax benefit..............    (98,800)   (48,200)
 Less income tax benefit................................        --      11,100
                                                         ----------  ---------
 Net investment loss....................................    (98,800)   (37,100)
                                                         ----------  ---------
 Realized gain (loss) from sales of investments.........      2,200     (1,500)
 Less income tax benefit applicable to realized loss on
  investments...........................................        --         300
                                                         ----------  ---------
                                                              2,200     (1,200)
 Unrealized depreciation of investments.................    (37,700)    (4,400)
 Less income tax benefit applicable to unrealized depre-
  ciation of investments................................        --       1,100
                                                         ----------  ---------
                                                            (37,700)    (3,300)
                                                         ----------  ---------
 Net decrease in net assets resulting from operations... $ (134,300) $ (41,600)
                                                         ==========  =========
Per-share amounts:......................................
 Net investment loss....................................    $ (0.08)   $ (0.03)
                                                         ----------  ---------
 Net realized gains (losses) on investments.............        --         --
 Net unrealized gains (losses) on investments...........      (0.03)       --
                                                         $    (0.11) $   (0.03)
                                                         ----------  ---------
 Weighted average number of shares used in per-share
  computations..........................................  1,265,100  1,265,100
                                                         ==========  =========


Read the accompanying notes

THE AMERICAS GROWTH FUND, INC.

                      STATEMENTS OF CHANGES IN NET ASSETS
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

                                                            1997       1996
                                                         ----------  ---------
Net investment loss.....................................  $ (98,800) $ (37,100)
Net realized gain (losses) on investments...............      2,200     (1,200)
Net increase in unrealized depreciation of investments..    (37,700)    (3,300)
                                                         ----------  ---------
Net decrease in net assets resulting from operations....   (134,300)   (41,600)
Net assets at beginning of period.......................  4,865,300  5,180,000
                                                         ----------  ---------
Net assets at end of period (includes undistributed net
 investment loss of ($365,200) and ($37,400) at March
 31, 1997 and 1996, respectively)....................... $4,731,000  5,138,400
                                                         ==========  =========

Read the accompanying notes.

                         THE AMERICAS GROWTH FUND, INC.

                            STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)


                                                            1997        1996
                                                         ----------  ----------
Cash flows from operating activities:
Sources of cash:
 Interest............................................... $    2,100  $    8,300
                                                         ----------  ----------
Uses of cash:
 Payroll................................................     24,600      23,600
 Consulting fees to affiliate...........................        --        9,000
 Operating expenses.....................................    170,500      95,900
                                                         ----------  ----------
                                                            195,100     128,500
                                                         ----------  ----------
 Cash (used in) operating activities....................   (193,000)   (120,200)
                                                         ----------  ----------
Cash flows from investing activities:
Source of cash:
 Proceeds from sale of U.S. Treasury Bills..............  4,000,000   2,000,000
                                                         ----------  ----------
Uses of cash:
 Purchase of common stock...............................    250,000         --
 Purchase of U.S. Treasury Bills........................  3,952,300   1,953,800
                                                         ----------  ----------
                                                          4,202,300   1,953,800
                                                         ----------  ----------
 Cash provided by (used in) investing activities........   (202,300)     46,200
                                                         ----------  ----------
(Decrease) in cash and cash equivalents.................   (395,300)    (74,000)
Cash and cash equivalents at beginning of period........    415,900     601,800
                                                         ----------  ----------
Cash and cash equivalents at end of period.............. $   20,600  $  527,800
                                                         ==========  ==========


Read the accompanying notes.

                         THE AMERICAS GROWTH FUND, INC.

                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

                                                            1997       1996
                                                          ---------  ---------
Reconciliation of net decrease in net assets resulting
 from operations to cash used in operating activities:...
Net decrease in net assets resulting from operations..... $(134,300) $ (41,600)
                                                          ---------  ---------
Adjustments to reconcile net (decrease) increase in net
 assets resulting from operations to cash used in
 operating activities:...................................
Accretion of discount on U.S. Treasury Bills.............   (47,400)   (56,800)
Realized loss (gain) from sale of investments............    (2,200)     1,500
Amortization and depreciation............................       900        800
Unrealized depreciation of investments...................    37,700      4,400
Deferred income tax benefits.............................       --     (13,000)
Changes in assets and liabilities:.......................
Investments..............................................   (10,000)       --
Dividend receivable......................................   (11,200)       --
Prepaid expenses.........................................       200      7,600
Accounts payable.........................................   (25,700)    (1,800)
Accrued directors fees...................................    (1,000)       300
Income taxes payable.....................................       --     (21,600)
                                                          ---------  ---------
 Total adjustments.......................................   (58,700)   (78,600)
                                                          ---------  ---------
                                                          $(193,000) $(120,200)
                                                          =========  =========
Cash (used in) operating activities......................
Schedule of non-cash investing activities:
Acquisition of common stock.............................. $  10,000
Less amount received in exchange for consulting..........   (10,000)
                                                          ---------
                                                          $     --
                                                          =========

Read the accompanying notes.

                        THE AMERICAS GROWTH FUND, INC.

                         NOTES TO FINANCIAL STATEMENTS
                            MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

1. ORGANIZATION AND NATURE OF OPERATIONS:

  The Americas Growth Fund, Inc. (the "Company") was incorporated under the laws of the State of Maryland on June 3, 1994. The Company is a non-diversified, closed-end management investment company and has filed with the Securities and Exchange Commission ("SEC") a notification of election to be treated as a "business development company" as that term is defined in the Investment Company Act of 1940, as amended.

  The Company's primary investment objective is to achieve long-term capital appreciation of its assets, rather than current income, by investing in equity and debt securities of and providing managerial assistance to, emerging and established companies that management believes offer significant potential opportunities for growth (individually, "portfolio company", collectively, "portfolio companies"). The Company has and plans to continue to invest primarily in United States based portfolio companies "strategically-linked" to the Caribbean and Latin America. The Company considers companies to be strategically-linked to the Caribbean and Latin America if they derive substantial revenue (at least 50%) from operations or transactions in the Caribbean and Latin America or, if in the Company's view, they are positioned to do so. The Company considers "Caribbean and Latin American" countries to be Argentina, Aruba, the Bahamas, Barbados, Belize, Bolivia, Brazil, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, Guatemala, Haiti, Honduras, Jamaica, Mexico, Netherlands Antilles, Nicaragua, Panama, Paraguay, Peru, the Commonwealth of Puerto Rico, Trinidad and Tobago, Uruguay and Venezuela. During 1997 and 1996 due to difficulties in locating quality portfolio companies meeting the Company's investment objectives, the Company's assets were primarily invested in U.S. Treasury bills. There can be no assurance that the Company will be able to negotiate and complete transactions with potential portfolio companies which meet the Company's investment objectives.

  The Company considers "emerging companies" to be those companies in the early stages of development with little or no operating history, and minimal revenue or profits, which the Company anticipates will increase revenues and become profitable. The Company considers "established companies" to be those with an existing revenue and profit base. To a lesser extent, certain of the emerging and established companies in which the Company invests may be in "turnaround" or other restructuring situations.

  The Company has placed and intends to place its emphasis on private investments in restricted securities for which the Company is granted registration rights and/or rights to participate in the sale of securities of a portfolio company by other stockholders.

  Such investments may be private investments in capital stock of privately-held companies that the Company anticipates will engage in a public offering within one to three years after the investment; private investments in capital stock of publicly-held companies; or bridge loans which are convertible into common stock or preferred stock of the issuer or issued together with equity participations such as common stock, preferred stock or warrants to purchase such stock or a combination thereof, or both, for privately-held companies which the Company anticipates will complete a public offering, other financing or a merger or acquisition transaction (other than a leveraged buy-out) within one to three years from the date of investment.

2. SIGNIFICANT ACCOUNTING POLICIES:

SECURITIES VALUATION:

  Investments in unrestricted securities that are traded in the over-the-counter market are generally valued at the closing bid price on the last day of the period. U.S. Treasury bills are valued at market value. Restricted securities and securities of non-public companies are valued at fair value as determined by the Board of Directors. Because of the inherent uncertainty of such valuations, the estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

                        THE AMERICAS GROWTH FUND, INC.

                            MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

USE OF ESTIMATES:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS:

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

FURNITURE AND EQUIPMENT:

  Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

ORGANIZATIONAL COSTS:

  Organizational costs are stated net of accumulated amortization of $3,700 and $2,200 at March 31, 1997 and 1996, respectively, and are being amortized using the straight-line method over five years.

INCOME TAXES:

  The Company is not entitled to the special treatment available to regulated investment companies and is taxed as a regular corporation for federal and state income tax purposes. The aggregate cost of securities at March 31, 1997 and 1996 for federal income tax purposes and financial reporting purposes was the same. The aggregate gross unrealized depreciation for all securities held at March 31, 1997 and 1996 is $37,700 and $4,400, respectively.

PER SHARE AMOUNTS:

  Per share amounts are computed by dividing the net investment income (loss) and net realized and unrealized gains (losses) on investments by the weighted average number of shares outstanding throughout the year.

3. CONCENTRATION OF CREDIT RISK:

  Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. During the year the Company had deposits with financial institutions which were not covered by the Federal Deposit Insurance Corporation. Management regularly monitors their balances and attempts to keep this potential risk to a minimum by maintaining their accounts with financial institutions they believe are of good quality.

                         THE AMERICAS GROWTH FUND, INC.

                            MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

4. INVESTMENTS:

  Investments include the following at March 31, 1997 and 1996:

                                                                                  VALUE      VALUE
 PRINCIPAL                           TYPE OF ISSUE AND                          MARCH 31,  MARCH 31,
   AMOUNT                              NAME OF ISSUER                              1997       1996
 ----------  ------------------------------------------------------------------ ---------- ----------
             U.S. Treasury bills (83.9% and 86.2%
              of net assets at March 31, 1997 and 1996, respectively)
 $1,949,545  U.S. Treasury bill, $2,000,000 face value, matures June 6, 1996           --  $1,980,700
   $487,890  U.S. Treasury bill, $500,000 face value, matures July 11, 1996            --     492,700
 $1,465,940  U.S. Treasury bill, $1,500,000 face value, matures August 8, 1996         --   1,472,300
   $476,030  U.S. Treasury bill, $500,000 face value, matures November 14, 1996        --     483,800
 $1,976,325  U.S. Treasury bill, $2,000,000 face value, matures May 8, 1997      1,987,700        --
   $494,102  U.S. Treasury bill, $500,000 face value, matures May 15, 1997         496,400        --
 $1,481,892  U.S. Treasury bill, $1,500,000 face value, matures June 5, 1997     1,484,800        --
                                                                                ---------- ----------
                                                   Total U.S. Treasury bills    $3,968,900 $4,429,500
                                                                                ========== ==========

 NUMBER OF NUMBER OF
  SHARES    SHARES                                                    VALUE     VALUE
 MARCH 31, MARCH 31,                                                  MARCH   MARCH 31,
   1997      1996       TYPE OF ISSUE AND NAME OF ISSUER             31, 1997   1996
 --------- --------- -------------------------------------           -------- ---------
                     Common stocks (5.5% and
                      0.0% of net assets at
                      March 31, 1997 and 1996, respective-
                      ly:
                     The Americas Group, Inc. (unrestrict-
 130,000      --      ed)                                            $260,000   $ --
                     Majority owned (restricted): Americas
     --        80     Growth Partners, Inc.                               --      --
                                                                     --------   -----
                                                                     $260,000   $ --
                                                                     ========   =====
                     8% Convertible, redeemable
                      preferred stocks (9.9%
                      and 0.0% of net assets at
                      March 31, 1997 and 1996, respective-
                      ly) (restricted):
  14,953      --     Globalink                                       $467,300   $ --
                                                                     ========   =====
                     Common stock warrants: (0.0% of net assets at
                      March 31, 1997 and 1996, respective-
                      ly)
                     Restricted: Greg Manning Auctions,
    1                 Inc.                                           $    --    $ --
    1         --     Globalink                                       $  1,100   $ --
                     Golf Reservations of America, Inc.
    2           2    Class A                                         $    --    $ --
    2           2    Class B                                         $    --    $ --

PRINCIPAL
 AMOUNT                                                                                            VALUE
OF NOTES                                                                                  VALUE    MARCH
MARCH 31,                                                                               MARCH 31,   31,
  1997                           TYPE OF ISSUE AND NAME OF ISSUER                         1997      1996
---------  ---------------------------------------------------------------------------- --------- --------
           Notes (0.0% and 2.9% of net assets at March 31, 1997 and 1996, respectively)
 $ --      Golf Reservations of America, Inc.                                            $  --    $ 50,000
 $ --      Approved Financial Corporation (including accrued interest of $700)              --     100,700
                                                                                         ------   --------
                                                                                         $  --    $150,700
                                                                                         ======   ========

                        THE AMERICAS GROWTH FUND, INC.

                            MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

4. INVESTMENTS (CONTINUED):

  In January, 1997, the Company invested $250,000 in The Americas Group, Inc.
(TAG), an unaffiliated company, pursuant to a private placement under Rule 504 of Regulation D of the Securities Act of 1933. The Company received 125,000 shares of TAG common stock. In addition, the Company also received 5,000 shares of common stock in consideration of the Company's chairman serving on TAG's board of advisors.

  In December 1996, the Company purchased in a private placement for an aggregate consideration of $500,000, 14,953 shares of Globalink, Inc. (Globalink), 8% convertible, redeemable preferred stock and a warrant entitling the holder to purchase 149,530 shares of Globalink common stock at $4.18 per share through December 20, 2001. Globalink has the right to redeem the preferred stock at the original purchase price plus accrued dividends upon the occurrence of certain events. Each share of preferred stock is convertible into ten shares of Globalink common stock at the original purchase price of the preferred stock, subject to adjustment should certain events occur. On January 1, 2002, any outstanding shares of the preferred stock will be automatically converted into common stock at the lesser of the original purchase price or the average bid price for the ten trading days ending five business days prior to the automatic conversion date. Globalink has agreed to register the common stock issuable upon conversion of the preferred stock and upon the exercise of the warrants. As of March 31, 1997, the Board of Directors has valued the preferred stock and the warrant at $467,300 and $1,100, respectively.

  The Company agreed to loan up to $200,000 to Golf Reservations of America, Inc. ("Golf") pursuant to two 10% promissory notes in January and March, 1995. As of December 31, 1996 and 1995, the outstanding balance was $50,000. The note is in default as of March 31, 1997 and the Board of Directors has valued the note at $0 as of that date. In connection with the notes, the Company received warrants to purchase an aggregate 110,906 shares of Golf's common stock at an exercise price of $1.88 per share. As of March 31, 1997 and 1996, the Board of Directors has valued the warrants at $0.

  On July 6, 1995, the Company entered into a joint venture agreement with Approved Financial Corporation (Approved) to market commercial loans to businesses that derive, or are in a position to derive, a substantial portion of their revenue from the Caribbean and Latin America. The loans were to be secured by qualified first or second mortgages. On August 1, 1995, the Company provided Approved with a $200,000 credit facility bearing interest at prime. On July 24, 1996, the outstanding credit facility was repaid in full and the joint venture was terminated.

  During 1995, the Company advanced funds to Americas Growth Partners, Inc.
(AGP) aggregating $22,608 pursuant to a 10% promissory note. In addition, the Company received 80 shares of AGP common stock, representing an 80% interest, in connection with the promissory note. AGP is a publishing and consulting business which began operations in January, 1995 and currently as ceased operations. The Board of Directors deemed the note receivable to be uncollectible and the Company recognized a realized loss on the outstanding balance during 1996. The Board of Directors has valued the common stock at $0 as of March 31, 1997. AGP's operating results for 1997 and 1996 were not significant.

                        THE AMERICAS GROWTH FUND, INC.

                            MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

5. CASH AND CASH EQUIVALENTS:

 NUMBER OF NUMBER OF
  SHARES    SHARES                                          VALUE     VALUE
 MARCH 31, MARCH 31,                                      MARCH 31, MARCH 31,
   1997      1996     TYPE OF ISSUE AND NAME OF ISSUER      1997      1996
 --------- --------- ----------------------------------   --------- ---------
                     Money market fund,
 19,600     516,600   Cortland Trust, Inc.                 $19,600  $516,600
    --          --   Checking account with bank              1,000    11,200
                                                           -------  --------
                     Total cash and cash equiva-
                      lents (0.04 % and 10.3% of net
                      assets at March 31, 1997 and
                      1996, respectively)                  $20,600  $527,800
                                                           =======  ========

6. FURNITURE AND EQUIPMENT:

  Furniture and equipment are comprised of the following at March 31, 1997 and 1996:

                                          1997     1996
                                         -------  -------
  Furniture and fixtures                 $ 1,500  $ 1,500
  Computer equipment                      17,900   16,400
                                         -------  -------
                                          19,400   17,900
  Less accumulated depreciation           (3,300)  (1,600)
                                         -------  -------
                                         $16,100  $16,300
                                         =======  =======

7. INCOME TAXES:

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax liability is the result of unrealized appreciation (depreciation) on investments and the use of accelerated depreciation methods for income tax purposes.

  The significant components of deferred tax assets and liabilities on the balance sheet at March 31, 1997 and 1996 are:

Deferred tax assets:
  Net operating loss                     $75,900  $15,400
  Unrealized depreciation of investments  17,300    1,600
                                         -------  -------
                                          93,200   17,000
  Less valuation allowance                87,200      --
                                         -------  -------
                                           6,000   17,000
Deferred tax liability:
  Depreciation                             2,700    2,800
                                         -------  -------
  Net deferred tax asset                 $ 3,300  $14,200
                                         =======  =======

                        THE AMERICAS GROWTH FUND, INC.

                            MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

7. INCOME TAXES (CONTINUED):

  Significant components of the provision for income taxes (benefits) attributable to continuing operations in 1997 and 1996 are as follows:

                                      1997      1996
                                    --------  --------
Current:
  Federal                           $    --   $    --
  State                                  --        --
                                    ========  ========
Deferred:
  Federal (benefit)                  (26,200)  (11,700)
  State (benefit)                     (6,300)     (800)
                                    --------  --------
                                     (32,500)  (12,500)
  Increase in valuation allowance     32,500       --
                                    --------  --------
  Provision for income tax benefits $    --   $(12,500)
                                    ========  ========

  The provision for income taxes at the Company's effective tax rate differed from the provision for income taxes at the statutory rate (15%) as follows:

  Computed tax expense (benefit) at the expected statutory
   rate                                                    $(20,500) $ (8,100)
  State tax, net of federal effect                           (6,800)   (2,700)
  Valuation allowance                                        32,500       --
  Other                                                      (5,200)   (1,700)
                                                           --------  --------
                                                           $    --   $(12,500)
                                                           ========  ========

  The Company generated net federal operating losses in the amount of approximately $288,700 of which approximately $40,800 has been carried back to prior years resulting in a net operating loss carryforward of approximately $247,900 which will expire in the year 2011.

8. RELATED PARTY TRANSACTIONS:

  The Company has entered into one year renewable consulting agreements with an entity of which a director of the Company was Chairman and President. The agreement terminated in July, 1996. The Company paid $9,000 during the period ended March 31, 1996.

  The Company leased its office space pursuant to a noncancelable operating lease which expired in September, 1995. Commencing in October 1995, the Company is provided with free office space by a law firm with which the Chairman is "of counsel". The Company paid and accrued the law firm legal fees of approximately $20,300 and $17,900 in the three months ended March 31, 1997 and 1996, respectively.

  On August 10, 1994, the Company entered into an Employment Agreement with it's President who also serves as the Company's Chairman of the Board and Portfolio Manager. The term of the Employment Agreement was for an initial three year term, which is automatically extended one additional year on each anniversary of the Employment Agreement beginning in August 30, 1996 unless the Board of Directors provides Mr. Sokolow with one year prior notice that the term shall not be extended. The Employment Agreement currently terminates on August 30, 1999, unless extended in accordance with its terms. Under the Employment Agreement, Mr. Sokolow received a salary of $96,100 in 1996, which amount increases annually by the percentage increase in the consumer price index. The Company paid the president $24,800 and $23,600 pursuant to this agreement for the three months ended March 31, 1997 and 1996, respectively.

                        THE AMERICAS GROWTH FUND, INC.

                            MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

9. PROFIT SHARING PLAN:

  The Company provides an employee profit sharing plan (the Plan) which provides for a performance fee equal to twenty percent (20%) of net income. As of March 31, 1997 and 1996, there was no accrual in connection with the Plan.

10. MERGER ACTIVITY:

  On November 21, 1995, the Company entered into a non-binding letter of intent with Tallard Technologies B.V. (Tallard), a privately-held company. The contemplated merger with Tallard was terminated prior to June 30, 1996.

  On June 15, 1996, the Company entered into an Agreement and Plan of Merger with Advanced Electronic Support Products, Inc. (AESP), a privately held company engaged in the manufacturing and international distribution of computer connectivity and networking products. Prior to December 31, 1996, the contemplated merger with Advanced Electronics Support Products, Inc. was terminated. The Company incurred approximately $136,700 of legal and other costs associated with the merger. These costs have been charged to current operations.

11. CONTINGENCY:

  On November 26, 1996, a derivative stockholders' suit alleging breach of fiduciary duty under the Investment Company Act of 1940 was filed against the Company and its board of directors. The plaintiffs seek a permanent injunction pursuant to Section 36(a) of the Investment Company Act of 1940 to enjoin the Company's board of directors from making any investments or expenditures, except for payment of regular expenses and salaries and from acting in their fiduciary capacities as directors and officers of the Company. The plaintiffs also seek an unspecified amount of damages. Based on information currently available, the management of the Company does not believe that the ultimate resolution of this litigation will have a material adverse impact on the financial position or results of operations of the Company.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND LIQUIDITY RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

  As a result of operations, net assets decreased approximately $134,300 (or approximately 2.8% of net assets) during the quarter ended March 31, 1997. For the comparable period in 1996, net assets decreased approximately $41,600 during the quarter. The net decrease in net assets resulting from operations for the quarter ended March 31, 1997 primarily resulted from a net investment loss of approximately $98,800 and an increase in unrealized depreciation of investments of approximately $37,700 less a realized gain from sales of investments of approximately $2,200. These results compare with a net decrease in net assets resulting from operations for the quarter ended March 31, 1996 which occurred primarily from a net investment loss of $37,100, an increase in unrealized depreciation of investments of $3,300 and a realized loss from sales of investments of approximately $1,200.

  The Company recognized investment income of approximately $70,700 (which consisted of interest income of $49,500, dividend income of $11,200 and other income of $10,000) for the quarter ended March 31, 1997 as compared to $65,100 in investment income (which consisted of entirely interest income) for the quarter ended March 31, 1996. The lower interest investment income resulted primarily from a lesser amount of capital invested in Treasury Bills.

  Expenses aggregated approximately $169,500 during the quarter ended March 31, 1997 which included salaries, accounting fees, consulting fees, legal fees, rent and administrative expenses as compared with expenses of $113,300 for the quarter ended March 31, 1996. Professional fees increased to $122,700 as compared to 47,600 for the comparable quarter in 1996. With respect to the increase in professional fees for the quarter ending March 31, 1997, approximately $88,200 was as a result of the purported shareholders derivative suit filed in November 1996. See "Legal Proceedings."

LIQUIDITY AND CAPITAL RESOURCES

  As of March 31, 1997, the Company had cash and cash equivalents of approximately $20,600 and US Treasury Bills of approximately $3,968,900 as compared to approximately $527,800 in cash and cash equivalents and approximately $4,429,500 in Treasury Bills at March 31, 1996. The decrease in capital resources for the three months ended March 31, 1997 was primarily due to an investment of $250,000 in The Americas Group, Inc. and a net investment loss of approximately $98,800 as compared to the decrease in capital resources for the quarter ending March 31, 1996 primarily due to a net investment loss of approximately $37,100. As of March 31, 1997, the Company had liabilities of approximately $47,100 compared with liabilities of $23,600 as of March 31, 1996.

  From November 1996 to March 31, 1997, the Company has incurred expenses (consisting primarily of legal fees and associated litigation expenses) of approximately $153,200 relating to the purported shareholders derivative suit. See "Legal Proceedings." The Company expects to incur significant additional costs in connection with the litigation and its agreement to advance legal fees and expenses incurred by the Board of Directors in defending such suit.

                          PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

  On November 26, 1996, a purported derivative stockholders' suit alleging breach of fiduciary duty under the Investment Company Act of 1940 was filed in the Circuit Court for the Fifteenth Judicial Circuit in Palm Beach Country, Florida against, among others, the Company and its board of directors. The suit was filed by Kevin King, Herbert Hill, a general partner of Double H Investment Co. and Bargelt Investments, Bonnie Cool Hayes and Ronald Hayes, who purportedly own an aggregate of approximately 10% of the Company's outstanding shares of common stock. The plaintiffs seek certain equitable relief, including enjoining the directors from acting in their capacities as directors of the Company and from making any investments or expenditures, except for payment of regular expenses and salaries, and an unspecified amount of damages in connection with, among other things, the previously announced proposed merger between the Company and Advanced Electronic Support Products, Inc. ("AESP"), which proposed merger was terminated by mutual agreement of the Company and AESP on November 8, 1996. The Company has removed such suit to the United States District Court, Southern District of Florida, Miami Division. The defendants believe that the suit is completely without merit and are vigorously contesting the plaintiffs' claims. The Company and the other defendants have filed several motions to dismiss this suit. Based upon information currently available, the management of the Company does not believe that the ultimate resolution of this litigation will have a material adverse impact on the financial position or results of operations of the Company.

  Pursuant to the Company's Articles of Incorporation, Bylaws and applicable federal and state law, the board of directors has sought indemnification regarding this suit and the Company has agreed to indemnify the board of directors in connection therewith. As part of such indemnification, the Company has agreed to advance legal fees and expenses incurred by the board of directors in defending such suit. Each board member has affirmed in writing his good faith belief that the standard of conduct necessary for indemnification by the Company has been met and each board member has made a written undertaking to repay any such advance if it should be ultimately determined that the standard of conduct has not been met. The Company is not currently engaged in any other pending legal proceedings.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

  (a) Exhibits

    3.2  Amendment to By-Laws, dated July 9, 1996.

    27   Financial Data Schedule (for SEC use only).

  (b) Reports on Form 8-K

    None

  Facsimile copies of the manually executed Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for AGRO Shares, and any other required documents should be sent by each shareholder of AGRO or such shareholder's broker-dealer, commercial bank, trust company, or other nominee to the Exchange Agent as follows:

                                EXCHANGE AGENT:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

       By Mail:                  By Facsimile            By Hand or Overnight
                                 Transmission:                 Courier:



    40 Wall Street
      46th Floor                (718) 921-8334              40 Wall Street
  New York, New York                                          46th Floor
         10005                                            New York, New York
                                                                 10005

                       For Information call: (800) 937-5449 (toll free)
                                      (212) 936-5100 (collect)

  Any questions or requests for assistance or additional copies of the Prospectus and the Letter of Transmittal may be directed to either the Information Agent or JWCFS at their respective telephone numbers and locations listed below. You also may contact your broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Exchange Offer.

                            THE INFORMATION AGENT:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY
                                40 Wall Street
                                  46th Floor
                           New York, New York 10005

                       For Information call: (800) 937-5449 (toll free)
                                      (212) 936-5100 (collect)

                                    JWCFS:

                                 Joel E. Marks
                      JW Charles Financial Services, Inc.
                           980 North Federal Highway
                                   Suite 310
                           Boca Raton, Florida 33432

                     For information call: (561) 338-2600

                               [Back cover page]

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Florida Business Corporation Act (the "FBCA") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of certain of the directors' fiduciary duties. In general, the duty of care requires that a director exercise his judgment in good faith on an informed basis, and in a manner he reasonably believes to be in the best interests of the corporation. Absent the limitations now authorized by the FBCA, directors are accountable to corporations and their shareholders for monetary damages only for conduct constituting gross negligence in the exercise of their duty of care. Although the statute does not change the directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.

  The Registrant's Restated Articles of Incorporation (the "Registrant's Articles") provide for indemnification of directors to the fullest extent permitted by Florida law and, to the extent permitted by such law, eliminate, or limit the personal liability of directors to the Registrant and its shareholders for monetary damages for certain breaches of fiduciary duty and the duty of care. Specifically, a director of the Registrant will not be personally liable to the Registrant or its shareholders for monetary damages for breach of such fiduciary duty as a director, except for liability for (i) a violation of the criminal law, (ii) a transaction from which the director received an improper personal benefit, (iii) an unlawful distribution, (iv) willful misconduct in a proceeding by or in the right of the corporation or a shareholder, or (v) recklessness or bad faith in a proceeding by or in the right of someone other than the corporation or a shareholder.

  The inclusion of this provision in the Registrant's Articles may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Registrant and its shareholders.

  The Registrant's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed as part of this Registration Statement:

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBIT
 ------- ----------------------
   3(a)  Restated Articles of Incorporation of JWCFS (incorporated by reference to Exhibit 3 to JWCFS' Current Report on Form 8-K dated November 1,
         1990).
   3(b)  Articles of Amendment to Restated Articles of Incorporation of JWCFS
         (incorporated by reference to Exibit 3(b) to JWCFS' Annual Report on
         Form 10-K for the fiscal year ended December 31, 1993).
   3(c)  Articles of Amendment to Restated Articles of Incorporation of JWCFS
         (incorporated by reference to Exibit 3(c) to JWCFS' Annual Report on
         Form 10-K for the fiscal year ended December 31, 1994).
   3(d)  By-Laws (incorporated by reference to Exhibit D to Amendment No. 1 to
         JWCFS' Registration Statement of Form S-18 (File Number 2-897713-A)
         filed with the Commission on May 2, 1984).
   4(a)  Article III-- Capitalization of JWCFS' Articles of Incorporation (See
         Exhibit Number 3(b) above).
 **5     Opinion of Kilpatrick Stockton LLP
 **8     Opinion of Kilpatrick Stockton LLP
 **23(a) Consent of Price Waterhouse LLP

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBIT
 ------- ----------------------
 **23(b) Consent of Ernst & Young, LLP (accountants for JWCFS)
 **23(c) Consent of Kilpatrick Stockton LLP (included in Exhibit 5)
 **23(d) Consent of Ernst & Young, LLP (accountants for AGRO)
 **24    Power of Attorney
 **99(a) Form of letter of Transmittal for AGRO shareholders
 **99(b) Form of letter to Securities Dealers, Commercial Banks, Trust
         Companies and other Nominees.
 **99(c) Form of letter to clients of Securities Dealers, Commercial Banks,
         Trust Companies and other Nominees
 **99(d) Form of Guidelines for Certification of Taxpayer Identification Number
         on Substitute Form W-9 and Instructions Thereto
 **99(e) Form of Notice of Guaranteed Delivery
 **99(f) Form of Summary Advertisement

--------
** Previously filed

ITEM 22. UNDERTAKINGS.

THE UNDERSIGNED HEREBY UNDERTAKES:

  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  The undersigned Registrant hereby undertakes: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(iii) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 13, 1997.

                                          JW CHARLES FINANCIAL SERVICES, INC.


                                             /s/ Joel E. Marks
                                          By: _________________________________
                                             Joel E. Marks
                                             Vice Chairman and Chief Financial
                                              Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of August, 1997.

            SIGNATURE                          TITLE                       DATE
            ---------                          -----                       ----
                *                  President, Chief Executive
_________________________________   Officer and Chairman of the
        MARSHALL T. LEEDS           Board (Principal Executive
                                    Officer)
        /s/ Joel E. Marks          Vice Chairman, Chief
_________________________________   Financial Officer and
          JOEL E. MARKS             Secretary (Principal
                                    Financial and Accounting
                                    Officer)
                *                  Director
_________________________________
       WM. DENNIS FERGUSON
                *                  Director
_________________________________
         GREGG S. GLASER
                *                  Director
_________________________________
       STEPHEN W. CROPPER
                 *                 Director
_________________________________
         JOHN R. FAIELLA
                 *                 Director
_________________________________
       JOSEPH P. ROBILOTTO
                 *                 Director
_________________________________
       MICHAEL B. WEINBERG

       /s/ Joel E. Marks
*By:_________________________
         JOEL E. MARKS
       ATTORNEY-IN-FACT